Exhibit 10.20

PRODUCTION SHARING CONTRACT

For

PETROLEUM EXPLORATION, DEVELOPMENT AND

PRODUCTION

relating to

Block 42 OFFSHORE SURINAME

BETWEEN

STAATSOLIE MAATSCHAPPIJ SURINAME N.V.

and

KOSMOS ENERGY SURINAME

This Contract is entered into this 13 day of December 2011, by and between:

STAATSOLIE MAATSCHAPPIJ SURINAME N.V. (hereinafter referred to as “Staatsolie”) a corporation organized and acting under the laws of the Republic of Suriname;

and

 Kosmos Energy Suriname (hereinafter referred to as “Kosmos”), a corporation organized and acting under the laws of the Cayman Islands.

WITNESSETH:

WHEREAS, all Petroleum existing in the territory of the Republic of Suriname, including Petroleum existing offshore, is the property of the Republic of Suriname, and the Republic of Suriname holds exclusive sovereign rights with regard to the exploration and exploitation for all Petroleum existing in this area; and

WHEREAS, the Republic of Suriname wishes to ensure the sustainable exploitation of these ‘non-renewable resources’ in a prudent and environmentally sound manner in accordance with accepted international standards; and

WHEREAS, Staatsolie, in accordance with the Mining Decree, Official Gazette 1986 No. 28, has been granted mining rights including in Block 42 as described in Annex 1 and Annex 2; and

WHEREAS, Staatsolie acts as agent of the Republic of Suriname with respect to the petroleum industry; and

WHEREAS, in accordance with Decree No. E-8B, dated May 11, 1981, Official Gazette 1981; No. 59, and Resolution No. 3051/93 of 11 July 1993, as extended by Resolution No. 478/03 of 26 July 2003, Staatsolie has been granted the exclusive rights to explore for, develop and produce Petroleum including in Block 42; and

WHEREAS, Kosmos has demonstrated that it possesses the financial ability, technical competence and professional skills necessary to perform operations for the Exploration, Development, Production, transportation and marketing of petroleum and is prepared to utilize such technical competence and financial ability as is necessary to fulfill its obligations under this Contract; and

WHEREAS, the parties hereto have agreed that Kosmos shall have the exclusive right to carry out all Petroleum Operations in Block 42 pursuant to the provisions of this Contract; and

WHEREAS, Kosmos will not be required to develop or produce or continue to produce any Petroleum hereunder which, in Kosmos’ opinion, based on a technical and financial analysis, would not provide Kosmos with an acceptable rate of return; and

WHEREAS, in accordance with the Petroleum Law of 1990, Official Gazette 1991, No. 7, Staatsolie has the right, power and authority to enter into this Contract; and

WHEREAS the Minister of Natural Resources after referral to and approval to do so by the Cabinet of Ministers has given Staatsolie permission to sign this Contract.

NOW, THEREFORE, and in consideration of the mutual covenants herein contained, the Parties agree as follows:

ARTICLE 1         DEFINITIONS

In this Contract the following terms shall have the following meanings:

1.01                        “Abandonment Fund” is an escrow account set up to finance abandonment activities, in US Dollars at a bank of good international repute to be agreed between Staatsolie and Contractor.

1.02                        “Accounting Procedure” means the procedures and reporting requirements defined in Annex 3.

1.03                        “Addendum” shall have the meaning set forth in Sub-article 20.4.

1.04                        “Affiliate” means any entity directly or indirectly effectively controlling, or effectively controlled by, or under direct or indirect effective common control with a Party. For the purposes of this definition “control”, when used with respect to any specified entity, means the power to direct, administer and dictate policies of such entity (it being understood and agreed that it is not necessary to own directly or indirectly fifty percent (50%) or more of such entity’s voting securities to have effective control over such entity, but ownership, direct or indirect, of fifty percent (50%) or more of such entity’s voting securities shall automatically indicate effective control), and the terms “controlling” and “controlled” have meanings corresponding with the foregoing.

1.05                        “Applicable Law” means the laws, decrees, regulations and other legal provisions having the force of law in the Republic of Suriname, as these may be amended from time to time.

1.06                        “Appraise” or “Appraisal” means work (being part of Exploration) carried out following a Discovery for the purpose of delineating a Petroleum Field and determining whether or not such Petroleum Field merits Development.

1.07                        “Appraisal Well” means any well whose purpose at the time of commencement of drilling such well is the determination of the extent, volume or recoverability of a Discovery.

1.08                        “Arm’s Length Transaction” means a “transaction (purchase, sale, exchange or swap) in conformity with the market (or “determined by market forces”), between a seller and a willing buyer not being Affiliates, in the international market, valued in US Dollars.

1.09                        “Associated Gas” means Natural Gas produced from any well in the Contract Area, the predominant production of which is Crude Oil and which is separated from Crude Oil in accordance with normal oilfield practice including Natural Gas produced from a free gas cap, but shall exclude any liquid hydrocarbon extracted from such gas either by normal field separation, dehydration or in a gas plant.

1.10                        “Authorized Representative” is the representative authorized to cast a vote on behalf of Staatsolie or Contractor, as the case may be, in the Operations Committee

1.11                        “Barrel” means a quantity or unit of Crude Oil equal to forty-two (42) United States gallons at a temperature of sixty (60) degrees Fahrenheit and at an atmospheric pressure of fourteen point seven (14.7) p.s.i.

1.12                        “Basket” is a collection of at least three (3) but no more than four (4) representative crude oils, quoted for pricing purposes that are comparable to the Crude Oil and that are freely traded in international markets.

1.13                        “Budget” means the annual income and expenditure plan for each Work Program or Calendar Year, prepared in a form acceptable to the Operations Committee pursuant to Article 8.

1.14                        “Calendar Months” means a month of a Calendar Year.

1.15                        “Calendar Quarter” means a period of three (3) consecutive Calendar Months commencing on the 1st of January, the 1st of April, the 1st of July, or the 1st of October, respectively in a Calendar Year.

1.16                        “Calendar Year” means a period of twelve (12) Calendar Months commencing on the 1st of January and ending on the following December 31st according to the Gregorian calendar.

1.17                        “Commercial Field” means an area delineated on the surface as described in the approved Development Plan for such Petroleum Field.

1.18                        “Contract” means this instrument and its annexes attached.

1.19                        “Contract Area” means on the Effective Date, the area described in Annexes 1 and 2 and, thereafter, the whole or any part of such area in respect of which, at the relevant time, the Contractor continues to have rights and obligations under this Contract.

1.20                        “Contract Year” means a period of twelve (12) consecutive Calendar Months according to the Gregorian calendar, commencing on the Effective Date or on each anniversary thereof.

1.21                        “Contractor” means Kosmos or, in the event of assignment of Contractor participating interest or participation by Staatsolie pursuant to Article 11, all Contractor Parties collectively at the time of reference.

1.22                        “Contractor Party(ies)” means any party with a participating interest in Contractor’s rights and obligations under this Contract.

1.23                        “Cost Oil” means the amount of produced Crude Oil allocated to Contractor for recovery of expenditures pursuant to Sub-articles 13.2, 13.3, 13.4 and 13.5.

1.24                        “Cost Recovery” means the process by which Contractor is allocated produced Crude Oil for the recovery of its Petroleum Expenditures pursuant to Article 13.

1.25                        “Crude Oil” means all hydrocarbons, which are solid or liquid under normal atmospheric conditions of temperature and pressure, and includes any liquid hydrocarbon extracted from Natural Gas either by normal field separation, dehydration or in a gas plant.

1.26                        “Date of Declaration of a Commercial Field” means the date on which Contractor has submitted to the Operations Committee the declaration of a Commercial Field pursuant to Sub-Article 9.3.

1.27                        “Date of Establishment of a Commercial Field” means the date on which Contractor has received written approval from the Operations Committee for the Development Plan of a Commercial Field.

1.28                        “Date of Initial Commercial Production” means the date on which the regular production of Crude Oil, excluding production from the testing of wells, starts from the first Commercial Field.

1.29                        “Day” means a period of one (1) twenty-four (24) hour calendar day commencing at 00:00 hours.

1.30                        “Delivery Point” for Petroleum means the custody transfer point where Petroleum is measured and delivered to Parties, and where ownership and risk of loss of the Petroleum is transferred to the lifting Party, the location of which is specified in the approved Development Plan.

1.31                        “Development and Production Area” means that part of the Contract Area containing a Commercial Field, as defined in the Development Plan pursuant to Sub-article 9.5.

1.32                        “Development and Production Period” in respect of each Commercial Field, commences on the Date of Establishment of a Commercial Field and shall terminate at the expiration of this Contract.

1.33                        “Development” or “Development Operations” means all work, whether inside or outside Suriname, associated with:

•                  planning, procurement, design, and execution related to the drilling and completion of Development Wells; and

•                  planning, design, construction, installation and commissioning of facilities for the Production of Petroleum including purchase or leasing of all materials and equipment,

which are required for Production, treatment, waste disposal, transport, storage and lifting of Petroleum and for reservoir pressure maintenance, injection, recycling and secondary and tertiary recovery projects for the execution of this Contract.

1.34                        “Development Expenditures” means all capital costs and expenses made for Development Operations during the Development and Production Period excluding interest, as determined in accordance with the Accounting Procedure.

1.35                        “Development Plan” means the plan for Development of a Commercial Field pursuant to Sub-article 9.5.

1.36                        “Development Well” means any Production, injection or observation well drilled as part of the Development Plan or subsequent expansion, infill drilling or enhanced recovery program in an existing Commercial Field. This also includes reentering of suspended Exploration and/or Appraisal Wells.

1.37                        “Discovery” means the penetration by a well of a Petroleum Reservoir within the Contract Area which was previously unknown, and which could indicate the existence of a Commercial Field.

1.38                        “Discovery Area” means, that portion of the Contract Area, reasonably determined by Contractor and to be approved by Staatsolie, on the basis of the available seismic and well data to cover the real extent of the geological structure in which the Discovery is made. A Discovery Area may be modified, subject to Staatsolie’s approval, at any time by Contractor, if justified on the basis of new information, but may not be modified after the date of completion of the Appraisal program. In the event Staatsolie disapproves a Discovery Area, either Party has the right to refer the matter to an independent expert in accordance with Sub-Article 41.5.

1.39                        “Dispute” means any dispute, controversy or claim between the Parties arising out of, relating to or in connection with this Contract or the scope, breach, termination or validity thereof.

1.40                        “Domestic Supply Requirement” means Crude Oil consumed in Suriname and shall include only Crude Oil which is subsequently refined into petroleum products, or burned for development of electricity, within the national borders of Suriname.  For the avoidance of doubt Crude Oil provided under this Contract to meet the Domestic Supply Requirement shall not be exported and the calculation of the Domestic Supply Requirement shall not include petroleum products.

1.41                        “Effective Date” means the date on which this Contract comes into force pursuant to Sub-article 37.2.

1.42                        “Environmental Damage” means any damage, disturbance or hindrance of the environment such as significant soil erosion, removal of vegetation, destruction of wildlife, marine organisms, pollution of groundwater, pollution of surface water, land or sea contamination, air pollution, noise pollution, bush fire, disruption of water supplies, disruption of natural drainage, damage to archaeological, paleontological and cultural sites.

1.43                        “Expatriate Employee” means a person, who at the start of his/her employment contract did not reside in the Republic of Suriname and who is employed by Contractor or a Sub-Contractor for purposes of this Contract.

1.44                        “Exploration Expenditures” means all costs and expenses paid for Exploration Operations during the Exploration Period or afterward pursuant to Sub-article 3.5 as determined in accordance with the Accounting Procedure.

1.45                        “Exploration” or “Exploration Operations” means all activities carried out in the search for Petroleum, Appraisal of Discoveries and subsequent activities leading to the decision of whether or not to submit a Development Plan and any subsequent preparation of a Development Plan. This includes planning, preparation and conduct of geological and geophysical studies, drilling and well testing activities and technical and economic evaluations. Exploration Operations shall include all plugging, abandonment, and rehabilitation activities associated with Exploration Wells.

1.46                        “Exploration Period” means the period specified in Sub-article 3.2 hereof including any extension of such period in accordance with Sub-article 3.3, during which Contractor is to carry out Exploration Operations.

1.47                        “Exploration Well” means any well, which upon commencement is intended to explore for any accumulation of Petroleum previously unconfirmed.

1.48                        “Force Majeure” means an event, other than the obligation to pay money (unless payment is prohibited by government instruction or order as noted below), which could not reasonably be expected to have been prevented or controlled and is beyond the ability of the affected Party to control using reasonable efforts, including but not limited to:

earthquake, storm, flood, lightning, or other adverse weather conditions, war or other military activity, fire, embargo, blockade, riot, civil disorder, labor disputes, strikes and other labor stoppages.  “Force Majeure” also encompasses orders given by a government having jurisdiction over a Party, or laws and other regulations enacted by such government or inaction by such government to perform those acts that can reasonably be expected to be performed.

1.49                        “Government” means the government of the Republic of Suriname.

1.50                        “Government Authority” means the Government and any subdivision thereof, including any local government or other representative authority or agency, which has the authority to govern, legislate, regulate and collect taxes or duties, grant licenses and permits, approve or otherwise impact (whether financially or otherwise) directly or indirectly, any of Staatsolie’s rights and or Contractor’s rights, obligations or activities under this Contract.

1.51                        “Gross Negligence or Willful Misconduct” means an intentional and conscious or reckless disregard of a duty regarding good and prudent international oil industry practices, but shall not include (i) any act or inaction required, in the opinion of the Party acting or failing to act based upon the circumstances known to such Party at the time, to meet emergency conditions including, but not limited to, the safeguarding of life, property and Petroleum Operations, or (ii) any error of judgment or mistake made in the exercise of good faith of any function, authority, or discretion conferred upon the Party.

1.52                        “Gross Production” means all Crude Oil produced and saved from the Contract Area during the Development and Production Period of each Commercial Field, and delivered to the Delivery Point, excluding water, sediments and any Petroleum used in Petroleum Operations.

1.53                        “LIBOR” means interest at the rate per annum equal to the one (1) month term, London Interbank Offered Rate (LIBOR rate) for US Dollar deposits, as published in London by the Financial Times or if not published, then by the Wall Street Journal, applicable on the first business day of the month in which such interest commences to accrue and thereafter on the first Business Day of each succeeding Calendar month. For the purpose of this definition “Business day” means a day on which the Financial Times or the Wall Street Journal (as the case may be) published the LIBOR rate for US Dollar deposits.

1.54                        “Minimum Work Obligations” means those work obligations set forth in Sub-articles 5.2.1, 5.2.2 and 5.2.3 for each respective phase of the Exploration Period.

1.55                        “Mining Decree” means Decree E-58 of May 8, 1986, Official Gazette 1986 No. 28 of the Republic of Suriname.

1.56                        “Natural Gas” means all hydrocarbons produced from the Contract Area, which at a temperature of sixty (60) degrees Fahrenheit and pressure of fourteen point seven (14.7) p.s.i., are in a gaseous phase, including wet mineral gas, dry mineral gas, wet gas and residue gas remaining after the extraction, processing or separation of both liquid hydrocarbons and non-hydrocarbon gas or gasses produced in association with liquid or gaseous Petroleum.

1.57                        “Operating Expenditures” means all costs and expenses, excluding interest expenditures incurred for Production Operations, as determined in accordance with the Accounting Procedure.

1.58                        “Operations Committee” means the committee established pursuant to Sub-article 7.1.

1.59                        “Operator” means the Contractor Party responsible for the conduct of Petroleum Operations as determined in Article 6.

1.60                        “Parent Company Performance Guarantee” means a written assurance by a parent company of Contractor, or in the case of multiple Contractor Parties, a parent company of each Contractor Party, for the satisfactory performance and discharge of Contractor’s obligations during the term of this Contract and, in the event of withdrawal by Contractor, to make payment as specified in Sub-article 5.8.

1.61                        “Party” or “Parties” means Staatsolie and/or Contractor, as the case may be.

1.62                        “Petroleum” means as the context requires, Crude Oil and/or Natural Gas.

1.63                        “Petroleum Expenditures” means Exploration Expenditures, Operating Expenditures and Development Expenditures.

1.64                        “Petroleum Expenditures Account” shall mean the account showing the charges and credits accrued as Petroleum Expenditures.

1.65                        “Petroleum Field” means one (1) or more Petroleum Reservoirs, which have been identified by one (1) or more Exploration Wells or Appraisal Wells.

1.66                        “Petroleum Law of 1990” means the law of March 6, 1991, Official Gazette 1991 No. 7 of the Republic of Suriname as amended in 2001.

1.67                        “Petroleum Operations” means all activities (both in and outside the Republic of Suriname), relating to Exploration, Development and Production.

1.68                        “Petroleum Reservoir” means a single continuous deposit of Petroleum in the pores of a formation, which has a single pressure system and does not communicate with other zones.

1.69                        “Production” or “Production Operations” means all activities, up to the Delivery Point, other than Development Operations, performed in or outside Suriname during the Development and Production Period for the ongoing and continuous production, treatment, gathering, transport, storage and lifting of Petroleum and includes all works and activities connected therewith, including enhanced recovery operations such as recycling, recompression, pressure maintenance, treatment of discharged water, water flooding and abandonment.

1.70                        “Profit Oil” means the Crude Oil remaining after deduction of Royalty and Cost Oil from Crude Oil produced and saved from the Contract Area and delivered to the Delivery Point, calculated in accordance with the provisions of Sub-article 13.7.

1.71                        “Proven Reserves” are those quantities of Crude Oil which, by analysis of geological and engineering data, can be estimated with reasonable certainty to be commercially recoverable, from a given date forward, from known Petroleum Reservoirs and under current economic conditions, operating methods, and government regulations, as described in the “2007 Petroleum Resources Management System” adopted by the Society of Petroleum Engineers and the World Petroleum Congress, or as updated from time to time, and mutually agreed upon between Parties.

1.72                        “Realized Price” shall mean the price of Crude Oil FOB, actually realized in freely convertible currency, at the Delivery Point.

1.73                        “Royalty” means the fee or delivery in kind to the Republic of Suriname as described in Article 12.

1.74                        “Signing Date” means the date on which the Parties sign this Contract.

1.75                        “Site Restoration” means all activities required to return a site to its natural state or to render a site compatible with its intended future use by the Republic of Suriname, after cessation of and in relation to Petroleum Operations, and to repair any Environmental Damage to the extent reasonably feasible.  These activities shall include, where appropriate, removal of equipment, structures and debris, pipelines, establishment of compatible contours and drainage, replacement of top soil, re-vegetation, slope stabilization, filling of excavations, or any other appropriate actions, consistent with good international petroleum industry practices.

1.76                        “Sub-Contractor” means a natural person or legal entity, providing services to Contractor directly connected with and typically related to Petroleum Operations.

1.77                        “Tax” or “Taxes” means all existing or future levies, duties, payments, fees, taxes or contributions payable to or imposed by any Government Authority.

1.78                        “Work Program” means the annual plan for the conduct of Petroleum Operations, prepared in accordance with Article 8.

ARTICLE 2         SCOPE OF THE CONTRACT

2.1                          Scope

This Contract is a production-sharing contract in accordance with the provisions contained herein.  Its objective is the Exploration, Development and Production of Petroleum in the Contract Area by Contractor, carried out in consultation with and under supervision of the Operations Committee for the mutual benefit and profit of the Parties.

2.2                          Grant of Exclusive Right

Staatsolie grants to Contractor the sole and exclusive right to conduct Petroleum Operations within the Contract Area.  Except for the rights expressly provided for herein, this Contract shall not include rights for any activity other than Petroleum Operations.

Notwithstanding the above, upon thirty (30) Days prior notice to Contractor, Staatsolie shall have the right to obtain regional gravity, magnetic, geological and 2D seismic data for its own purpose during the term of the Contract, ensuring that this will not unduly interfere or unreasonably interrupt Contractors operations.

2.3                          Petroleum Operations and Expenditures

Contractor is hereby exclusively designated to carry out Petroleum Operations in the Contract Area and shall be responsible for rendering the technical and operational services required for the management and performance of Petroleum Operations. In particular, but not by way of limitation, Contractor shall:

2.3.1                       carry out all Exploration, Development, Production and Abandonment in the Contract Area;

2.3.2                       bear all costs necessary for Exploration Operations;

2.3.3                       if one or more Commercial Fields are established in the Contract Area, bear all costs for the Development and Production of such Commercial Fields, except if Staatsolie, at its sole option, decides to participate in such Development and Production pursuant to Article 11

2.3.4                       be entitled to recover its Petroleum Expenditures from its share of any Petroleum produced from the Contract Area in accordance with Article 13; and

2.3.5                       be entitled to Profit Oil from any Petroleum produced from the Contract Area in accordance with Article 13.

2.4                          Sole risk

2.4.1                       Exploration, Development and Production shall be carried out at the sole cost and risk of Contractor.

2.4.2                       If no Commercial Field is established in the Contract Area, or if the Cost Oil is insufficient to fully reimburse Contractor in accordance with the terms of this Contract, Contractor shall bear its own loss and Staatsolie shall have no obligation to reimburse Contractor for such loss.

2.4.3                       Notwithstanding anything to the contrary contained herein, and subject to the provisions of Article 39, nothing contained in this Contract shall be construed or interpreted to require Contractor to develop or produce or continue to produce Petroleum from a Commercial Field, which, in Contractor’s opinion, does not provide it with an acceptable rate of return.

2.5                          Approval for Cost Recovery

Staatsolie shall approve Petroleum Expenditures for Cost Recovery in accordance with the Accounting Procedure.

2.6                          Other Rights

This Contract does not, and is not to be construed by either Party to create a partnership, joint venture or any other legal entity or structure between the Parties.  Each Party shall be solely responsible for its own acts and omissions (and the acts and omissions of its employees, consultants, and agents).  Neither Party shall have any authority to act for the other Party and no act of one Party shall bind the other Party to any third party.

ARTICLE 3         TERM OF THE CONTRACT

3.1                          Term

This Contract shall remain in force for a term of thirty (30) Contract Years from the Effective Date or twenty five (25) years starting from the date on which the Operator has received written approval of the Development Plan of the first Commercial Field, whichever is the greater. The Contract may be extended upon mutual agreement of the Parties.

The term of this Contract shall be divided in one (1) Exploration Period and one (1) or more Development and Production Period(s), which shall not exceed the term of this Contract as set out in this Article.

3.2                          Exploration Period

3.2.1                       The Exploration Period shall be nine (9) years divided into three (3) phases as follows:

(i)                            Phase 1 of the Exploration Period shall have a duration of four (4) years commencing on the Effective Date of this Contract

(ii)                           Phase 2 of the Exploration Period shall have a duration of three (3) years immediately following phase 1.

(iii)                          Phase 3 of the Exploration Period shall have a duration of two (2) years immediately following phase 2.

3.2.2                       Contractor shall have the right to withdraw from this Contract at the end of each phase of the Exploration Period, provided that, subject to Sub-article 5.6, the Minimum Work Obligations for such phase have been fulfilled, by notifying Staatsolie of its election, given pursuant to Sub-articles 5.2.1, 5.2.2 or 5.2.3, as applicable.

For the avoidance of doubt, there will be no mandatory relinquishment during the Exploration Period, provided however during any extension of the Exploration Period, relinquishments will be required in accordance with Article 9.

3.3                          Extension of Exploration Period

In case of unforeseen delays which are not an event of Force Majeure, Contractor may, at least sixty (60) Days prior to the expiration of any phase of the Exploration Period, request Staatsolie to extend the duration of such phase for a maximum of one (1) Calendar Year in order to complete ongoing drilling operations, including logging and drill stem testing of wells. Approval of any such application shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, in the case of delays associated with drilling operations which are not part of the Minimum Work Obligations such application shall be granted.

For any Discovery made at any point during the Exploration Period, Contractor shall have the right to retain such Discovery and its resulting Discovery Area in order to Appraise and submit a Development Plan, all in accordance with Article 9. The Exploration Period of the resulting Discovery Area will be extended in order to complete such work.

3.4                          Commercial Field during Exploration Period

If during the Exploration Period a Commercial Field has been determined pursuant to Article 9, the Exploration Period for that Commercial Field shall be terminated. Exploration Operations shall continue in the remaining portion of the Contract Area until the end of the Exploration Period, subject to ring fencing per Commercial Field.

3.5                          Exploration in Development and Production Areas

During the entire term of this Contract, Contractor may conduct exploratory activities in all Development and Production Areas, at all depths and strata, until Contractor relinquishes these areas or this Contract is terminated. These exploration expenditures, which are the result of the above mentioned exploration activities, after expiration of the Exploration Period, shall not be cost recovered through existing Commercial Fields, but shall only be recoverable from production from the newly discovered reservoirs established as the result of such exploratory activities.

3.6                          Development and Production Period

3.6.1                       The Development and Production Period of a Commercial Field shall commence on the Date of Establishment of a Commercial Field and shall terminate at the expiration of this Contract.

3.6.2                       If Production Operations in a Commercial Field are stopped during the Exploration Period, the Commercial Field shall continue to be part of the Contract Area to the end of the Exploration Period.

3.6.3                       Contractor may, upon at least three hundred and sixty-five (365) Days prior notice to Staatsolie, elect to abandon a Commercial Field.  Within one hundred eighty (180) Days of receipt of Contractor’s notice, Staatsolie may, upon notice to Contractor, elect to assume responsibility for such field. In such case, Contractor shall, acting as a prudent Operator, transfer and deliver the Commercial Field and all associated facilities to Staatsolie in working order and as a going concern (“as is, where is”) whereupon Contractor shall be released from all liability and responsibility accruing after such assignment.

3.6.4                       When such transfer and delivery of a Commercial Field has taken place, a) the custody of the Abandonment Fund allocated to such Commercial Field and facilities in accordance with Article 29 shall transferred to Staatsolie and b) unrecovered costs associated with such field at the moment of transfer, will no longer be recoverable.

3.6.5                       If Staatsolie fails to make an election within the one hundred and eighty (180) Day period or provides notice to Contractor that it does not wish to assume responsibility for the Commercial Field, Contractor may abandon the Commercial Field. In this case the Development and Production Area belonging to such Commercial Field will be relinquished, and abandoned in accordance with Article 29.

3.7                          Further Agreement

On expiration of this Contract, the Parties shall negotiate the terms and conditions of a revised agreement with respect to the Contract Area or part of it, if they wish to continue Petroleum Operations.  Failure to reach an agreement shall not give rise to a dispute and shall not be subjected to arbitration in accordance with Article 41 and marks the end of the Contract.

ARTICLE 4         LOCATION AND SIZE OF THE CONTRACT AREA

4.1                          Location and Size

The Contract Area comprises 6176 square kilometers, as delineated in Annex 1 and by the coordinates set out in Annex 2.

4.2                          Rights Granted

The Contract Area has been delimited for the purpose of determining the surface area for the conduct of Petroleum Operations; no rights to the soil or sub-soil or to any natural resources existing therein are granted to Contractor, except the rights expressly granted by this Contract and Applicable Law.

ARTICLE 5         MINIMUM EXPLORATION PROGRAM

5.1                          Exploration Operations

Contractor shall commence Exploration Operations within ninety (90) Days of the Effective Date.

5.2                          Work Obligations during the Exploration Period.

The Minimum Work Obligations of Contractor shall be as follows:

5.2.1                       Exploration Period - Phase 1

The Minimum Work Obligations for phase 1 of the Exploration Period shall be as follows:

(i)                            reprocess all available 2D seismic data across Block 42;

(ii)                           Acquire, process and interpret at least one thousand and four hundred (1400) kilometer of 2D seismic data.

(iii)                          Acquire, process and interpret at least five hundred (500) square kilometer of 3D seismic data.

(iv)                          Conduct geological analysis and evaluation of the data in the Contract Area supplied to the Contractor pursuant to Sub-article 21.2.

At the end of phase 1 Contractor will have the option to enter into phase 2 or withdraw from the Contract and relinquish the Contract Area with no further obligations for either Party and will, at least sixty (60) Days prior to the end of phase 1, report its election to Staatsolie in writing.

5.2.2                       Exploration Period - Phase 2

The Minimum Work Obligations for phase 2 of the Exploration Period shall be as follows:

(i)                            Drill at least one (1) Exploration Well in the Contract Area

(ii)                           Conduct geological analysis and evaluation of the data acquired by the Contractor in the Contract Area.

At the end of phase 2 Contractor will have the option to enter into phase 3 or withdraw from the Contract and relinquish the Contract Area with no further obligations for either Party and the Contractor shall, at least sixty (60) Days prior to the end of phase 2, report its election to Staatsolie in writing.

5.2.3                       Exploration Period - Phase 3

The Minimum Work Obligations for phase 3 of the Exploration Period shall be as follows:

(i)                            Drill at least one (1) Exploration Well in the Contract Area

(ii)                           Conduct geological analysis and evaluation of the data acquired by the Contractor in the Contract Area.

Subject to Section 3.3, at the end of phase 3 Contractor shall either relinquish all of the Contract Area except Development and Production Areas and areas for which a declaration of a Commercial Field is pending before the Operations Committee or withdraw from the Contract and relinquish all of the Contract Area with no further obligations for either Party.

5.3                          Minimum Work Obligation - Deemed Fulfilled

If Contractor has fulfilled the Minimum Work Obligations during a phase of the Exploration Period, the commitments for such phase of the Exploration Period shall be deemed completely fulfilled.

5.4                          Minimum Work Obligations - Carried Forward

Work performed in excess of the Minimum Work Obligations during any phase of the Exploration Period shall be carried forward into subsequent phases of the Exploration Period.  This work shall be credited against the Minimum Work Obligations of subsequent phases.

5.5                          Exploration Operations

Staatsolie and Contractor agree that the Exploration Operations shall be determined by Contractor, at its sole discretion. Contractor shall inform Staatsolie in advance of its Exploration drilling schedule or program, or of any modifications thereof.

5.6                          Drilling Problems - Well Obligation Deemed Fulfilled

If, during drilling of an Exploration Well and prior to reaching the targeted depth, drilling problems are encountered which, after all reasonable efforts (in accordance with good practices generally observed in the international petroleum industry) have been made to drill deeper, render further drilling of the said Exploration Well impossible, impractical or unsafe, Contractor may plug and abandon or complete the well and the work obligation for such well shall be deemed fulfilled.

5.7                          Parent Company Performance Guarantee

On or before entering into any phase of the Exploration Period, Contractor shall provide Staatsolie with a Parent Company Performance Guarantee guaranteeing the execution of the Minimum Work Obligation, for the relevant phase as described in Annex 7.

5.8                          Contractor’s Obligation to Make Payment

5.8.1                       Subject to Sub-article 3.3, if at the end of the relevant Exploration phase the Minimum Work Obligations for such phase of the Exploration Period have not been fulfilled, as set out in Article 5.2, Contractor or the Company that issued the Parent Company Performance Guarantee shall pay Staatsolie the difference between (i) and (ii) below:

(i)                            The estimated cost of the Minimum Work Obligation for each Exploration phase, are as follows:

For phase 1, US$ five (5) million;

for phase 2, US$ eight-five (85) million; and

for phase 3 US$ one hundred (100) million;

and

(ii)                           the Exploration Expenditures attributable to such phase of the Exploration Period, incurred by Contractor up to the date of the decision to withdraw was received by Staatsolie.

5.8.2                       Subject to Sub-article 3.3, if the Minimum Work Obligations of any phase of the Exploration Period has not been fulfilled prior to the end of such phase, as determined in accordance with Article 5, Contractor shall be deemed to have withdrawn from the Contract at the end of such phase, and shall pay Staatsolie the amount calculated based on Sub-article 5.8.1

5.9                          Withdrawal during Exploration Period

If Contractor elects to withdraw and has made the payment required by Sub-article 5.8, all its obligations under this Contract shall end and be deemed completely fulfilled, except for Site Restoration obligations of Contractor.

5.10                        Completion of Minimum Work Obligations — Contractor Notice

5.10.1                     Within sixty (60) Days following completion of the Minimum Work Obligations for each phase of the Exploration Period, Contractor shall notify Staatsolie that it has fulfilled the Minimum Work Obligations under Sub-article 5.2 regarding the respective phase of the Exploration Period.

5.10.2                     Staatsolie will within thirty (30) Days of receiving such notice, confirm in writing that Contractor has fulfilled such Minimum Work Obligations of the relevant phase of the Exploration Period.

5.11                        Completion of Minimum Work Obligations - Staatsolie Verification

5.11.1                     If Staatsolie does not dispute in writing, within thirty (30) Days of Contractor’s notice pursuant to Sub-article 5.10, that Contractor has fulfilled its Minimum Work Obligations with respect to such phase, Contractor shall be deemed to have completed its Minimum Work Obligations with respect to the relevant phase.

5.11.2                     If Staatsolie does dispute in writing that Contractor has fulfilled its Minimum Work Obligations, such objections shall set forth the full details of Staatsolie’s objections.  Parties shall discuss disputes, which may arise as to whether or not the Minimum Work Obligations have been satisfied, in an effort to reach an amicable solution.  Either of the Parties may refer the matter to dispute resolution, pursuant to Article 41, should they remain unable to agree.

ARTICLE 6         OPERATOR

6.1                          General Standards of Conduct

6.1.1                       The Operator shall carry out the Petroleum Operations diligently and in accordance with good international petroleum industry practice.

6.1.2                       In particular, the Operator shall, in accordance with good international petroleum industry practice:

(i)                            ensure that all machinery, plants, equipment and installations used by the Contractor in connection with the Petroleum Operations are of proper and accepted construction and are well maintained;

(ii)                           use the resources of the Contract Area as productively as possible and prevent spills of Petroleum, mud or any other substances;

(iii)                          prevent damage to all (including adjacent) strata which bear petroleum or water;

(iv)                          adhere to all HSE practices as described in this Contract.

6.2                          Operator

6.2.1                       Kosmos is hereby designated to be the Operator and is responsible for the management, coordination, implementation and conduct of the day-to-day Petroleum Operations on behalf of the Parties under this Contract. There shall only be one (1) Operator at any given time. Only Contractor or one of the Contractor Parties shall be Operator. Staatsolie must consent to any changes in Operator, and such consent shall not be unreasonably withheld in the event of a competent replacement.

6.2.2                       If Operator resigns or the Contractor Parties agree upon a replacement for Operator, it shall continue to serve as Operator in a temporary capacity until another Operator, agreed upon by the Contractor Parties, assumes its responsibilities. Parties agree to deal in good faith with one another in selecting a replacement Operator. In no event shall Operator be required to serve in a temporary capacity for more than twelve (12) consecutive months.

6.3                          Responsibilities and Authority of Operator

The responsibilities of Operator shall be the management, and conduct of the day-to-day Petroleum Operations on behalf of Contractor Parties pursuant to Article 6, and all other functions as may be delegated to Operator by Contractor Parties. Operator may sub-contract specialist work as necessary for the conduct of Petroleum Operations.

6.4                          Procedures

Operator shall adopt and implement all policies, procedures and operational practices required by Applicable Law and according to good international petroleum industry practices and which the Parties otherwise deem necessary for the conduct of Petroleum Operations in accordance with this Contract.

6.5                          Status of Operator

Operator shall not receive any payments acting as Operator according to this Contract, except as otherwise provided in the Accounting procedure and any joint operating agreement which may be executed by Contractor Parties.

6.6                          Operator

The books and accounts of Operator will record all financial flows or other transactions passing through Operator to the Contractor Parties in accordance with this Contract as though Operator did not exist as a commercial entity separately from its status as Contractor (or as a Contractor Party).

ARTICLE 7         OPERATIONS COMMITTEE

7.1                          Operations Committee

7.1.1                       In order to enable Staatsolie and Contractor to carry out Petroleum Operations in mutual cooperation at all times, Parties shall, within sixty (60) Days after the Effective Date, form an Operations Committee, consisting of three (3) representatives from each of Staatsolie and Contractor. Parties shall notify each other of the names of its representatives and alternates within the time prescribed above. The senior representative of Staatsolie shall be the chairperson of the Operations Committee. The duties of the chairperson shall include, without limitation, drafting of the agenda, presiding at meetings of the Operations Committee, establishment and maintenance of the minute books and coordinating communications between the Parties.

7.1.2                       The size of the Operations Committee may be changed by mutual consent but shall not exceed a total membership of six (6). The Parties may replace their representatives or alternates. The names of the replaced representatives and alternates shall be communicated to the other Party at least three (3) days prior to a meeting of the Operations Committee. Consultants and/or advisors may accompany the representatives to the meetings of the Operations Committee. Such representatives, consultants and advisors shall have no voting rights and shall be subject to the confidentiality restrictions of Article 22.

7.1.3                       Reasonable and documented, direct costs associated with the Operations Committee meetings shall be borne by the Contractor and eligible for Cost Recovery.  The chairperson of the Operations Committee may, on behalf of Staatsolie, submit to Operator documented invoices for such direct costs and Operator shall make appropriate payment within 30 days.

7.2                          Voting

7.2.1                       Staatsolie and Contractor shall each have one (1) undivided vote to cast on any matter submitted to the Operations Committee for approval.  For this purpose, both Staatsolie and Contractor shall give notice to each other, specifying the identity of the Authorized Representative, which may be changed by written notice to the other Party.

7.2.2                       Subject to Sub-article 7.8, all decisions required by this Contract to be made by the Operations Committee shall require the unanimous vote of both Staatsolie and

Contractor. Any approval by the Operations Committee shall be deemed to be an approval by Staatsolie to the extent such approval is required by this Contract or Applicable Law.

7.2.3                       Regarding matters on which agreement cannot be reached, on the basis of sound and reasonable arguments brought by each Party, the Operations Committee shall attempt to resolve the matter in good faith. However, if the Operations Committee fails to reach a decision on disputed matters, then either Party may agree to refer such matter to determination by independent experts, according to Sub-Article 41.5 or may refer such matter to arbitration according to Sub-Articles 41.1 and 41.2.

7.2.4                       A quorum of the Operations Committee shall, for regular meetings, consist of at least two (2) representatives from each of Staatsolie and Contractor, including the respective Authorized Representatives.

7.2.5                       Proposal(s) other than those of Work Program(s) and Budget(s) shall be considered rejected if no action is taken by the Operations Committee within thirty (30) Days of receipt of Contractor’s proposal(s).  To the degree possible, and if acceptable to the Parties, all undisputed portions of the proposal shall be approved and promptly take effect.

7.3                          Meetings

7.3.1                       Unless otherwise agreed by the Parties, the Operations Committee shall meet two (2) times per Calendar Year beginning in 2012 in Paramaribo, Suriname or another mutually accepted venue.

7.3.2                       Additional meetings of the Operations Committee may be called by either Party as deemed necessary, with at least twenty (20) Days prior notice to the other Party, which period may be waived by mutual agreement of the Parties, specifying the proposed agenda, time and venue of the meeting.

7.3.3                       If urgent action is required, additional meetings shall be convened whenever necessary and on such notice as deemed reasonable under the circumstances.  If time is of the essence, a matter may be decided by the Operations Committee through a telecommunication meeting confirmed by facsimile, or emailed PDF.

7.4                          Attendance at Meetings

All regular meetings shall be attended in person by at least two (2) representatives from each Party. Additional meetings shall be attended by at least one (1) representative from each Party. A maximum of one (1) representative of a Party unable to attend a regular meeting and any representative of a Party unable to attend an additional meeting in person, may attend by teleconference or phone, so long as he or she can be heard by all attendees and can hear all discussion during the meeting. If the Authorized Representative attends a meeting by teleconference or phone, his or her voice vote shall be confirmed in writing, and immediately sent to the chairperson either by courier, emailed PDF or by facsimile.

7.5                          Written Response in Lieu of Meeting

Subject to a Party’s right to call an additional meeting, when one Party is of the opinion that an action of the Operations Committee can be taken without holding a meeting, the Authorized Representative of that Party shall give written notice to that of the other Party providing sufficient information to permit the other Party to determine whether to agree to such action.  All such notices shall clearly state the proposed action and contain a place for the Authorized Representative of each Party to sign the notice approving the action. Failure of the other Party to respond in writing within twenty (20) Days of receiving such notice shall be deemed a rejection of the proposed action by the receiving Party. The signed original(s) of all such notices approved by the Parties under this Sub-article shall be placed in the minute books of the Operations Committee.

7.6                          Agenda and Minutes

Operator and Staatsolie, through the chairperson, shall be responsible for preparation of the draft agenda and supporting documents for each meeting of the Operations Committee. Responsibility for taking and distribution of minutes will be assigned by the chairperson at the start of the meeting. A copy of all minutes shall be distributed to each representative within ten (10) Days following the meeting.  Within thirty (30) days of receipt, all minutes shall be reviewed and either initially approved or corrected and the chairperson advised thereof. The minutes shall then be considered for formal approval at the next Operations Committee meeting after their distribution.

7.7                          Responsibilities during entire Contract Period

Subject to Sub-articles 7.8 and 7.9, the Operations Committee shall provide policy and general guidance regarding operations under the Contract.  Such policy and guidance shall include:

7.7.1                       supervision of Petroleum Operations carried out by Contractor in accordance with the Work Programs and Budgets;

7.7.2                       Approve if Petroleum Operations are adequately insured at a reputable international insurance company and in case of world-wide insurance to approve the premium if is pro rata shared;

7.7.3                       approval for disposal of Material and Equipment from Contractor as described in the Accounting Procedure;

7.7.4                       review of audited accounts of Petroleum Operations;

7.7.5                       approval of training programs and projects aimed at the community at large in accordance with Article 32 and amounts budgeted for such programs;

7.7.6                       establishing subcommittees for matters within the jurisdiction of the Operations Committee;

7.7.7                       approval of the boundaries of each Development and Production Area;

7.7.8                       approval of Development Plans;

7.7.9                       approval of plans and budgets for operations relating to secondary recovery and the enhancement of Production;

7.7.10                     approval of expenditures in excess of the amount provided in the Budget, concerning Development Operations and Production Operations, subject to the provisions of Article 8;

7.7.11                     all other functions which may be expressly delegated to the Operations Committee by agreement of the Parties.

7.8                          Responsibilities during Exploration Period

Except where it is specifically stated that Staatsolie shall approve a proposal, the function and responsibility of the Operations Committee during the Exploration Period shall be to review and advise on the Exploration Operations of Contractor.  Such review and advice shall include:

7.8.1                       review and advice on Contractors budget and work program and operations

7.8.2                       review of Contractor’s Appraisal report on the commerciality of a Petroleum Field.

7.9                          Responsibilities during Development and Production Period

During the Development and Production Period(s), the function and responsibility of the Operations Committee shall be to review, comment on and approve, Petroleum Operations of

Contractor. Such review, advice and approval shall not be will be unreasonably withheld shall include:

7.9.1                       approval of work programs and budgets in accordance with Article 8.4;

7.9.2                       approval of the adjustment and modifications of approved Development Plans;

7.9.3                       review of operational activities.

7.10                        Communication to Operations Committee

All documents and communication intended for the Operations Committee should be addressed to the chairperson of this committee.

ARTICLE 8         CONDUCT OF OPERATIONS, WORK PROGRAM AND BUDGET

8.1                          General Obligations Contractor

Contractor shall be responsible for the conduct of the Petroleum Operations.  Contractor shall carry out the Petroleum Operations in the Contract Area diligently, expeditiously, efficiently, and with the objective to economically maximize the ultimate recovery of Crude Oil and Natural Gas from the Commercial Field(s) in accordance with good international petroleum industry practice, and in consultation with or after approval of, as applicable, the Operations Committee, pursuant to Sub-articles 7.7, 7.8 and 7.9.

8.2                          Initial Work Program and Budget

Contractor shall, within ninety (90) Days after the Effective Date, submit to the Operations Committee for its review and comment, in accordance with Sub-articles 7.7 and 7.8, a Work Program and Budget for the Exploration Operations for the remainder of the first Calendar Year of the Exploration Period. If the Effective Date is less than one hundred thirty-five (135) Days before the end of the first Calendar Year, Contractor shall submit a Work Program and Budget for the Exploration Operations for the remainder of the first Calendar Year and the subsequent Calendar Year of the Exploration Period.

8.3                          Annual Work Program and Budget

8.3.1                       Exploration

Contractor shall submit to the Operations Committee for its review and advisement in accordance with Sub-articles 7.7 and 7.8, a Work Program and a Budget for the subsequent Calendar Year at least ninety (90) Days before the commencement of each Calendar Year.  Submission of the Work Program(s) and Budget(s) shall not be considered a decision by Contractor to enter the subsequent phases of the Exploration Period in accordance with Sub-article 5.2.

During the Exploration Period, the Work Program(s) submitted by Contractor for each Calendar Year shall be accompanied by an indicative schedule for operations for the remainder of the then current phase of the Minimum Work Obligations accordance with Article 5.

8.3.2                       Development and Production

Contractor shall submit for review and approval a Work Program and Budget for each Commercial Field for each Calendar Year to the Operations Committee at least ninety (90) Days prior to the commencement of such Calendar Year.  Notwithstanding the foregoing, for activities related to Exploration Operations conducted during a Development and Production Period shall be submitted in accordance with Sub-article 8.3.1.

8.4                          Review and Approval of Work Program and Budget

8.4.1                       After the submission of each Work Program and Budget in accordance with Sub-article 8.3, the Operations Committee will meet within thirty (30) Days and Operator will explain the proposed Work Program and Budget. The Parties shall review and either i) advise (for Exploration Operations) or ii) approve, propose modifications to, or reject the proposed Work Program and Budget (for Development Operations or Production Operations) in accordance with Sub-article 7.8 and 7.9 as appropriate.

8.4.2                       Following review and consideration of any modifications of the Work Program and Budget proposed by Staatsolie, the Contractor shall, within fifteen (15) Days of the proposed changes, re-submit the final Work Program and Budget for the subject Calendar Year.

8.4.3                       For Work Programs and Budgets related to Exploration Operations, the Work Program and Budget re-submitted as described in Sub-article 8.4.2 shall be deemed final.

8.4.4                       For Work Programs and Budgets related to Development Operations or Production Operations, within fifteen (15) Days following the receipt of the re-submitted Work Program and Budget as described in Sub-article 8.4.2, Staatsolie shall notify the Contractor of its Operations Committee vote of approval or rejection of the re-submitted Work Program and Budget and, if a vote of rejection, propose modifications with detailed reasons for such modifications.  In the case that Staatsolie fails to respond to the re-submitted Work Program and Budget within fifteen (15) Days from its receipt thereof, the resubmitted Work Program and Budget shall be deemed approved by the Operations Committee.

8.4.5                       In the event that Staatsolie rejects such re-submitted Work Program and Budget as described in Sub-article 8.4.2, the Contractor may either accept the modifications to the Work Program and Budget proposed by Staatsolie or refer its re-submitted Work Program and Budget to Expert Determination in accordance with Sub-article 41.5. The decision of the expert shall be limited to approval or rejection of the Work Program and Budget submitted by the Contractor.  Pending receipt of the final decision of the independent expert, the

Contractor shall have the right (but not an obligation) to continue operations in any manner that is not inconsistent with Staatsolie’s proposed modifications to the Work Program and Budget.

8.5                          Modifications to Work Program and Budget

8.5.1                      During the Exploration Period and for any subsequent Exploration, Contractor shall implement the Work Program and Budget that was reviewed by the Operations Committee. Modification to or revision of the details of such a Work Program and Budget may be conducted at the discretion of Contractor. Contractor shall inform the Operations Committee in advance of these modifications or revisions.

8.5.2                       For Development Operations and Production, Contractor shall implement the Work Program and Budget approved by the Operations Committee.  Modification or revision of the details of the Work Program or Budget is permitted subject to the following:

8.5.2.1                    For approved Development Operations and Production Operations, Operator may incur expenditures in excess of those in the Budget, but not exceeding the greater of ten percent (10%) of the total expenditure approved for a line item under an applicable annual Budget or five million US Dollars (US$5,000,000) in a total annual Budget. In such cases, Operator shall report in writing any such overexpenditure to the Operations Committee within fourteen (14) Days after the overexpenditures are known to Operator.

8.5.2.2                    In case of emergency, Operator may incur expenditures necessary for prudent Operations. Operator shall report such expenditures to the Operations Committee in accordance with Sub-Article 8.5.2.1.  Unless such emergency is due to Gross Negligence or Willful Misconduct on the part of Operator, such expenditures shall be approved by the Operations Committee, and shall automatically be included in the approved Budget.

8.5.3                       The aggregate of excess expenditures made under Sub-articles 8.5.2 shall not exceed ten percentages (10%) of the expenditures authorized in the approved Budget.  If Operator is of the opinion that a necessary expenditure would result in exceeding the limits set forth above, Operator shall justify this expenditure to the Operations Committee and shall obtain its approval therefore. The provisions of Sub-article 8.4.2 shall apply mutatis mutandis. In case of operational imperatives requiring such approval in a shorter timeframe, Parties shall endeavor to complete the approval process within such shorter time frame. Excess expenditures shall become part of the approved Budget after approval by the Operations Committee.

ARTICLE 9         COMMERCIALITY

9.1                          Discovery and Appraisal Notifications

9.1.1                       If Petroleum Operations carried out by Contractor result in a Discovery, Contractor shall inform Staatsolie within twenty four (24) hours of such Discovery, followed by a notification within thirty (30) Days of the Discovery (the “Discovery Notice”), including all technical information data and interpretations available and the delineation of the Discovery Area.

9.1.2                       As soon as possible after the analysis of the data and information from such Discovery but no later than one hundred (100) Days from the date of the Discovery Notice, Contractor shall by further notice inform Staatsolie whether or not in the opinion of Contractor the Discovery merits appraisal and if Contractor indicates that the Discovery does merit Appraisal shall simultaneously submit its Appraisal program.

9.1.3                       Where Contractor indicates, within one hundred (100) Days from the Date of the Discovery Notice, that the Discovery does not merit Appraisal, Contractor shall, unless otherwise agreed between Contractor and Staatsolie and subject to Sub-Article 3.2, surrender the Discovery Area corresponding to such Discovery, and forfeit any rights relating to Development and Production there from.

9.1.4                       The Operations Committee shall review and provide advice on the Appraisal work program to be carried out by Contractor in respect of such Discovery.  The Operations Committee shall provide any proposed modifications within thirty (30) Days of receipt of Contractor’s proposal.  Contractor will consider such modifications and re-submit the final Appraisal work program within thirty (30) Days of receipt such proposed modifications.

9.2                          Assessment of Commerciality

9.2.1                       Contractor shall commence the Appraisal work program, which may include conducting studies, within thirty (30) Days from the date of its final submission to the Operations Committee or otherwise the Discovery Area shall be relinquished, except as set out in Sub-Article 3.2.

9.2.2                       Contractor shall assess the commerciality based on the production rates designed to maximize the ultimate recovery of Crude Oil (maximum efficient rate) from the Commercial Field in accordance with good and prudent petroleum industry practices and field conservation principles, and in accordance with the Appraisal work program which may be submitted to the Operations Committee for modification, from time to time in accordance with Sub Article 9.1.4 to incorporate new information, interpretations, data and technology.

9.2.3                       Contractor shall have a period of two (2) years from the date of final submission of the Appraisal work program to complete the Appraisal work program.  If all agreed Appraisal activities under the Appraisal work program have been completed within this time and the results of those activities indicate that further Appraisal is necessary to optimize Development, then Contractor may request that Staatsolie approve a six (6) month extension on the basis of an agreed work program.  Approval of such request shall not be unreasonably withheld.

9.3                          Date of Declaration of a Commercial Field

Within ninety (90) Days upon completion of the Appraisal work program Contractor shall submit to the Operations Committee a declaration of a Commercial Field. Failure to submit said declaration and subject to Sub-Article 3.2, results in surrender of the Discovery Area. The date on which Contractor has submitted to the Operations Committee the declaration of a Commercial Field shall be “Date of Declaration of a Commercial Field”.

9.4                        Appraisal Report

9.4.1                       Contractor shall submit to the Operations Committee a detailed Appraisal report for such the Discovery Area, no later than ninety (90) Days following the completion of the Appraisal work program. Such report shall include all available technical and economic data relevant to a determination of potential commerciality. To the extent such data is available, this report shall include, but not be limited to:

a.              geological and geophysical conditions;

b.              areal extent, thickness and depth of pay zones; pressure, volume and temperature of the reservoir fluid;

c.               Crude Oil and Natural Gas reserve estimates;

d.              fluid characteristics, including, gravity, sulfur percentage, sediment and water percentage of the fluid;

e.               anticipated production performance

f.                an assessment of the commerciality of the field

9.5                          Development Plan

9.5.1                       No later than two hundred and ten (210) Days after the Date of Declaration of a Commercial Field, Contractor shall, with respect to each Commercial Field, submit a Development Plan to the Operations Committee for approval.  The Development Plan shall include, but not be limited to:

a.              all relevant maps;

b.              a general description of the techniques and equipment for development;

c.               a description of proposed cooperation with Staatsolie;

d.              a description of the goods, labor and services to be acquired from the Republic of Suriname in compliance with Article 32;

e.               an Environmental Impact Assessment, conform Annex 5B, describing the possible environmental effects of the Petroleum Operations of the Development Plan;

f.                a description of the technical and economic feasibility of optional methods of Development, including the impact of EOR techniques;

g.               where any Petroleum Field(s) extend beyond the Contract Area, a suggested unitization or joint development plan;

h.              a project work program and project budget including an estimate of the abandonment costs.;

i.                  an outline of financing the Development of the Commercial Field;

j.                 a calculation of proven, probable and possible Petroleum reserves;

k.              a time line for Development Work leading to production and

l.                  a production profile for the Commercial Field, based upon production rates that ensures optimal ultimate recovery in accordance with best petroleum industry practice;

m.          the Delivery Point

n.              the Work Program and Budget for the first year of Development Operations and Production Operations.

o.              the surface outline of the area in which Development Operations and Production Operations will be conducted (“Development and Production Area”)

9.5.2                       Copies of all studies regarding the proposed Development Plan shall be submitted both in paper and in digital format to the Operations Committee.

9.6                          Rejection of Development Plan

The Operations Committee has one hundred (100) Days of its receipt decide whether it approve or reject the Development Plan.  . In the event that the Operations Committee fails to approve the proposed Development Plan, the objecting Party shall provide arguments for its rejection. Contractor may submit a revised Development Plan for the same Commercial Field no later than sixty (60) Days after the date of notice of such rejection of the previously proposed Development Plan. If Contractor does not submit the revised Development Plan within sixty (60) Days of receipt of such notice, it will lose all rights related to that Commercial Field and shall relinquish that part of the Contract Area containing such Commercial Field, except as provided in Sub-Article 3.2.

9.7                          Failure of Approval of Development Plan

9.7.1                       In the event the Operations Committee fails to approve the re-submitted Development Plan within thirty (30) Days of its receipt, Parties will meet within the following thirty (30) Days to seek a mutually acceptable solution, which may include amendments to the Development Plan.

9.7.2                       If Parties have not reached a mutually acceptable solution within such thirty (30) Days, Contractor may withdraw the Development Plan.  If not withdrawn, either Party shall have the right to refer such proposed Development Plan to an independent expert in accordance with Sub-article 41.8. The period pending resolution by the independent experts shall be considered Force Majeure, pursuant to Article 33.

9.8                          Petroleum Discovered after Declaration of a Commercial Field

The discovery of Petroleum after the Date of Declaration of a Commercial Field, outside but nearby the delineated area of such Commercial Field and not included in a submitted Development Plan, shall either be considered an expansion of an existing Petroleum Field or a new Petroleum Field, to be decided with regard to each Commercial Field by Contractor using good international petroleum industry standards. Any dispute between the Parties regarding the above may be submitted by either Party for resolution by expert determination in accordance with Sub-Article 41.7.

9.9                          Unitization

9.9.1                       If the recoverable reserves of a Commercial Field extend into adjacent Contract Area(s), Staatsolie may require the respective contractors to co-operate in producing Petroleum from such Commercial Field.

9.9.2                       If Staatsolie so requires, the Contractor shall, in co-operation with the contractor of the adjacent area, submit within six (6) months of receiving Staatsolie’s request, unless otherwise agreed, a proposal for the joint exploitation of the deposits, for the approval of Staatsolie, such approval not to be unreasonably withheld.

9.9.3                       If the proposal is not submitted or approved, Staatsolie may prepare its own proposal, in accordance with good international petroleum industry practice, for the joint exploitation of the recoverable reserves. Staatsolie’s proposal, unless another proposal is mutually agreed, shall be adopted by the Contractor, subject to Sub-Article 9.9.4, and subject to the adjacent contractor’s acceptance of the same proposal. The reasonable costs of preparing the proposal shall be divided between the Contractor and the adjacent contractor proportional to their respective reserves in such Commercial Field.

9.10                        Joint Operations

Where otherwise non-commercial volumes of Petroleum in the Contract Area would, if exploited together with deposits in an area adjacent to the Contract Area, be commercial, Staatsolie may require Contractor and the contractor of that adjacent area to share facilities.

9.11                        Sole risk operations by Staatsolie

Where the Contractor does not consider that a Petroleum Field warrants declaration of a Commercial Field in accordance with Sub-Article 9.4, Staatsolie may, subject to Sub-Article 9.5, at its sole risk, cost and expense, develop the Discovery. Once the area is relinquished by Contractor, Staatsolie may then establish a Development and Production Area and perform its own Petroleum Operations at its sole risk.

ARTICLE 10       PETROLEUM EXPENDITURES

Petroleum Expenditures shall be paid in accordance with Work Program(s), Budget(s) and the provisions of the Accounting Procedure, as follows:

10.1                        Exploration Expenditures

All Exploration Expenditures shall be paid by Contractor.

10.2                        Development Expenditures

All Development Expenditures with respect to each individual Commercial Field shall be paid by Contractor.

10.3                        Operating Expenditures

All Operating Expenditures with respect to each individual Commercial Field shall be paid by Contractor.

10.4                        Cost Recovery

Development Expenditures, Operating Expenditures and Exploration Expenditures shall be cost recoverable pursuant to Article 13, subject to Sub-article 3.5.

ARTICLE 11       PARTICIPATION OF STAATSOLIE

11.1                        Right of Participation

Staatsolie has the right to participate in the Development Operations and Production Operations of each Commercial Field on a Commercial Field by Commercial Field basis, such right to be exercised by notice to Contractor no later than three hundred and sixty (360) Days after the Date of Establishment of such Commercial Field and failure to exercise such right shall be deemed an election not to participate in the Development Operations and Production Operations.

11.2                        Percentage of Participation

11.2.1                     Staatsolie’s participation may be in any percentage it wishes, but not more than ten percent (10%);

11.2.2                     Staatsolie shall, automatically upon its election to participate in accordance with Sub-article 11.1, become a Contractor Party.  Staatsolie, as a Contractor Party, shall bear its share of all Operating Expenditures and Development Expenditures related to the Commercial Field in which it elects to participate as from the Date of Establishment of such Commercial Field. Within ninety (90) Days of its election date, Staatsolie shall pay to Operator its share of all Operating and Development Expenditures incurred by Contractor since the Date of Establishment of a Commercial Field. If Staatsolie is in default of the above payment obligation the provisions in 11.2.3 will apply.

11.2.3                     If Staatsolie elects to participate, Staatsolie and Contractor shall promptly attempt to conclude a mutually acceptable joint operating agreement based on the then current AIPN model form, or, in case of an existing joint operating agreement among the Contractor Parties, will promptly attempt to conclude a mutually acceptable amendment, whereby Staatsolie would become a party to such agreement.  Included in the joint operating agreement will be terms which allow Contractor to take and sell up to one hundred percent (100%) of Staatsolie’s Cost Oil and seventy-five percent (75%) of Staatsolie’s participating interest share of Profit Oil, in order to pay the amount then due from Staatsolie in the event that Staatsolie does not pay its participating interest share of costs within thirty (30) days of the date of receipt of any joint billing statement.  Any excess funds received by Contractor for Staatsolie’s entitlement in excess of the amounts due from Staatsolie will be refunded to Staatsolie within 30 days of receipt of such funds by Contractor.

11.3                        Assistance in Obtaining Financing

Contractor shall provide reasonable assistance in the form of introductions and the like, as may be requested in writing by Staatsolie, to Staatsolie’s efforts to procure financing for its participation, provided that Contractor shall not be required to contribute financially to or be responsible for Staatsolie obtaining such financing.

ARTICLE 12       ROYALTY

12.1                        Pursuant to the lifting procedure of Sub-article 13.9, Contractor shall, on Staatsolie’s instructions, deliver to Staatsolie at the Delivery Point six and one quarter percent (6.25%) of the Gross Production as Royalty.

12.2                        If taken in cash, the amount of the Royalty payment obligation shall be based upon the Market Price calculated in accordance with Article 14 and be paid per Calendar Month.

12.3                        Contractor shall be released from and indemnified by Staatsolie for any obligation for payment to any Government Authority of any Royalty referenced in Article 65 of the Mining Decree or in any other law, decree, regulation or order in existence as of the Effective Date or any time thereafter during the term of this Contract.

ARTICLE 13       COST REIMBURSEMENT AND PAYMENT TO CONTRACTOR

Reporting on costs, revenues and production shall be on a monthly basis. Settlement of obligations of Contractor and Staatsolie under this Article will be on a quarterly basis.

13.1                        Ownership of Petroleum

13.1.1                     In accordance with the Mining Decree, the Petroleum Law of 1990 and Article 5 of Decree E-8B, Petroleum produced and saved and not used in Petroleum Operations or re-injected shall belong to Staatsolie.

13.1.2                     Crude Oil shall be distributed from the Contract Area in the sequence and quantities determined in this Article. Contractor Parties and Staatsolie each have the right and obligation to separately take, dispose of, market and freely sell their share of Crude Oil according to this Article 13.

13.2                        Operating Expenditures

After delivery of Royalty in accordance with Article 12,  Contractor will be entitled to an amount of Crude Oil from the Commercial Field which, when valued at the Market Price, equals the Operating Expenditures of such field in such Calendar Quarter and carried forward pursuant to Sub-article 13.6.

13.3                        Development Expenditures

After delivery of Royalty in accordance with Article 12 and reimbursement of Operating Expenditures in accordance with Sub-article 13.2, Contractor shall be entitled to an amount of Crude Oil from the Commercial Field which, when valued at the Market Price, equals the Development Expenditures for such field carried forward pursuant to Sub-articles 13.5 and 13.6.

13.4                        Exploration Expenditures

After delivery of the Royalty in accordance with Article 12, and reimbursement of Operating Expenditures in accordance with Sub-article 13.2 and Development Expenditures in accordance with Sub-article 13.3, Contractor (excluding Staatsolie) shall be entitled to an amount of Crude Oil from the Contract Area, which, when valued at the Market Price, equals the Exploration Expenditures and those carried forward pursuant to Sub-articles 13.5 and

13.6.                       Exploration Expenditures which are attributable to a Commercial Field shall be reimbursed by that Commercial Field.

13.5                        Cost Recovery Oil - Percentage of Production

In any Calendar Quarter the amount of Crude Oil distributed in accordance with Sub-articles 13.2, 13.3 and 13.4 shall not exceed eighty percent (80%) of Gross Production after all Royalties have been paid, denoted as the Cost Oil ceiling.

13.6                        Carry Forward

The amounts of unrecovered Operating Expenditures, Development Expenditures and Exploration Expenditures that cannot be reimbursed from Cost Oil pursuant to Sub-article 13.5, shall be carried forward for recovery in the succeeding Calendar Quarter(s) until fully recovered or this Contract terminates.

13.7                        Profit Oil

After distribution of the amounts of Crude Oil as required pursuant to Article 12 and Sub-articles 13.2, 13.3 and 13.4, any remaining Crude Oil (i.e. Profit Oil) produced from the Commercial Field shall be distributed between Contractor and Staatsolie as a function of the value of the “R” factor defined herein.  The R-factor shall be calculated for each Commercial Field on a Calendar Quarterly basis.  Because the precise value for the R-Factor for a Calendar Quarter cannot be determined with certainty until after the end of that Calendar Quarter, allocation of Profit Oil with respect to such Calendar Quarter shall be made on a prospective basis during such Calendar Quarter based upon the Contractor’s good faith estimates of the information required in the calculation of the R-Factor pursuant hereto.  Any adjustments to such provisional R-Factor following the end of such Calendar Quarter shall be settled pursuant to the procedures agreed by the Parties in the Lifting Procedures, and such final R-Factor will be applied retrospectively to the Profit Oil allocations of the Parties.  The R-Factor shall be equal to the cumulative gross revenue minus the cumulative Royalty minus cumulative income tax, divided by cumulative Petroleum Expenditures on a Commercial Field basis. Subject to the above, the R-factor shall be applied to Profit Oil produced during the relevant Calendar Quarter in calculating the Crude Oil to which each Party is entitled.

R =	(cumulative gross revenue – cumulative royalty-cumulative income tax)
(cumulative petroleum expenditures)

For purposes of this calculation:

“cumulative gross revenue” means the total value of all Gross Production from the Effective Date to end of the respective Calendar Quarter, with Gross Production being valued at the Market Price.

“cumulative royalty” means 6.25% of the cumulative gross revenue;

“cumulative income tax” means the total of all income taxes calculated as the tax rate multiplied by total Profit Oil from both Contractor and Staatsolie’s share related to this Commercial Field, from the Effective Date to the end of the respective Calendar Quarter; and

“cumulative petroleum expenditures” means the sum of all recoverable Petroleum Expenditures related to the Commercial Field from the Effective Date to the end of the respective Calendar Quarter.

R-Factor slice	Staatsolie Share	Contractor Share

0-1.00	15%	85%

>1.00-1.25	20%	80%

>1.25-1.50	25%	75%

>1.50-1.75	30%	70%

>1.75-2.00	45%	55%

>2.00-3.00	60%	40%

>3	75%	25%

13.8                        Transfer of Title

Title to the Crude Oil and Natural Gas, which Contractor is entitled to in accordance with this Contract, shall be transferred to Contractor at the Delivery Point.

13.9                        Lifting Procedures

Not later than one-hundred and twenty (120) Days prior to the anticipated Date of Initial Commercial Production, the Parties shall enter into supplementary contracts concerning Crude Oil transfer of title, lifting procedures and delivery, lifting and tanker schedules, loading conditions, Crude Oil metering, statistics and classification of the lifting responsibility.  If such contracts are not agreed by all within the time period specified, the

Parties agree to use the AIPN Model Crude Oil Lifting Agreement to govern such activities until such a time as an alternative lifting agreement may be agreed

ARTICLE 14       MEASUREMENT AND VALUATION OF PETROLEUM

14.1                        Measurement

14.1.1                     The Contractor shall recommend sampling, measuring and testing equipment, and procedures for controlling measurement of Crude Oil produced to the Operations Committee for approval. Such recommendations shall include Measurement Procedures and an appropriate cycle of testing and calibration of equipment.

14.1.2                     Operator shall give written notice to Staatsolie fourteen (14) Days prior to any testing and calibration by Operator of the appliances used in the measurement and determination of the quality and quantity of Petroleum.  Staatsolie, at its cost and risk, shall be entitled to have witnesses present at such testing and calibration.

14.1.3                     Where the appliances used in connection with Petroleum measurement have caused an overstatement or understatement of production, the error shall be presumed to have existed since the date of the last calibration of such appliance, unless proven otherwise. Operator shall appropriately correct the error by:

a)                            amending the volume of the Petroleum delivered in the relevant period; and

b)                            adjusting the entitlements of each Party to take into account the correction.

14.1.4                     Petroleum produced from each Commercial Field shall be measured at the Delivery Point.

14.2                        Production Forecast

No later than sixty (60) Days prior to the Date of Initial Commercial Production and thereafter before the beginning of each Calendar Quarter, Contractor shall present a production forecast to Staatsolie. The forecast will estimate Gross Production for the next four (4) Calendar Quarters on a Commercial Field by Commercial Field basis, based on the production rates designed to maximize the ultimate recovery of Crude Oil (maximum efficient rate) from the Commercial Field in accordance with good and prudent petroleum industry practices and field conservation principles. Contractor shall give due consideration to any comments or recommendations made by Staatsolie in respect of such forecast. Contractor shall use reasonable efforts to produce the forecasted quantity each Calendar Quarter.

14.3                        Market price

The Market Price of Crude Oil shall be equal to the Realized Price or the Crude Oil Basket Price as determined in accordance with Sub-article 14.4 at the time of sale, whichever is highest.  If the Crude Oil Basket price is higher than the Realized Price and the difference is equal to or greater than US$ fifty-cents (US$ 0.50), then the Market Price shall be determined by the Operations Committee.  In the event the Operations Committee cannot resolve the issue within seven (7) Days, the Market Price to be used pending final resolution of the issue shall be the Realized Price plus US$ fifty-cents (US$ 0.50).  Additionally, any adjustment made pursuant to this Sub-Article 14.3 shall not be counted as an adjustment under Sub-Article 14.4.4.

14.4                        Crude Oil Basket

14.4.1                     Staatsolie and Contractor shall, at least six months before the projected start-up date of a Commercial Field, agree upon the Basket. In the event Staatsolie and Contractor have been unable to determine the Basket within such period, the Basket will be determined through expert opinion in accordance with Sub-Article 41.5, at least two months prior to the projected startup date of such Commercial Field.  The Crude Oil Basket price shall be the average price of the Basket as determined from the prices of the representative crude oils in the Basket as published by a mutually acceptable independent oil publication. If said publication or any adequate succeeding publication ceases to be published, Staatsolie and Contractor must agree in writing on a substitute publication. It is understood that the following principles shall apply with respect to calculation of the value of the Basket:

(a)                           The representative crude oils to be included in the Basket shall differ less than four (4) degrees API and the sulfur content thereof shall be less than one percent (1%) different to that of the Crude Oil of the relevant Commercial Field

(b)                           The price of each representative crude oil in the Basket shall be adjusted for difference in API gravity, sulfur content and other pertinent characteristics.

14.4.2                     If Staatsolie and Contractor cannot agree to the above corrections, as set out in Sub-Article 14.4.1(b), six (6) Months before the projected start-up date of a Commercial Field, Staatsolie and Contractor shall revert to expert determination in accordance with Sub-article 41.5 for determination of the corrections. Such determination will be reached at least two (2) Months prior to the projected start-up date of a Commercial Field.

14.4.3                     In the absence of a quotation of one (1) or more of the agreed representative crude oils in the Basket, or to reflect changes in the Crude Oil produced, Staatsolie and Contractor shall meet to agree on a replacement representative crude oil for the Basket.

14.4.4                     The Basket may be revised periodically but no more than once each Calendar Quarter within the three (3) years following the start-up date of a Commercial Field and no more than once during a Calendar Year thereafter, if required, by written agreement between Staatsolie and Contractor to reflect any change in the quality of the Crude Oil produced from the Contract Area or if one of the oils in the Basket is no longer representative in accordance with Sub-article 1.12.

14.4.5                     Each Party shall notify the Operator of the volumes, prices, sales dates, points of sale for all its transactions, whether Arm’s Length Transactions or transactions not in conformity with the market (or “not determined by market forces”), as well as the Market Price of Crude Oil (as specified in Sub-article 14.3), within fifteen (15) Days before the end of such Calendar Month.  Operator shall promptly give Staatsolie and any other Contractor Parties notice of the volumes and Market Price for each transaction.  If any Party objects to Market Price of such transaction, within thirty (30) Days of such notice to Staatsolie, such Market Price shall be determined by expert determination in accordance with Sub-Article 41.5.

14.5                        Notwithstanding the foregoing, the Parties may, if mutually agreed in writing, review and, if necessary, adjust or renegotiate this Article 14, one (1) Calendar Year after the commencement of Production Operations, provided however, that this Article 14 shall remain in full force and effect until otherwise agreed in writing.

ARTICLE 15       FOREIGN CURRENCY AND BANKING

15.1                        Bank Accounts in Suriname

Contractor shall be authorized to open and hold bank accounts in Suriname denominated in foreign currencies for the conduct of Petroleum Operations

15.2                        Bank Accounts General

Contractor shall be responsible for reporting any deposits and withdrawals in respect of the foreign currency accounts to the Central Bank of Suriname in accordance with the Law of Suriname.

15.3                        Foreign Currencies

No restriction will be imposed on importation by the Contractor of the funds intended for the performance of the Petroleum Operations.  The flow of incoming and outgoing funds (investment and dividends) shall comply with the laws of Suriname, including with the country’s monetary authorities.

15.4                        Purchase or Exchange of Suriname Dollars

Suriname Dollars shall be purchased by Contractor from The Central Bank of Suriname or a local commercial bank. The applicable conversion rate for these transactions shall be the rate published by the Central Bank of Suriname for conversion of the US Dollar into Suriname Dollars at the time of purchase.

15.5                        Export Profit Oil and Cost Oil

In accordance with the Petroleum Law of 1990, and subject to the provisions of Article 19, Contractor shall be entitled to freely export all of its share of Cost Oil and Profit Oil from Suriname and sell, assign or otherwise transfer such Crude Oil in or outside Suriname, and record and retain in Foreign Currency Accounts, all sales proceeds as income without restriction.  With the exception of the statistics and consent duties, no further export duty, stamp duty, or other provision fee or tax will be levied against Contractor or due in connection with the export of Crude Oil.

15.6                        Information for Foreign Exchange Commission

Contractor shall be subject to the Foreign Exchange Act of 1947 as amended from time to time and, in accordance with the provisions thereof, shall submit to the Foreign Exchange Commission at the commission’s request, all information the commission deems necessary.  Notwithstanding the foregoing, in case of any conflict between the provisions of the Petroleum Law of 1990 and the provisions of the Foreign Exchange Act of 1947, the provisions of the Petroleum Law of 1990 shall prevail.

ARTICLE 16. PAYMENTS

16.1                        Currency of Payments to Staatsolie and the Republic of Suriname

All cash payments of Contractor to Staatsolie or the Republic of Suriname shall be in US Dollars or, if agreed by the Parties, any other currency, all in accordance with Article 2.3, to a bank account to be designated in writing by Staatsolie or the Republic of Suriname, as appropriate.

16.2                        Currency of Payments to Contractor

All cash payments of Staatsolie to Contractor shall be made in US Dollars or, if agreed by the Parties, any other currency, all in accordance with Article 2.3, to a bank account to be designated in writing by Contractor.

16.3                        Due Date of Invoices

Unless otherwise provided elsewhere in this Contract or in the Accounting Procedure, all payments shall be made within thirty (30) Days after receipt of the invoice for such payments.

16.4                        Interest on Overdue Payments

Any overdue payment shall bear an interest equal to LIBOR, plus five percentage points (5%), per annum.

16.5                        Payment of Disputed Payment Obligations

If the Owing Party disputes an amount due, including payments in kind, under an invoice or other documented obligation to pay under this Contract, it shall, within the payment period of the invoice or other documented obligation to pay, inform the Invoicing Party in writing of its objection, setting forth with specificity the amount disputed and the reasons therefore. If Parties fail to amicably resolve the dispute, either Party may seek arbitration in accordance with Sub-Article 41.2. Notwithstanding the above, in the event the Parties execute a joint operating agreement (“JOA”) in accordance with Sub-Article 11.2.3, the payment terms agreed under the JOA will govern payments of cash calls and joint interest billings issued by Operator to the Parties.”

ARTICLE 17.      IMPORTS

17.1                        Import and Export Duties

Contractor, and its Sub-Contractors, shall be exempted from import and export duties in accordance with the Petroleum Law of 1990. The waiver described herein shall not apply to items listed in Annex 6.

17.2                        List of Sub-Contractor(s)

Contractor shall, twice every Calendar Year, submit to Staatsolie a list of Sub-Contractors who are engaged in its Petroleum Operations.

17.3                        Withdrawal of Import and Export Duties Exemption

If Contractor or its Sub-Contractors sell or transfer ownership of imported goods to a party other than the Government, Staatsolie or another exempt third party, then Contractor or its Sub-Contractors shall be liable to pay all duties, taxes and levies on such goods imported under the exemption provided by this Contract.  The duties, taxes and levies payable shall be calculated on the CIF value of the goods at the day of import, as determined by the Surinamese customs authority.

17.4                        Re-Export of Imported Goods

Industrial means, materials, goods and equipment imported by Contractor or its Sub-Contractors pursuant to this Article may be re-exported by Contractor or its Sub-Contractors, provided that the terms and conditions of this Article have been complied with.

17.5                        Household Objects for Expatriate Employees

Household objects for personnel and domestic use imported by the Contractor’s, Operator’s and their Sub-Contractors’ Expatriate Employees relevant to activities concerning Petroleum Operations on the occasion of their change of residence will be admitted duty-free, provided however that such property is imported for the sole use of the Expatriate Employee and his family and have been imported within six (6) months after the arrival of the Expatriate Employee. Items imported under this Article and exempt from custom duties may be exported without the payment of custom duties.

ARTICLE 18       TAXATION

18.1                        General

Each Contractor Party shall pay its own income tax in accordance with Sub-article 18.2.  In addition, except as otherwise provided for in the Petroleum Law of 1990 and the Mining Decree, each Contractor Party shall be subject to all fees, imposts, charges or Taxes imposed by a Government Authority to the extent they are generally applicable in Suriname and not discriminatory to Contractor. For the purposes of this Article 18, “generally applicable” shall mean of general application to the citizenry or business community of Suriname as a whole and shall not include Taxes which are focused on Petroleum Operations and not generally applicable in this industry.

18.2                        Income Tax

Each Contractor Party will be subject to the Income Tax Act of 1922 (Government Bulletin of 1921 no. 112, as last amended by State Decree of 1995 no. 52) and the Petroleum Law of 1990.   Subject to the preceding, the income tax calculation will take into account the follow revenues and expenses:

Revenues:

(a)                the value of each Contractor Party’s share of Cost Oil and Profit Oil according to Article 13; and

(b)                all other income of Contractor Party derived from Petroleum Operations properly included in gross income under Applicable Law, related to or as a consequence of this Contract and referenced in the applicable rulings issued by the Tax authorities, drafts of which are attached as Annex 9.

Expenses:

(a)                each Contractor Party’s share of Cost Oil, and

(b)                expenditures, related to or as a consequence of this Contract, by Contractor which are not subject to Cost Recovery. These will be treated in accordance with the Income Tax Act of 1922 and as referenced in the applicable rulings issued by the Tax authorities, drafts of which are attached as Annex 9.

18.3                        Payment

All Taxes payable by Contractor or a Contractor Party shall be paid and all Tax returns shall be calculated and filed in US Dollars or currency as agreed in Article 2.3. Losses or credits for income tax purposes may be carried forward in accordance with Applicable Law.

18.4                        Stabilization

18.4.1                     A Contractor, pursuant to the Income Tax Law of 1922 (Government Gazette 1921 no. 112, as lastly amended by Official Gazette 2000 no. 123), shall be subject to Income Tax pursuant to the rates applicable on the date that the petroleum agreement enters into force. In case the tax rates are adjusted, such adjustment shall not be applicable to the Contractor and shall have no influence on his liability to pay taxes pursuant to the Income Tax Law of 1922.

18.4.2                     If any additional impositions of, or changes in the existing Tax, Royalty, Applicable Law, or any other legislation, policies, rules or regulations in Suriname, from and after the Signing Date, which are not of a general nature and not applicable to the general public, have the effect of adversely impacting the rights and exemptions of Contractor or adversely impacting Contractor’s economic benefit in the Contract, the economic terms of the Contract shall be modified in order to maintain the economic equilibrium of this Contract so that Contractor shall receive the same economic benefit as before such imposition or change.

ARTICLE 19       DOMESTIC SUPPLY REQUIREMENT

19.1                        Supply by Government and Staatsolie

Domestic Supply Requirement shall, to the extent possible, be supplied from the entitlements of the Government and Staatsolie under this Contract, and from other entitlements of the Government and any entity owned or controlled by the Government.

19.2                        Supply by Contractor

If Crude Oil available to the Government and Staatsolie pursuant to Sub-article 19.1 is insufficient for fulfilling the Domestic Supply Requirement, at any time, at least twelve (12) Calendar Months after the Date of Initial Commercial Production, Staatsolie may request in writing that Contractor make available a quantity of Crude Oil to which Contractor is entitled hereunder. Beginning with its first such request, and every thirty (30) Calendar Days thereafter, Staatsolie shall include data indicating the total production from each contract area then producing within Suriname.  In response to such request, Contractor shall supply at the Delivery Point from the Contractor’s entitlement, that portion of the Domestic Supply Requirement, in excess of the entitlements of the Government and Staatsolie described in Article 19.1, on a pro rata basis with other crude oil producers except Staatsolie, in Suriname, but not exceeding twenty-five percent (25%) of Contractor’s entitlement, which portion shall be offered for sale at the Market Price. Contractor’s obligations to fulfill this obligation shall take effect ninety (90) Days from the date of the request from Staatsolie. If the request from Staatsolie is the result of Force Majeure conditions, which do not permit Staatsolie to wait until such quantities become available following expiry of Contractor’s long-term commitments, Staatsolie shall reimburse Contractor its actual costs incurred in covering such commitments.

19.3                        Payment for Purchased Crude Oil

If the request for deliveries from Contractor is the result of a Force Majeure event under Sub-article 19.2, Staatsolie shall settle the payment in cash within sixty (60) Days from the date of delivery, otherwise payment to Contractor shall be made in accordance with Article 16. In all events that Staatsolie fails to pay any amount owed to Contractor for received Crude Oil when due, Contractor shall have the right to take and sell such quantity of Staatsolie’s Profit Oil in satisfaction of any unpaid balance.

ARTICLE 20       NATURAL GAS

20.1                        Use of Associated Gas

Associated Gas produced in the Contract Area shall in first instance be utilized for conducting Petroleum Operations, including but not limited to secondary recovery operations, re-pressuring and recycling, and power generation.

20.2                        Excess Associated Gas

20.2.1                     Associated Gas in excess of amounts used pursuant to Sub-article 20.1 shall be designated as excess Associated Gas. If Contractor considers the excess Associated Gas not to be economic, Staatsolie shall have the right to collect, transport and utilize this excess Associated Gas at its sole cost and risk.  In that case, the Parties shall mutually agree on the operational aspects of Staatsolie’s utilization of such Gas. Production of such excess Associated Gas shall not hinder Contractor’s operations in any way.

20.2.2                     Contractor is not allowed to flare excess Associated Gas, except in the event it cannot be sold or re-injected in accordance with Sub-articles 20.2.3 or 20.2.4.

20.2.3                     If Contractor considers the Development of excess Associated Gas to be economic, then Contractor shall include the Development of such excess Associated Gas in the Development Plan submitted for the Development of Crude Oil.

20.2.4                     Contractor shall re-inject into the subsurface any excess Associated Gas, which is not developed under this Sub-article 20.2, subject to international petroleum standards and Staatsolie’s explicit permission; provided that Contractor is not required to re-inject any excess Associated Gas if such re-injection would, in Contractor’s opinion, cause damage to the reservoir or negatively effect the efficiency of production of Crude Oil or the ultimate recovery of Crude Oil.

20.3                        Discovery of Significant Non-Associated Gas

20.3.1                     In the event of the Discovery of significant amounts of non-Associated Gas Staatsolie and Contractor shall meet as soon as practicable to consider how such Discovery may be appraised, developed and produced.  They shall consider whether a market exists for the non-Associated Gas and how such market may be supplied.

20.3.2                     If no market exists at the time of Discovery of non-Associated Gas, the Parties shall consider how a market may best be created and the Contractor shall have the right to retain the Discovery Area for a period not exceeding five (5) Calendar Years beyond the expiry of the Exploration Period while a market is being created.

20.4                        Non-Associated Gas Addendum

Within ninety (90) Days of the Discovery of a significant amount of non-Associated Gas, which in the written opinion of Contractor may be commercial, the Parties shall initiate negotiations for an addendum to this Contract for non-Associated Gas (“Addendum”), which shall establish the procedures and conditions by which Contractor may Appraise, develop and produce such Discovery.  The principles for the Addendum shall be the same as those for Crude Oil, but the terms may be negotiated in order to make such Discovery not less profitable to Parties than would be realized in a Discovery of Crude Oil of a similar magnitude. The Addendum shall include, among others, provisions to:

a)                            govern the orderly Appraisal, Development and Production of such Discovery;

b)                            determine the expected market price for natural gas in relation to its location, volume and potential customers;

c)                             address Staatsolie’s direct participation; and

d)                            address cost reimbursement and payment to Contractor

The provisions of the Addendum shall result in a similar profit split to that for Crude Oil under this Contract.

20.5                        Disagreement on Non-Associated Gas

If, following the process set out in this Article 20, Contractor does not agree that the resulting terms of the Addendum support the commercialization of the Discovery, then subject to Sub-Article 3.2, Staatsolie shall have the right to develop and produce the non-Associated Gas. In such event, Contractor shall relinquish its rights to that part of the Contract Area that contains the non-Associated Gas Discovery, and such relinquishment shall be limited both geographically and stratigraphically in order for Contractor to explore either deeper or shallower zones. Contractor shall in this event be reimbursed for all expenditures connected with the Discovery of the non-Associated Gas, in accordance with Article 13, as if such costs were Exploration Expenditures described in Sub-Article 13.4.

20.6                        Failure to agree on the terms of Addendum

If the terms of the Addendum have not been agreed to within one (1) Calendar Year from the start of negotiation referenced in Sub-article 20.4, the Parties shall refer the matter to a mediator. The mediator shall be a person with an internationally recognized reputation as mediator and have knowledge of the international petroleum industry. If the Parties fail to appoint the mediator within thirty (30) Days after the expiry of such period, either Party may have such mediator appointed by the Secretary General of the Permanent Court of Arbitration at The Hague. The Parties shall use their best endeavors to reach an amicable solution with respect to the negotiation of the Addendum through mediation.

20.7                        Extension of the Term of the Exploration Period during Addendum Negotiation

In the event of a non-Associated Gas Discovery, the Exploration Period for the Discovery Area shall automatically be extended, at the end of the Exploration Period, by such period of time as it may take for the Parties to mutually agree to the Addendum and for Contractor to Appraise the Discovery, and for the Government to provide its final approval for such addendum.  During any such extension, Exploration Operations shall be limited to such area delineated by the Discovery of non-Associated Gas. The remaining Contract Area shall be relinquished as required by this Contract.

20.8                        Crude Oil Priority

Notwithstanding the foregoing provisions of this Article 20, the Production of Crude Oil shall not be unduly delayed or hindered by any evaluation or indecision with regard to the possible Development of a Discovery of Associated Gas or Non-associated Gas.

ARTICLE 21       INFORMATION

21.1                        Reports, Data and Information from Contractor

In accordance with good international petroleum industry practice, Contractor shall keep Staatsolie promptly and fully informed of Petroleum Operations being carried out by it and it’s sub-contractors and shall promptly, and if feasible in real time, provide Staatsolie with all data, samples, information, interpretations and reports, including progress and completion reports, which are related to this Contract, and which shall include, but not be limited to:

21.1.1                     raw and processed seismic data and interpretations thereof including digital horizon files, velocity models used for depth conversion in formats specified by Staatsolie;

21.1.2                     well data, including, but not limited to, daily drilling reports, electric logs and other wire line surveys, mud logging reports and logs, samples of cuttings and cores and analyses made thereof;

21.1.3                     all reports prepared from drilling data, geological or geophysical data, including all maps or illustrations derived there from in formats specified by Staatsolie;

21.1.4                     all original well completion and well testing reports;

21.1.5                     reports dealing with location surveys and all other reports regarding wells, treating plants or pipeline locations;

21.1.6                     reports dealing with reservoir investigations and reserve estimates s, field outlines and economic evaluations relating to current and future Petroleum Operations;

21.1.7                     quarterly reports on Petroleum Operations as determined by the Operations Committee or requested by the Government;

21.1.8                     final reports upon completion of each specific project or operation; contingency programs and reports dealing with health, safety, and the environment

21.1.9                     design drawings, criteria,  specifications and construction records;

21.1.10                  reports of technical audits and studies relating to Petroleum Operations;

21.1.11                  reports of all other technical data relevant to the performance of Petroleum Operations in the Contract Area; and

21.1.12                  all reports which may be required by the Accounting Procedure or which may be requested by Staatsolie and are otherwise required by the terms of this Contract.

21.1.13                  All audit reports issued in accordance with the Accounting Procedure regarding the Petroleum Operations and its accounting.

Upon approval by Staatsolie, Contractor may cease submitting any or all of the above items and maintain them for the review by Staatsolie in its files in Paramaribo, Suriname.

Files may be maintained in electronic form, provided that the files can timely be printed, and originals of scanned documents can be presented,  upon request of Staatsolie.

21.2                        Reports, Data and Information from Staatsolie

Staatsolie shall make available to Contractor all technical data and information in its possession or under its control, relating to the Contract Area and relevant to the performance of Petroleum Operations by Contractor.  This information shall include but not be limited to, seismic data and all logs and records of wells, well cuttings, samples, cores, sidewall cores, and oil samples regarding the Contract Area.  However, Staatsolie shall not be obliged to disclose data and information which it is unable to release due to confidentiality restrictions in force and in effect at the time of Contractor’s request for this technical data and information.

21.3                        Ownership of Data

21.3.1                     All original and copied data and samples collected by Contractor during Petroleum Operations shall be the property of Staatsolie. Contractor may export, use and retain the collected data and the samples outside Suriname and shall, on behalf of Staatsolie and in furtherance of Petroleum Operations, manage the use of such data, subject to the provisions of this Article.  Contractor shall initially be responsible to store all samples and data and shall inform Staatsolie of their location.  Notwithstanding the foregoing, Staatsolie shall have the option to relocate and store a copy of all data and, if practicable, part of the samples at its own cost.

21.3.2                   Prior to the destruction of any data or samples, Contractor shall notify Staatsolie and Staatsolie may elect to further store or relocate the data and samples, at its cost.  During the Term of this Contract, Parties shall have access to all data and samples.

21.3.3                     On termination of this Contract, Contractor shall turn over all original and copied data, samples and information obtained during or in relation to its Petroleum Operations in Suriname still in its possession to Staatsolie, provided that Contractor may retain its evaluation materials which shall remain the property of Contractor.

21.3.4                     Contractor shall maintain accounting records, returns, books and accounts as required under the Accounting Procedure and shall be entitled to retain and use at least one (1) copy of all data for any purpose during the term of this Contract and after this Contract’s termination, so long as Contractor complies with its confidentiality obligations set forth in Article 22.

21.4                        Annual Reports

No later than ninety (90) Days following the end of each Calendar Year, Contractor shall submit to Staatsolie a report covering Petroleum Operations performed in the Contract Area during such Calendar Year.  Such report shall include but not be limited to:

21.4.1                     a statement of all wells drilled, the summary of each such well, and a map on which drilling locations are indicated;

21.4.2                     a statement on any Petroleum encountered during Petroleum Operations, as well as a statement of any fresh water layers encountered;

21.4.3                     a statement of quantities of Petroleum, water and any significant quantities of other minerals produced therewith from the same reservoir or deposit;

21.4.4                     a summary of the nature and extent of all Exploration Operations in the Contract Area;

21.4.5                     a general summary of all Petroleum Operations in the Contract Area;

21.4.6                     a statement of the number of employees engaged in Petroleum Operations in Suriname, identified by nationality to the extent providing such information does not cause Contractor to violate any laws to which it is subject;

21.4.7                     a statement on the estimated Petroleum reserves remaining to be recovered and the underlying analysis related to this statement; and

21.4.8                     a summary of the disposals or sales pursuant to Sub-article 27.5.

ARTICLE 22       CONFIDENTIALITY

22.1                        Confidentiality of Information and Data

22 .1.1                    Each Party agrees that all information and data of a technical, geological or commercial nature, acquired or obtained from and/or related to Petroleum Operations on or after the Effective Date and not (i) in the public domain; (ii) already known to each Party or its respective Affiliates as of the Effective Date; (iii) acquired independently from a third party who has the right to disseminate such information at the time it is acquired by either Party or an Affiliate of such Party; (iv) developed by a Party or is respective Affiliates wholly independently of the information and data received from a disclosing party; or (v) otherwise legally in the possession of such Party without restriction on disclosure, shall be considered and kept confidential (subject to Contractor’s right to use and to trade such data and information in accordance with this Article 22), and shall not be disclosed, sold, offered to any third party or published, except:

(a)                           to employees, officers and directors of each Party, and to an Affiliate of each Party and its respective employees, officers and directors, provided such Affiliate maintains confidentiality as provided in this Contract;

(b)                           to any Government Authority when required by this Contract;

(c)                           to the extent such data and information are required to be furnished in compliance with Applicable Laws, or pursuant to any legal proceedings or because of any order of any court binding upon a Party or its Affiliates;

(d)                           subject to Sub-article 22.1.3, to potential Sub-Contractors, consultants and attorneys contracted by any Party where disclosure of such data or information is essential to such Sub-Contractor’s, consultant’s or attorney’s work;

(e)                           subject to Sub-article 23.1.3, to a bona fide prospective transferee of all or a portion of a Party’s participating interest (including an entity with whom a Party is conducting bona fide negotiations directed toward a merger, consolidation or the sale of a majority of its or an Affiliate’s shares);

(f)                            subject to Sub-article 22.1.3, to a bank or other financial institution or entity to the extent appropriate to a Party’s arranging for funding or proposing to fund for its obligations under this Contract, including any consultant retained by such bank, financing institution or entity;

(g)                           to the extent such data and information must be disclosed pursuant to any laws, rules, orders, decrees or requirements of any government or stock exchange having jurisdiction over such Party or its Affiliates;

(h)                           where any data or information which, through no fault of a Party, becomes a part of the public domain;

(i)                            to the arbitrators, in accordance with Article 41; or

(j)                            to the extent such data and information are required to be furnished in connection with any unitization of all or part of the Contract Area.

22.1.2                     Each Party shall take customary precautions to ensure that such data and information on Petroleum Operations are kept confidential by its respective employees, officers, directors, consultants, agents or other parties to whom each Party is responsible.

22.1.3                     Prior to any disclosure not otherwise permitted in this Article, the disclosing Party must obtain a written undertaking from the recipient third party to keep the data and information strictly confidential from other third parties, with exceptions similar to those set out in Sub-article 22.1.1 and with the conditions that the data and information not to use or disclose the data and information except for the express purpose for which disclosure is to be made.

22.1.4                     Subject to Sub-article 22.1.6, the confidentiality obligations of the Parties shall terminate:

(a)                           on the termination of this Contract

(b)                           as to data from areas relinquished, on the date of such relinquishment: or

(c)                           as to data associated with portions of the Contract Area retained beyond the termination of the Exploration Period, on the termination date of this Contract; or

(d)                           as to data associated with areas not relinquished, five (5) Years from the date of collection of such data or the termination of the Exploration Period, whichever is soonest.

22.1.5                     Any Contractor Party ceasing to own a participating interest in this Contract, during the term of this Contract, shall nonetheless remain bound by the obligations of confidentiality set forth above and any disputes shall be resolved in accordance with Article 41.

22.1.6                     Notwithstanding the provisions of Sub-article 22.1.4 of this Contract, the confidentiality obligations of Contractor with respect to geological, geophysical data and information acquired or obtained from and related to Petroleum Operations shall remain in force and effect throughout the life of the Contract and a period of ten (10) Calendar years thereafter.

22.2                        Disclosure in Annual Reports etc.

Notwithstanding any other provisions in this Article 22, each Contractor Party may make disclosures in annual reports, all regulatory filings related to corporate securities (including, but not limited to, annual and quarterly reports) press releases, employee and stockholder newsletters, magazines and the like, of summarizations of a general nature relating to Petroleum Operations, which are customarily or routinely described or reported in such publications.

22.3                        Right to Use

22.3.1                     No Party shall make available to any third parties any technology, including patent information or proprietary know-how, acquired from any other Party without the written consent of such other Party.

22.3.2                     Subject to Sub-Article 22.1, any Party has the right to freely use all geological, geophysical, reservoir, engineering, drilling engineering, facilities engineering, and project data and information regarding the Contract Area for other petroleum activities in and outside Suriname.

ARTICLE 23       INSPECTIONS

23.1                        Inspections

Staatsolie shall, during business hours, and with reasonable notice to Contractor, have the right of access, at Staatsolie’s sole risk, to all sites and offices of Contractor in Suriname and the right to inspect all buildings, facilities and installations used by Contractor and to inspect and audit the books and accounts of Contractor relating to Petroleum Operations. In this regard, Contractor shall provide facilities to a reasonable number of duly authorized representatives of Staatsolie to perform their duties and obligations in relation to this Contract. All costs for providing such facilities incurred by Contractor during the Exploration Period and Development and Production Period, shall be subject to Cost Recovery in accordance with Article 13.  All representatives of Staatsolie shall abide by the posted or published safety rules of Contractor during such inspections and audits. To the extent possible, such inspections and audits shall take place at such times and in a manner as not to unduly interfere with the normal operations of Contractor. The Parties shall attempt to limit the inspections and audits provided for herein to a reasonable number.

ARTICLE24        SAFETY AND ENVIRONMENTAL PROTECTION

24.1                        General HSE requirements

24.1.1                     It shall be Contractor’s continuing responsibility to ensure that personnel of Contractor and their Sub-contractors are fit for employment.

24.1.2                     The Contractor is responsible for providing and obtaining appropriate medical and emergency assistance and shall have a sufficient number of certified first aiders on the worksite.

24.1.3                     All relevant Contractor’s personnel shall be trained in survival and fire fighting in accordance with good oilfield practice.

24.1.4                     Contractor shall work together with Staatsolie in the execution of a Staatsolie contingency plan should the need arise to put it into effect

24.2                        Conduct of Operations

24.2.1                     Contractor shall conduct Petroleum Operations in an expedient, diligent, safe and efficient manner in accordance good international petroleum industry practice and standards adopted by the Surinamese authorities currently International Finance Corporation’s Environmental, Health, and Safety Guidelines for Offshore Oil and Gas Development and International Finance Corporation’s Policy on Social & Environmental Sustainability and shall take all reasonable actions in accordance with said standards to protect people, environment and property.

24.2.2                     Contractor shall comply and be accountable for Sub-Contractor compliance at all times with all Applicable Law requirements, as well as any HSE standards and rules agreed between the Parties.

24.2.3                     Contractor shall keep Staatsolie and relevant Government Authorities informed, without delay, of any circumstances which may indicate a dangerous situation and execute the appropriate measures consistent with safety rules and good international petroleum industry practices to correct this situation.  Contractor shall keep Staatsolie informed, without delay, of any serious bodily injury occurring with respect to or in the conduct of Petroleum Operations.

24.2.4                     Contractor’s HSE standards will contain but not be limited to:

a)             Environmental Baseline Studies

b)             Environmental Impact and Social Assessments

c)              Ongoing Environmental Monitoring

d)             Environmental Management Plans

e)              Contingency Plans

24.2.5                     In the event of an emergency or major accident, Staatsolie shall, at its sole discretion and at Contractor’s request, make available to Contractor such equipment and personnel as it has reasonably available to assist Contractor in any emergency situation. Contractor shall reimburse Staatsolie all of its reasonable costs associated with such assistance.

24.3                        Disposal of Waste and Completion of Wells

Contractor shall provide an effective and safe system for disposal of water, waste oil and other waste, consistent with good international petroleum industry practice and shall provide for the safe completion of all bore holes and wells before they are abandoned in accordance with Article 29.

24.4                        Prevention of Damage to Environment and Health

Contractor shall, in carrying out its responsibilities under this Contract, use all prudent efforts to:

24.4.1                     avoid any actions, which could endanger the health and safety of persons;

24.4.2                     minimize Environmental Damage;

24.4.3                     control the flow and prevent the avoidable waste of Crude Oil and Natural Gas discovered in or produced from the Contract Area;

24.4.4                     prevent damage to Crude Oil, Natural Gas and fresh water bearing strata; and

24.4.5                     prevent the entrance of extraneous water through boreholes and wells to Crude Oil, Natural Gas and fresh water-bearing strata, except for the purpose of secondary recovery.

24.5                        Clean-up of Pollution

If in spite of Contractor’s prudent conduct of Petroleum Operations, damage to environment or health occurs, Contractor shall promptly take all prudent measures to control and clean up the pollution, or to remediate, to the extent reasonably feasible, or to compensate and mitigate any material damage resulting from such circumstances. The cost of such control, clean-up, remediation and/or compensation and mitigation activities shall be borne by Contractor, and shall be subject to Cost Recovery unless due to the Gross Negligence or Willful Misconduct on part of Contractor or failure to adhere to the standards of Sub-article 6.1.

24.6                        Decommissioning and Abandonment

Contractor shall be liable and shall bear the cost and expenses for all claims, damages or losses arising out of or related to Environmental Damages resulting from suspended and abandoned wells and other facilities for a period of five (5) Calendar Years following the relinquishment of a portion of the Contract Area or the relinquishment of a Development and Production Area that includes such wells or facilities unless Contractor can demonstrate that the pollution and damages are caused by acts of nature or by actions or omissions of others.

24.7                        Clean-up by Staatsolie

If Contractor does not act promptly to control, clean up, remediate or compensate and mitigate any Environmental Damage referenced in Sub-article 24.5, Staatsolie may, after reasonable notice to Contractor take any actions and execute any works necessary thereto.  All reasonable direct costs and expenses incurred by Staatsolie, including all penalties and claims, shall be borne by Contractor and shall be subject to Cost Recovery, unless due to Gross Negligence or Willful Misconduct on the part of Contractor.

24.8                        Conditions Prior to Effective Date

Contractor shall not be responsible and shall bear no cost, expense or liability for claims, damages or losses arising out of or related to any environmental pollution and other damage to the environment, health and safety condition or problems which it did not cause, including but not limited to those in existence prior to the Effective Date of this Contract.

24.9                        Water Source Usage

Contractor shall have the right to use available water sources in the Contract Area for Petroleum Operations, which usage shall not interfere with the rights of other water users in the Contract Area, and provided that Contractor conducts such Petroleum Operations consistent with the international petroleum industry standards, norms and practices concerning water.

ARTICLE 25       INSURANCE, LIABILITIES AND INDEMNITIES

25.1                        Insurance

Contractor shall provide all insurance and cause its Sub-Contractors to provide all insurance with respect to Petroleum Operations, of the types and for such amounts customarily used in the international petroleum industry for similar operations. Such insurance cover shall include but not be limited to:

25.1.1                     Loss or damage to all installations, equipment and other assets for so long as they are used in the Petroleum Operations.

25.1.2                     Sudden and unintentional pollution caused in the course of the Petroleum Operations for which Contractor would be liable;

25.1.3                     Property loss, damage or bodily injury suffered by any employee or third party or death of any employee or third party in the course of the Petroleum Operations, for which Contractor would be liable;

25.1.4                     If Contractor elects not to maintain, or cause its Sub-Contractors not to maintain, insurance for any particular activity in connection with the Petroleum Operations, then Contractor or the Sub-Contractor, as applicable, shall be deemed to have elected to self-insure.

25.2                        Insurance Coverage

Contractor has the freedom to select its insurance provider. Contractor shall submit for approval to the Operations Committee copies of certificates of insurance confirming any insurance providing coverage with respect to Petroleum Operations or procured pursuant to Sub-article 25.1, including but not limited to the identity of the insurers, types and amounts of coverage limits.  Contractor shall also provide to the Operations Committee information regarding applicable deductibles, premiums paid and changes to coverage.

25.3                        Liability for Damages

25.3.1                     Where a Contractor consists of more than one Contractor Party their liability shall be joint and several.

25.3.2                     Contractor is liable for any loss or damage resulting from the Gross Negligence or Willful Misconduct of Contractor, of Contractor’s Sub-Contractors or their employees, acting in the scope of their employment in the performance of Petroleum Operations, or any other persons for whom Contractor is responsible with regard to Petroleum Operations.

25.4                        Indemnity for Personnel

Notwithstanding the other provisions of this Contract:

25.4.1                     Contractor shall release, indemnify and hold harmless: Staatsolie and its Affiliates and their respective consultants, agents, employees and directors against all losses, damages, liabilities, costs and expenses arising under any claim, demand, action or proceeding against Staatsolie or its Affiliates or their respective consultants, agents, employees or directors for the personal injury, industrial illness or death or the loss/damage of personal property of any of Contractor’s employees or for the loss or damage to any personal property of any of Contractor’s employees when such loss, damage or liability arises out of or in connection with Contractor’s performance or nonperformance of this Contract, regardless of the fault or negligence, in whole or in part, of any legal entity, individual or party.

25.4.2                     Staatsolie shall release, indemnify and hold harmless Contractor and its Affiliates and their respective consultants, agents, employees and directors against all losses, damages, liabilities, costs and expenses arising under any claim, demand, action or proceeding against Contractor or its Affiliates or their respective consultants, agents, employees or directors for the personal injury, industrial illness or death or the loss/damage of personal property of any of Staatsolie’s employees or for the loss or damage to any personal property of any of Staatsolie’s employees when such loss, damage or liability arises out of or in connection with the performance or nonperformance of this Contract, regardless of the fault or negligence, in whole or in part, of any legal entity, individual or party.

25.5                        Indemnity during Petroleum Operations

Subject to and expressly limited by Sub-articles 25.3, 25.4 and 25.6, Contractor shall release and indemnify Staatsolie and its Affiliates and their respective consultants, agents, employees and directors from, and hold harmless Staatsolie and its Affiliates against all losses, damages, liabilities, costs and expenses arising under any claim, demand, action or proceeding instituted against Staatsolie or its Affiliates or their respective consultants, agents, employees or directors for any death, expense, injury, liability, loss or damage of any kind incurred or sustained in connection with or arising out of the activities of Contractor or its Sub-Contractors in respect of Petroleum Operations under this Contract.

25.6                        Indemnity for Surrendered Areas and Staatsolie Operations

Staatsolie shall release and indemnify Contractor and its Affiliates and their respective consultants, agents, employees and directors from, and hold harmless Contractor and its Affiliates against all losses, damages, liabilities, costs and expenses arising under any claim, demand, action or proceeding instituted against Contractor or its Affiliates or their respective consultants, agents, employees or directors arising out of or in any way connected with any injury, death or damage of any kind sustained in connection with or arising from:

25.6.1                     any audit or inspection undertaken by Staatsolie; and

25.6.2                     activities related to any portion of the Contract Area surrendered by Contractor and any use of any equipment or assets, and/or the abandonment of any facilities for which Staatsolie has assumed control and responsibility from Contractor pursuant to Articles 27 or 29 when such loss, damage or liability has accrued after the date of such surrender and/or Staatsolie’s assumption of the use of any such equipment or assets and abandonment of any such facilities.

ARTICLE 26       ACCOUNTING AND AUDITING

26.1                        Records at Local Office

Operator and/or Contractor shall maintain, at its Paramaribo office in Suriname, complete books of accounts, original invoices, sales records and supporting documents, tax returns and other financial documents in accordance with this Contract.

26.2                        Accounting Standards

Accounts shall be kept in accordance with the requirements of the Accounting Procedure and, where not covered by such requirements, in accordance with good generally accepted international petroleum industry practice and Applicable Law.

26.3                        Annual Report and Audit

26.3.1                     Contractor shall prepare, for each Calendar Year, financial statements including a balance sheet and profit and loss statement reflecting its operations under the Contract. Accounting methods, rules and practices applied for determining revenue and expense shall be consistent with good generally accepted international petroleum industry practice and the Laws of Suriname. Each financial statement shall be certified by an independent, internationally recognized firm of chartered accountants acceptable to Staatsolie, and shall be submitted, along with the auditors report, to Staatsolie within ninety (90) Days after the end of the Calendar Year to which it pertains.  Audits should be conducted in accordance with the general accepted standards of the industry (Council of Petroleum Accountants Societies “COPAS”).

26.3.2                     It is expressly understood and agreed that the audits described in Sub-article 26.3.1 shall have no effect on the process for approval or disapproval of costs incurred by Contractor for Cost Recovery, such process being provided for in Sub-Articles 26.5, 26.6 and 26.7 hereof.

26.4                        Currency of Accounts

The accounts and underlying documentation required by Sub-article 26.2 shall be kept in the English language and in US Dollars, subject to Sub-Article 2.3.

26.5                        Approval of Cost and Revenue Statements

Contractor shall submit costs and revenue statements as required in the Accounting Procedure. Staatsolie shall signify its approval or disapproval of items regarding Cost

Recovery and revenue contained in monthly and quarterly statements within thirty (30) Days of receipt of such statements and necessary supporting documentation requested by Staatsolie. If Staatsolie indicates its disapproval of any such item, Parties shall meet within thirty (30) Days of Contractor’s receipt of Staatsolie’s notice of disapproval to review the matter. Failure of Staatsolie to disapprove of any item submitted for Cost Recovery within the allotted time shall be deemed an approval subject to Sub-article 26.8, and its cost shall be reimbursed to Contractor in accordance with Article 13.

26.6                        Substantiation Disapproval

Should Staatsolie disapprove any item(s) in cost and revenue statements submitted by Contractor, it shall notify Contractor within the period allotted for approval or disapproval in Sub-article 26.5, with supporting reason(s), such as but not limited to:

(i)                            the costs and/or revenues recorded in the statements are not correct; and/or

(ii)                           the costs of goods or services in the statements are not in line with international market prices for goods and services of similar quality supplied on similar terms prevailing at the time such goods or services were supplied; and/or

(iii)                          the condition of the materials furnished by Contractor does not tally with their prices; and/or

(iv)                          the costs incurred were not reasonably required for Petroleum Operations.

Any disapproval by Staatsolie shall be itemised and shall not apply to an entire cost statement, If Staatsolie and Contractor have not resolved the disputed items within sixty (60) Days of Contractor’s receipt of Staatsolie’s notification of disapproval, either Party may refer the matter to Dispute Resolution pursuant to Article 41.

26.7                        Staatsolie’s Right to Audit for Cost Recovery

Staatsolie shall have the right to audit with sixty (60) Days advance notice to Contractor, in order to approve or disapprove of costs incurred by Contractor for Cost Recovery, (a “Staatsolie Audit”) the books and accounts of Contractor relating to Petroleum Operations within two (2) years from receipt by Staatsolie of cost recovery documentation.  In carrying out such audit, Staatsolie shall not unreasonably interfere with the conduct of Petroleum Operations. Contractor shall provide all necessary facilities for auditors appointed by Staatsolie, including working space and access to all relevant personnel and information requested by Staatsolie. The costs of any such audits commissioned by Staatsolie shall be borne by Staatsolie. Such audits shall be undertaken by an independent, internationally recognized auditing firm or Staatsolie, and copies of such audit reports shall be provided to Contractor free of cost.  Subject to any adjustments resulting from such audits, Contractor’s accounts and cost and revenue statements shall be considered to be correct as of two (2) years from the date of their submission including all documentation requested by Staatsolie or after issuance of final Audit report.

26.8                        Adjustment as Result of Audit

All adjustments resulting from an audit will be recorded in the Petroleum Expenditures Account as soon as possible after agreement is reached between Contractor Parties and Staatsolie. Any unresolved dispute arising in connection with an audit shall first be referred to the Operations Committee for resolution. If agreement is not reached by the Operations Committee, the item(s) in dispute shall be submitted to dispute resolution in accordance with Article 41 of this Contract.

26.9                        Financial Year Period

The financial year is equal to the Calendar Year.

ARTICLE 27       OWNERSHIP TO AND CONTROL OF GOODS AND EQUIPMENT

27.1                        Ownership of Petroleum, Assets and Information

Staatsolie shall be the owner of:

27.1.1                     Petroleum produced and recovered as a result of Petroleum Operations, subject to Article 13 and Sub-article 20.1;

27.1.2                     all data; well logs, all maps, drill samples and other geological and geophysical information obtained by Contractor as a result of Petroleum Operations, and all geological, technical, financial, and economic reports, studies and analyses prepared by or for Contractor relating to Petroleum Operations; and

27.1.3                     all assets, other than those to which Sub-article 27.3 applies, which are purchased, installed, constructed and/or used by Contractor in Petroleum Operations, provided that Staatsolie’s ownership of such assets shall only become effective upon the earlier of full Cost Recovery of such assets pursuant to Article 13 or the termination of this Contract.

27.2                        Use of Assets

Contractor shall have the free and exclusive use and control of the assets referred to in Sub-article 27.1.3 for purposes of its operations under this Contract, subject to the provisions in Sub Article 27.5.

27.3                        Rented or Leased Assets

Equipment or any other assets rented or leased by Contractor or owned or leased by Sub-Contractors, in connection with Petroleum Operations shall not be deemed to be owned by Staatsolie.

27.4                        Transfer of Ownership on Contract Termination

On termination of this Contract, Contractor shall (subject to and in accordance with Article 29), leave all assets (such as wells, equipment, plants and machinery purchased, installed or constructed), which are owned and used in Petroleum Operations in good working order, except for wear and tear normal to oil industry use for that type of equipment under the particular conditions in which it was used. Contractor shall at no cost, transfer ownership, if applicable, and control of such assets to Staatsolie.

27.5                        Selling of Assets

Contractor shall have the right to sell or dispose of assets utilized in the conduct of Petroleum Operations in the Contract Area. Contractor shall notify Staatsolie three (3) Months prior to any disposals or sales.  Subject to the Accounting Procedure, in all sales, Staatsolie will have first right of refusal, which right must be exercised within thirty (30) Days of such notification. The value of assets will be based on a Arm’s Lengths Transaction and be at least in accordance with depreciation schedules agreed by the Parties. The proceeds of such sales shall be distributed as follows:

27.5.1                     The costs of removing, reconditioning and selling the equipment will be cost recoverable.

27.5.2                     The net proceeds of the sale shall be credited to the Petroleum Expenditures Account, according to the accounting procedure.

ARTICLE 28       USE OF LAND AND SEA BEDS

28.1                        Surface rental

Contractor is released, from payment to Staatsolie or any Government Authority of any surface rentals or charges referenced in Article 63 of the Mining Decree.

28.2                        Land and Sea Beds

Within the limits of its authority, Staatsolie shall use its best lawful endeavors to make available to Contractor the use of land and sea beds necessary to carry out Petroleum Operations. Contractor shall pre-pay Staatsolie for any expenditure payable by Staatsolie to third parties for the right to use such land or seabed.

28.3                        Right to Construct Facilities

Contractor shall have the right to construct and the duty to maintain, above and below any such lands and sea beds, the facilities necessary to carry out Petroleum Operations, including but not restricted to, roads, pipelines, production and treatment facilities, landing fields, bridges and telecommunication facilities. Location of facilities constructed by Contractor on such land shall be in accordance with Surinamese legislation regarding land use.

28.4                        Use of excess capacity by other producers

28.4.1                     Where Staatsolie and Contractor agree that a mutual economic benefit can be achieved by constructing and operating common facilities, the Contractor shall use its utmost efforts to reach agreement with other producers on the construction and operation of such common facilities.

28.4.2                     Where there exists excess capacity, third parties may only use the facilities of the Contractor on payment of a reasonable compensation, based on an arms length transaction, guaranteeing reasonable return on investment to the Contractor and provided the use does not unreasonably interfere with the Contractor’s Petroleum Operations.

28.4.3                     The laying of pipelines, cables and similar lines in the Contract Area by other persons is allowed, but those lines and related work shall not unreasonably interfere with the Petroleum Operations of Contractor.

ARTICLE 29       ABANDONMENT

29.1                        Scope of Abandonment Obligation

Contractor shall, in accordance with the abandonment plan as referenced in Sub-article 29.9, on termination of the Contract or relinquishment of part of the Contract Area, except for those facilities and assets, which Staatsolie has notified Contractor should not be removed pursuant to the provisions of this Article 29:

29.1.1                     remove from the Contract Area or part of the Contract Area or abandon in place, in accordance with good international petroleum industry practice, all wells, facilities and assets used in the conduct of Petroleum Operations, including, without limitation, pipelines, equipment, production and treatment facilities, electrical facilities, landing fields, and telecommunication facilities;

29.1.2                     perform all necessary Site Restoration and remediation.

29.2                        Abandonment Fund

To finance the activities under Sub-article 29.1, Parties shall open an escrow account (the “Abandonment Fund”), at a bank of good international repute to be agreed between Staatsolie and Contractor.  The structure of the Abandonment Fund and the terms for the administration of the Abandonment Fund shall be mutually agreed between Staatsolie and Contractor. All funds allocated to the Abandonment Fund shall be recoverable as Operating Expenditures.

29.3                        Contributions to Abandonment Fund

29.3.1                     The Parties shall exercise their good faith judgment to set the amounts of contribution(s) for the Abandonment Fund so that it shall be of sufficient size to cover the expenses to be incurred under Sub-article 29.1.

29.3.2                   Contractor shall commence making contributions to the Abandonment Fund, based on the formula as established in Sub-article 29.4, from the date of first Production, based on a contribution per Barrel produced and the production level of each Calendar Year.

29.4                        Formula

On a Calendar Quarter basis, Contractor shall transfer funds to the Abandonment Fund according to the following formula:

FTA = ECA x (CPP/PR) - AFB

where:

FTA is the amount of funds to be transferred to the escrow account.

ECA is the total current estimated cost of abandonment operations to be revised and adapted yearly and in accordance with the abandonment plan pursuant to Sub-article 29.9, when available.

CPP is the cumulative production of Crude Oil from the beginning of the Calendar Quarter in which the Abandonment Fund was opened.

PR is the Proven Reserves at the beginning of the Calendar Quarter in which the Abandonment Fund was opened and adjusted according to material changes in these reserves.

AFB the Abandonment Fund balance at the end of the previous Calendar Quarter.

29.5                        Abandonment Prior to Termination of Contract

If Contractor recommends abandonment of facilities, assets and wells prior to the termination of this Contract, Staatsolie may elect to continue using such facilities, assets and wells by giving Contractor notice of such decision within four (4) Calendar Months of Staatsolie’s receipt of Contractor’s recommendation to abandon. Upon such notification, Staatsolie shall be responsible for abandoning such facilities, assets and wells and shall be entitled to such funds in the Abandonment Fund accrued at the time of Staatsolie’s election necessary to abandon such facilities, assets or wells, pursuant to Sub-article 29.10.

29.6                        Abandonment upon Termination of Contract

Concurrent with the notice of termination in accordance with Article 39 of this Contract, Contractor shall notify Staatsolie of all facilities, assets and wells used in Petroleum Operations that Contractor intends to abandon. Staatsolie may elect to continue to use any such facilities, assets or wells by giving Contractor notice of such election within ninety (90) Days of receipt of Contractor’s notice.  Any facilities, assets or wells noted in Contractor’s notice, which Staatsolie has not elected to continue to use, shall be abandoned by Contractor pursuant to Sub-article 29.1 and Contractor shall use the Abandonment Fund for such purpose pursuant to Sub-article 29.10. Staatsolie shall be responsible for abandoning the remaining facilities, assets or wells without further cost to Contractor and shall be entitled to the funds in the Abandonment Fund equal to the estimated abandonment cost for such facilities accrued at the time of termination of the contract.

29.7                        Abandonment Operations

Any abandonment under Sub-article 29.1 shall be carried out in accordance with good international petroleum industry practice and Applicable Law and shall be subject to the provisions of Sub-article 44.6. If funds in the Abandonment Fund are insufficient for activities under Sub-article 29.1, additional funds for these abandonment activities shall be provided through Cost Oil or by Contractor.

29.8                        Facilities, Assets and Wells that Staatsolie Continues to Use

With respect to any facilities, assets or wells which Staatsolie elects to continue to use pursuant to Sub-articles 29.5 and 29.6:

29.8.1                     Staatsolie shall conduct such continued use in accordance with good international petroleum industry practice and in such a manner that does not interfere with Contractor’s Petroleum Operations;

29.8.2                     Staatsolie will abandon such facilities, assets and wells as and when Staatsolie decides and in such a manner that does not interfere with Contractor’s Petroleum Operations;

29.8.3                     Contractor shall be released from all responsibility and liability whatsoever pertaining to such facilities, assets and wells and abandonment thereof; and

29.8.4                     Staatsolie shall indemnify Contractor from and against any loss, damage and liability whatsoever, as well as any claim, action or proceeding instituted against Contractor, or any Contractor Parties, by any person or entity, arising from, or in any way connected with:

(a)                           the continued use of such facilities, assets and wells and their ultimate abandonment; or

(b)                           any failure by Staatsolie to properly abandon or use any such facilities, assets and wells.

29.9                        Abandonment Plan

No later than one (1) year prior to first production Contractor shall prepare detailed abandonment plan for each Commercial Field, including the estimated time of abandonment, and an estimate of the cost of abandonment for approval by the Operations Committee.  Annually thereafter, Contractor shall examine the estimated costs of abandonment operations and, if appropriate, revise the estimate.

29.10                      Disbursements from Abandonment Fund

Subject to Sub-article 29.11, the portion of the Abandonment Fund attributable to the abandonment of a specific facility, asset or well or a part of a facility shall be transferred:

a)                            to Contractor at the time Contractor commences abandonment of such facility, asset or well; or

b)                            to Staatsolie at the moment of the transfer of such facility, asset or well, if Staatsolie elects to continue to use the facility, asset or well, as provided for in Sub-articles 29.5.1 and 29.6.  The funds transferred to Staatsolie shall be placed in an escrow account and shall only be used for abandonment.

29.11                      Excess Amounts in Abandonment Fund

If excess funds remain in the Abandonment Fund following completion of all abandonment and such funds have not been subject to full Cost Recovery, such excess funds shall be distributed to Contractor If excess funds remain in the Abandonment Fund following completion of all abandonment and such funds have been subject to full Cost Recovery, then such excess funds shall be transferred to Staatsolie.

29.12                      No Taxes on Abandonment Fund

No Taxes, levies, duties or fees shall be imposed on the amounts paid into, received or earned by or held in the Abandonment Fund.  Any excess amounts distributed in accordance with Sub-article 29.11 will be included in Parties’ gross revenues.

ARTICLE 30       IMMIGRATION AND EXPATRIATE EMPLOYEES

30.1                        Permits and Income Tax Liability for Expatriate Employees

Staatsolie shall assist Contractor with all necessary permissions, permits, approvals and licenses related to immigration of personnel for the purposes of Petroleum Operations.  All Expatriate Employees shall be liable to pay Suriname personal income tax pursuant to the Income Tax Act of 1922 (Government Bulletin of 1921 no. 112, as last amended by State Decree of 1995 no. 52), provided such Taxes are of a non-discriminatory nature; otherwise such taxes shall either not be payable or, if payable, shall be reimbursed by Staatsolie.

30.2                        Employment of Expatriates

Subject to the requirements to hire Surinamese nationals, in accordance with Article 31, Contractor and its Sub-Contractors may employ persons who are not nationals of Suriname, to work in Petroleum Operations, for such periods as Contractor and its Sub-Contractors shall determine.

30.3                        Immigration

Contractor and its Sub-Contractors shall comply with Applicable Law with respect to the employment and the immigration of Expatriate Employees.

30.4                        Applicable Law and Respect of National Heritage and Customs

Contractor and its Sub-Contractors are responsible for and shall ensure that their Expatriate Employees comply with Applicable Law and respect the Suriname national heritage and customs.

ARTICLE 31       LOCAL CONTENT

31.1                        Preference for Materials Produced in Suriname

In the acquisition of plant, equipment, supplies and services for Petroleum Operations, Contractor shall give preference for materials, services and products produced in Suriname if these materials, services and products can be supplied at prices, grades, qualities, delivery dates and other commercial terms equivalent to or more favorable than those at which similar materials, services and products can be supplied from elsewhere. A list of local purchases must be submitted quarterly.

31.2                        Purchase of Materials and Services

All purchases shall be made in accordance with the relevant provisions of the Accounting Procedures.

31.3 Personnel during Contract Period

31.3.1                     Where qualified Surinamese nationals are available for employment in the conduct of Petroleum Operations, Contractor and its Sub-contractors shall ensure that in the engagement of personnel it shall as far as reasonably possible provide opportunities for the employment of such personnel.  For this purpose, along with each Work Program & Budget, Contractor and its Sub-Contractors shall submit to Staatsolie a report showing the number of persons and the required professions and technical capabilities Contractor contemplates hiring within the following Calendar Year.

31.3.2                     A list of the number of Contractor’s local hires and associated titles must be submitted quarterly to Staatsolie.

31.3.3                     Contractor and its Sub-contractors may use appropriate staff or consultants as required to timely fulfill its obligations under this Contract and to ensure efficient operations.

31.4                        Contractor and each Sub-Contractor are hereby authorized and shall be free, throughout the term of this Contract, to, in accordance with this Article, select and determine the number of employees to be hired by them in connection with the conduct of Petroleum Operations.

ARTICLE 32       SOCIAL RESPONSIBILITY AND TRAINING

32.1                        Training Obligation and Corporate Social Responsibility

32.1.1                     During each phase of the Exploration Period, Contractor shall allocate one hundred thousand US Dollars (US$100,000) per Calendar Year to train representatives of Staatsolie or to provide programs of corporate social responsibility.  During each Calendar Year after the Exploration Period, Contractor shall allocate four hundred thousand US Dollars (US$400,000) of the Budget per Calendar Year to train representatives of Staatsolie or to provide programs of corporate social responsibility.  The training programs shall be in any of Staatsolie’s operations. The programs of corporate social responsibility shall support community-based development in areas like environment, health, education, culture and sports. Contractor’s expenditures pursuant to this Sub-article 32.1.1 shall not be subject to Cost Recovery. The Operations Committee shall determine the allocation of Contractor’s expenditures pursuant to this Sub-article 32.1.1.

32.1.2                     Contractor shall, if so requested by Staatsolie, provide opportunities for a mutually agreed number of personnel nominated by Staatsolie to be seconded for on-the-job training or attachment in all phases of its Petroleum Operations under a mutually agreed secondment contract.  Such secondment contract shall include continuing education and short industry courses mutually identified as beneficial to the secondee. Cost and other expenses connected with such assignment of Staatsolie personnel shall be borne by the Contractor and considered as Recoverable Costs.

32.2                        Contractor shall regularly provide to Staatsolie non-confidential information and data relating to worldwide Petroleum science and technology, Petroleum economics and engineering available to Contractor, and as part of the obligations in 32.1.1, shall reasonably assist Staatsolie personnel to acquire knowledge and skills in all aspects of the Petroleum industry.

ARTICLE 33       FORCE MAJEURE

33.1                        Excused Non-Performance

Failure of a Party to fulfill any of the terms and conditions of this Contract shall not be considered as a default of this Contract if such inability arises from Force Majeure, provided that such Party has taken appropriate precautions and exercised due care, to carry out the terms and conditions of this Contract.  If the Force Majeure restrains the performance of an obligation or the exercise of a right under this Contract only temporarily, but for a period of at least seven (7) Days, then the time given in this Contract for:

a)                            the performance of such obligation or the exercise of such right and

b)                            the performance or exercise of any right or obligation dependent thereon, shall be suspended until the restoration of the status quo prior to the occurrence of the event(s) constituting Force Majeure, provided that such event is relevant to the performance of such right or obligation. Provided however, there shall be no seven (7) Days requirement, if the Force Majeure event occurs during the last thirty (30) Days of any Exploration Phase or Development and Production Period.

33.2                        Affected Party

A Party affected by Force Majeure shall take reasonable measures to remove such Party’s inability to fulfill the terms and conditions of this Contract with a minimum of delay.  The settlement of strikes or other labor stoppages shall be entirely at the discretion of the affected Party and the above-mentioned requirement that any Force Majeure shall be remedied with reasonable dispatch.

33.3                        Notice of Force Majeure

A Party affected by an event of Force Majeure shall notify the other Parties of such event as soon as possible and shall similarly give notice of the restoration of normal conditions or remedial situations as soon as possible.

33.4                        Measures to Minimize Consequences

33.4.1                     Parties shall take reasonable measures to minimize the consequences of any event of Force Majeure.

33.4.2                     When a Force Majeure situation lasts more than sixty (60) Days, the Parties will meet to examine the situation and implication for Petroleum Operations, in order to establish the course of action appropriate for the fulfillment of the provisions of this Contract.

ARTICLE 34       LOCAL OFFICE AND PRESENCE

34.1                        Local Office and Legal Representative

Pursuant to Article 19 of the Petroleum Law of 1990, Contractor and/or Operator shall have a legal representative in Suriname and maintain an office in Paramaribo for the purpose of carrying out Contractor’s responsibilities under this Contract. Any such office and/or representative(s) shall be registered as required by Applicable Law.

34.2                        Contractor’s Right to Establish Local Presence, Conduct Petroleum Operations

Each Contractor Party, its Affiliates and Contractor’s Sub-Contractors shall have the right throughout the term of this Contract to establish such branches and permanent establishments, and to conduct any business in Suriname as may be necessary to conduct or participate in Petroleum Operations, including the purchase, lease or acquisition of any property required for Petroleum Operations.

ARTICLE 35       NOTICES

35.1                        Delivery of Notice

Any notice, application, request, agreement, approval, consent, instruction, delegation or waiver required to be given hereunder shall be in writing, in English, and delivered to the address set out below for each Party:

35.1.1                     in person to an authorized representative of the Party to whom such notice is directed;

35.1.2                                     by registered mail;

35.1.3                                     by courier service;

35.1.4                                     by fax; or

35.1.5                                     by emailed PDF.

35.2                        Notice given under any provision of this Contract shall be deemed delivered when received by the Party to whom such notice is directed, and the time for such Party to respond to such notice shall run from the date the notice is received.  Receipt by a Party of any notice shall be confirmed in case of delivery under Sub-articles 35.1.1, 35.1.2 or 35.1.3, by a delivery receipt from the receiving entity or person, or in the case of delivery under Sub-article 35.1.4, a fax receipt which provides confirmation of complete transmission or in the case of delivery under Sub-article 3.5.1.5, and when a read-receipt has been received by the sender.  Each Party may change its address at any time and/or designate that copies of all notices be directed to another person at another address, with fourteen (14) Days prior notice to the other Party. Oral communication does not constitute notice for purposes of this Contract, and telephone numbers for the Parties are listed below as a matter of convenience only.

For Staatsolie:		For Contractor:

Staatsolie Maatschappij Suriname N.V.		Kosmos Energy Suriname
Dr.Ir. H.S. Adhinstraat 21		c/o Wilmington Trust
Paramaribo, Suriname		4th Floor, Century Yard
Telephone	: 597-499649	Cricket Square, Hutchins Dr.
FAX	: 597-491105	Elgin Avenue, George Town
Attention	: Managing Director	Grand Cayman KY1-1209

Cayman Islands
Telephone	: +1-345-814-6703
FAX	: +1-345-527-2105
Attention	: Andrew Johnson
Email:
surinamenotifications@kosmosenergy.com

With Copy to:
Kosmos Energy Suriname
c/o Kosmos Energy, Ltd.
Attention: General Counsel
8176 Park Lane, Suite 500
Dallas, TX 75231
Fax:	214-445-9705
Email:
KosmosGeneralCounsel@kosmosenergy.com

ARTICLE 36       GOOD FAITH

The Parties shall act in good faith with respect to each other’s rights and shall adopt all reasonable measures to ensure the realization of the objectives of this Contract.

ARTICLE 37       EFFECTIVE DATE

37.1                        Binding on Parties

This Contract shall be binding upon the Parties on and after the Effective Date.

37.2                        Conditions Precedent

The Effective Date shall be the date when all of the following conditions precedent have been satisfied:

37.2.1                     unrestricted approval of this Contract by the Minister of Natural Resources, (in accordance with Article 5 of the Petroleum Law of 1990) and delivery by Staatsolie of such approval to Contractor;

37.2.2                     signing of this Contract by Staatsolie and Kosmos Energy Suriname;

37.2.3                     receipt by Staatsolie of the Parent Company Performance Guarantee for the fulfillment of the obligations of the Work Program for phase 1 of the Exploration Period, in accordance with Sub-article 5.7.1.

37.3                        Pre-Effective Date Petroleum Operations

Notwithstanding the provision of Sub-article 37.2, Contractor may, with the prior approval of Staatsolie, conduct Petroleum Operations between the signing date of this Contract and the Effective Date and expenditures related to such Petroleum Operations shall be cost recoverable.  Notwithstanding the provisions of Sub-article 37.2, all Petroleum Operations undertaken by Contractor pursuant to this Sub-article shall be governed by the terms and conditions of this Contract.

ARTICLE 38       REPRESENTATIONS, WARRANTIES, COVENANTS AND UNDERTAKINGS

38.1                        Contractor’s Representations and Warranties

Contractor hereby represents and warrants to Staatsolie:

38.1.1                     that it is a corporate body duly organized and validly existing in accordance with the terms of its foundation documents and has the corporate power and authority to own its property and conduct its business as presently conducted;

38.1.2                     that it has the capacity to enter into and perform this Contract and all transactions contemplated herein, and that all corporate and other actions necessary to permit it to enter into and perform this Contract have been properly and validly taken, and all necessary approvals for such purposes have been obtained and remain in effect;

38.1.3                     that by entering into or performing its obligations under this Contract, it shall breach neither any other contract or arrangement nor any provisions of its foundation documents, by-laws or administrative resolutions;

38.1.4                     that no “asserted claims”, rights or encumbrances of any nature exist, which in any material way may affect Contractor’s ability to perform Petroleum Operations and that to the best of its knowledge, no existing unasserted or potential claims, rights or encumbrances of any nature exist which, in any material way may affect the ability to perform Petroleum Operations by Contractor.  For the purposes of this Article, “asserted claim” means a claim contained in a notice and filed by appropriate procedures with a competent judge or arbitration panel;

38.1.5                     that it is authorized, subject to governmental authorizations, to establish and maintain the branches and representative offices in the Republic of Suriname and elsewhere necessary to conduct Petroleum Operations in accordance with the terms and conditions of this Contract;

38.1.6                     that this Contract has been duly signed and delivered by it and is valid, binding and enforceable against it in accordance with its terms; and

38.1.7                     that, to the best of its knowledge and belief, no material fact or circumstance relevant to this Contract exists which has not been previously disclosed to the Government or Staatsolie, as the case may be, and which should have been disclosed to prevent materially misleading representations from being made in this Contract.

38.2                        Staatsolie’s Representations and Warranties

Staatsolie hereby represents and warrants to Contractor:

38.2.1                     that it is legally organized and exists in accordance with the laws of the Republic of Suriname and in accordance with the terms of its foundation documents;

38.2.2                     that it has the right, power and authority to enter into and perform this Contract, to grant the rights and interests to Contractor as provided under this Contract and to fulfill its obligations under this Contract;

38.2.3                     that this Contract has been duly signed and delivered by it and is valid, binding and enforceable against it in accordance with its terms;

38.2.4                     that it shall not breach any other contract or arrangement by entering into or performing under this Contract;

38.2.5                     that it has exclusively been granted all rights, title and interest to explore, develop and produce Petroleum in and from the Contract Area and that it owns all rights, title and interest in the Contract Area with respect to conducting Petroleum Operations;

38.2.6                     that no asserted claims, rights or encumbrances of any nature exist which in any material way may affect Contractor’s ability to perform Petroleum Operations and that, to the best of its knowledge, no unasserted or potential claims, rights or encumbrances of any nature exist which in any material way may affect Petroleum Operations by Contractor; and

38.2.7                     that all corporate and other action necessary to permit it to enter into and perform this Contract has been properly and validly taken, and all necessary approvals for such purposes have been obtained and remain in effect.

38.3                        General Obligations of Staatsolie

38.3.1                     In furtherance of Petroleum Operations and upon Contractor’s timely request, Staatsolie shall, within the limits of its authority, use its best lawful efforts to assist Contractor to obtain:

a)                            any necessary approvals from governmental agencies;

b)                            customs clearances, the matters described in Article 15, visas, work permits, residence permits, access to communication facilities, licenses to enter land or water, licenses with respect to any and all equipment and materials, the opening of bank accounts, the acquisition of office space and employee accommodation, as may be necessary for efficient implementation of Petroleum Operations; and

38.3.2                     Upon its timely request Staatsolie shall provide Contractor with all non confidential geological, geophysical, geochemical and technical data and information,

including well data, in the possession or control of Staatsolie or its Affiliates of relevance to the Contract Area.  Staatsolie does not warrant the accuracy or completeness of such data or information.

38.3.3                     Staatsolie shall use all means at its disposal to prevent activities performed by its sub-contractors within the Contract Area which would unduly or unreasonably interfere with, hinder or delay the conduct of Petroleum Operations.

38.3.4                     Staatsolie shall, within the limits of its authority, use its best endeavors to assist Contractor to have access to pipeline and other transportation, export and infrastructure facilities owned or controlled by any Government Authority.

38.3.5                     Staatsolie shall, within the limits of its authority, also use its best lawful efforts to assist Contractor in all other relevant matters as may be necessary for the efficient implementation of Petroleum Operations.

38.4                        Foreign Investment Incentives under Current Suriname Law

Contractor, its Affiliates or its Sub-Contractors shall under no circumstances be entitled to any investment incentives, tax holidays or accelerated depreciation allowances available under Applicable Law, including but not limited to the Investment Act (Official Gazette 2002 no. 42), or under any amendments thereto as of the Effective Date, other than the provisions expressly awarded in this Contract, except as provided in the tax rulings issued by the Tax authorities.

38.5                        Cure of a Breach of Representation, Warranty, Covenant or Undertakings

The representations, warranties, covenants and undertakings of the Parties set forth in this article shall remain in effect throughout the duration of this Contract and shall be in addition to, and not in substitution for, any other representations, warranties, covenants and undertakings set forth in this Contract.  Each Party shall immediately, upon receipt of notice from the other Party undertake to cure a breach of any representation warranty, covenant or undertaking, and shall indemnify and hold harmless the other Party, its respective employees, agents, representatives, and shareholders, from and against all suits for injury or claims for damages to persons or property resulting from or arising out of such breach.

ARTICLE 39       BREACH, TERMINATION, AND REMEDIES

39.1                        Default

Any Party may inform the other Party of a breach of this Contract and, specifying the in notice nature of the breach, request the breaching Party to take action to correct the breach.  If the action to correct the default is not substantially completed within ninety (90) Days of such notice, unless a longer period is reasonably necessary and the defaulting Party is diligently and without delay pursuing such correction, the complaining Party may institute proceedings.

39.2                        Termination Events

This Contract shall, subject to Sub-article 39.4, terminate:

39.2.1                     on relinquishment of the entire Contract Area;

39.2.2                     if Contractor does not submit a declaration of a Commercial Field pursuant to Sub-article 9.3, at the end of the Exploration Period, unless otherwise agreed to by Staatsolie;

39.2.3                     if, at the end of the Exploration Period, Contractor does not submit a Development Plan pursuant to Sub-article 9.5 after the Date of Declaration of the first Commercial Field, unless agreed to by Staatsolie;

39.2.4                     if, at the end of the Exploration Period, Contractor does not commence Development Operations related to the first Commercial Field within ninety (90) Days following the Date of Establishment of such first Commercial Field, unless agreed to by Staatsolie;

39.2.5                     if, at the end of the Exploration Period, construction and installation activities related to the first Development Operations are suspended for a continuous period in excess of one hundred and eighty (180) Days, except where such interruption is caused by Force Majeure or agreed to by Staatsolie;

39.2.6                     sixty (60) Days from receipt by Staatsolie of a notice from Contractor that it has elected to withdraw or from the date of Contractor’s deemed withdrawal from this Contract during any phase of the Exploration Period, and ninety (90) Days as to all other periods, or

39.2.7                     on expiration of the term of this Contract pursuant to Article 3.

39.3                        Termination by Staatsolie

Staatsolie may, subject to Article 33 and Sub-articles 39.4, 39.5 and 39.6, terminate this Contract:

39.3.1                     immediately if Contractor becomes insolvent or bankrupt or enters into any agreements or compositions with its creditors or takes advantage of any law for the benefit of debtors or goes into liquidation or receivership, whether compulsory or voluntary;

39.3.2                     upon intentional extraction by Contractor of any minerals other than as authorized by this Contract, except for such extractions as may be unavoidable as a result of Petroleum Operations conducted in accordance with generally accepted international petroleum industry practice and which are approved by Staatsolie as soon as possible;

39.3.3                     upon failure of Contractor to pay any undisputed sum due to Staatsolie under this Contract within sixty (60) Days after receiving a notice of arrears from Staatsolie;

39.3.4                     upon failure of Contractor to comply with any final decisions from any arbitration proceeding conducted pursuant to Article 41; or

39.3.5                     immediately for intentionally incorrect, false or misleading statements by Contractor of the expenditures subject to Cost Recovery in the accounts maintained in accordance with Article 26.

39.4                        Right to Cure

In the event conditions as described in Sub-articles 39.2.2, 39.2.3, 39.2.4, or 39.3 exist, Staatsolie must, prior to termination of this Contract by Staatsolie based upon such conditions, provide Contractor notice setting forth in detail the existence of such conditions.  Upon the receipt of such notice, Contractor shall have a period of sixty (60) Days, or such longer period as the Parties may agree, to undertake action designed to cure such conditions.

39.5                        Failure to Cure

If Contractor fails to remedy an event specified in Sub-articles 39.2 or 39.3 as described above within the period provided for in Sub-article 39.4 or within such longer period, as Staatsolie may consider reasonable under the circumstances, Staatsolie may terminate this Contract by notice to Contractor.

39.6                        Dispute

If Contractor disputes whether an event or condition as specified in Sub-articles 39.2 or 39.3 has occurred or exists, or claims that an event or condition has been remedied in accordance with Sub-article 39.4, Contractor may, within thirty (30) Days following receipt of notice of termination from Staatsolie, institute proceedings pursuant to Article 41, and Staatsolie shall not terminate this Contract except in accordance with the terms of any arbitration decision.

Petroleum Operations and the activities which are the subject of the arbitration proceeding shall continue during such proceedings.

39.7                        Damages for Breach

39.7.1                     For the purposes of this Contract, a Party shall be deemed to institute or to have instituted proceedings or contested proceedings under this Sub-article 39.7, upon serving notice to the other Party under the provisions of Article 41, and by continuing to avail itself to such provisions.

39.7.2                     A Party hereto shall be entitled to damages if the other Party is found to be in breach of this Contract under the procedures of the provisions of Article 41.

39.8                        Staatsolie’s Right to Terminate

Staatsolie may terminate this Contract only under the circumstances and in the manner described in this Article.

39.9                        Contractor’s Termination

Contractor may terminate this Contract only as provided in Sub-articles 39.2.1 or 39.2.6. Upon termination of this Contract under any circumstance or in any manner described in this Article, Contractor shall:

39.9.1                     pay any fees due hereunder up to the time the termination becomes effective; and

39.9.2                     submit all reports and evaluations, maps, assays, samples, drilling, well tests and other files in accordance with Article 21.

39.10                      Rights and Obligations of the Parties on Termination

All rights and obligations of Parties shall, subject to Sub-article 44.6, cease upon termination of this Contract, except for any obligation or liability imposed or incurred under this Contract prior to the date of termination.

39.11                      Other Remedies

If either Contractor or Staatsolie terminates this Contract pursuant to this Article, the rights of Parties to pursue damages or other actions one against the other shall, in addition to other limitations which may be contained here, be limited to the dispute resolution provisions of Article 41.

ARTICLE 40       APPLICABLE LAW AND OFFICIAL LANGUAGE

40.1                        Applicable Law

This Contract shall be governed by and construed in accordance with the laws of the Republic of Suriname and where the laws of the Republic of Suriname are silent or no principles of law exist in relation to any matter, in accordance with Dutch law (without regard to conflict of laws provisions) or as otherwise agreed by the Parties.  This Contract shall be subject to the international legal principle of pacta sunt servanda (agreements must be observed).

40.2                        Official Language

This Contract will be executed in the English and Dutch languages, and both will have equal force and effect.  In case of a dispute and arbitration between the Parties, except for a manifest error or misprint, the Dutch version shall prevail.

ARTICLE 41       DISPUTE RESOLUTION

41.1                        Consultation

41.1.1                     Agreement to Consult

Parties shall use their best efforts to amicably resolve any Dispute by consultation in accordance with this Article.

41.1.2                     Notice of Consultation

To initiate consultation, a Party shall deliver to the other Party a notice (“notice of consultation”) which:

(a)                           describes the Dispute; and

(b)                           designates a person with authority to represent such Party in negotiations relating to the Dispute.

41.1.3                     Within fifteen (15) Days of receipt of the notice of consultation, the other Party shall give notice to the sender of the notice of consultation informing who will represent such other Party in these negotiations.

41.1.4                     Consultation Process

The designated representatives shall immediately attempt to resolve the Dispute by consultation. During thirty (30) Days after receipt of the notice referenced in Sub-article 41.1.2, Parties may not resort to any other means of dispute resolution.

41.2                        Arbitration

41.2.1                     Agreement to Arbitrate

Any Dispute which cannot be resolved by mediation under Sub-article 20.6 or consultation pursuant to Sub-article 41.1 shall be resolved fully and finally and exclusively by arbitration.  Arbitration conducted pursuant to this Sub-article 41.2 may not be consolidated with any other arbitration proceeding involving any third party.

41.2.2                     Taking the Initiative to Arbitrate

A Party seeking arbitration shall deliver to the other Party a notice of its arbitral claim (“Arbitration Notice”).

41.2.3                     Place of Arbitration

The venue of any arbitration under this Contract shall be The Hague, the Netherlands.

41.2.4                     Applicable Rules

41.2.4.1                 The Parties consent to submit any Dispute to the Permanent Court of Arbitration in The Hague, Netherlands for arbitration conducted pursuant to the Rules of Arbitration of the United Nations Commission on International Trade Law (the “UNCITRAL Rules”) in effect on the date of the Arbitration Notice; provided that, if the UNCITRAL Rules conflict with the provisions of this Contract, this Contract shall govern.

41.2.4.2                 Alternative Arbitration Rules Only in the event that (i) Suriname is not on the list of parties to the United Nations Convention on the Recognition and Enforcement of Foreign Arbitral Awards of 1958 as published by the United Nations at the time a Party delivers an Arbitration Notice and (ii) the Republic of Suriname and the state of which Contractor is a national are Contracting Parties to the Convention at the time when any proceeding hereunder is instituted, the following shall apply to any Dispute:

The Parties consent to submit any Dispute to the International Centre for Settlement of Investment Disputes (ICSID) for arbitration conducted pursuant to the Arbitration Rules of the Convention of the Settlement of Investment Disputes between States and Nationals of Other States (the “Convention”).  The Parties agree that, for purposes of ICSID arbitration, all activities contemplated by this Contract will constitute an investment, any Dispute among the Parties will be considered a legal dispute arising directly out of an investment, and Kosmos is nation of another Contracting State.

41.2.4.3                 In the event neither Sub-Article 41.2.4.1 or 41.2.4.2 apply, the Parties consent to submit any Dispute to the International Centre for Settlement of Investment Disputes (ICSID) for arbitration conducted pursuant to its Arbitration (Additional Facility) Rules.

41.2.4.4                 The arbitrators shall apply the IBA Rules on the Taking of Evidence in International Commercial Arbitration (1999) together with the applicable arbitration rules.  Where there is inconsistence, the IBA Rules shall prevail.

41.2.5                     Appointment of Arbitrators

41.2.5.1                 The number of arbitrators shall be three (3). All arbitrators shall be impartial and have at least then (10) years of experience in international oil and gas transactions of similar nature to this Contract.  Within thirty (30) Days of delivery of the Arbitration Notice, each Party shall appoint one (1) arbitrator and shall notify each other of such appointment.  If a Party does not appoint its arbitrator within this period, the appointing Party must request the appointment of such arbitrator by the Secretary General of the Permanent Court of Arbitration in The Hague for an arbitration under Sub-Article 41.2.4.1, or the Chairman of the Administrative Council for an arbitration under Sub-Article 41.2.4.2 or Sub-Article 41.2.4.3.

41.2.5.2.                Within thirty (30) Days of the appointment of the two (2) arbitrators pursuant to Sub-Article 41.2.5.1, such arbitrators shall appoint the third arbitrator, who shall be the presiding arbitrator of the panel. If the arbitrators do not appoint the third arbitrator within this period of time, then either arbitrator or either Party to the Dispute may request the appointment of such arbitrator by the Secretary General of the Permanent Court of Arbitration in The Hague for an arbitration under Sub-Article 41.2.4.1, or the Chairman of the Administrative Council for an arbitration under Sub-Article 41.2.4.2 or Sub-Article 41.2.4.3.  Such appointing authority shall use its best efforts to appoint the presiding arbitrator within thirty (30) Days of a request for such appointment.

41.2.5.3.                If an arbitrator is unable to perform his duties due to death, resignation, refusal or unavailability, the vacancy shall be filled by the procedure as described in Sub-Article 41.2.5.

41.2.6                     Language of Arbitration

The language used in the arbitration, including the proceedings and the award, shall be English.  Supporting documents must be transmitted and/or submitted to the arbitration panel in English.

41.2.7                     Award Final

The award of the panel:

(a)                           shall be final and binding upon the Parties;

(b)                           may be entered and enforced by any court of competent jurisdiction

(c)                           shall be the sole and exclusive remedy between the Parties to the Dispute regarding any and all claims or counterclaims; and

(d)                           shall be rendered within the time period mutually agreed between the Parties.

41.2.8                     Scope of Award

Any monies awarded shall be stated and paid in US Dollars, without any tax or other deductions being withheld from the award. The award may include money damages, interest thereon (compounded quarterly from the date of the breach for which such damages were awarded).  All costs and expenses of the arbitrators and the arbitral institution shall be borne by the parties equally, each party shall bear the costs and expenses, including attorneys’ fees, of its own counsel, experts, witnesses for the preparation and presentation of its case.  The panel shall set the rate of interest to be the maximum rate permitted by Applicable Law. Parties hereby waive any damages in excess of compensatory damages, including punitive, exemplary or consequential damages.

41.3                        Obligation to Perform

Unless the Contract expires or is terminated, each Party shall continue to perform its obligations under this Contract pending final resolution of any Dispute.

41.4                        Survival

The Parties’ obligation to resolve Disputes under this Article 41 shall survive the expiration or termination of this Contract.

41.5                        Expert Determination

41.5.1 For a Dispute on any decision referred to an expert the Parties hereby agree that such decision shall be conducted expeditiously by an expert selected unanimously by the Parties to the Dispute.  The expert is not an arbitrator and shall not be deemed to be acting in an arbitral capacity.  The independent expert shall have an established reputation in the international petroleum industry as an expert on the matter in dispute and shall not at the time of the Dispute be engaged by any Party for work other than as the expert.  The Party desiring an expert determination shall give the other Party written notice of the request for such determination.  If the Parties to the Dispute are unable to agree upon an expert within twenty (20) Days after receipt of the notice of request for an expert determination, then, upon the request of any of the parties to the Dispute, the International Centre for Expertise of the International Chamber of Commerce (ICC) shall appoint such expert and shall administer such expert determination through the ICC’s Rules for Expertise.  The expert, once appointed, shall have no ex parte communications with any of the parties to the Dispute concerning the expert determination or the underlying Dispute.  Any hearing with an expert determination shall take place in The Hague, the Netherlands, unless the parties agree otherwise.  All Parties agree to cooperate fully in the expeditious conduct of such expert determination and to provide the expert with access to all facilities, books, records, documents, information and personnel necessary to make a fully informed decision in an expeditious manner. Each Party shall prepare and exchange a written position paper setting out its positions with respect to the Dispute. Each Party shall also prepare and exchange a written response to the other Party’s position paper.  The position papers and responses may be accompanied by data and information in the submitting Party’s discretion.  Before issuing his final decision, the expert shall issue a draft report and allow the Parties to the Dispute ten (10) Days to comment on it.  The expert shall endeavor to resolve the Dispute within sixty (60) Days (but no later than ninety (90) Days) after receipt of each Party’s written response to the other Parties’ position paper taking into account the circumstances requiring an expeditious resolution of the matter in dispute.  The expert’s decision shall be final and binding on the Parties to the Dispute unless challenged in an arbitration pursuant to Sub-Article 41.2 within sixty (60) Days of the date the expert’s final decision is received by the Parties to the Dispute and until replaced by such subsequent arbitral award.  In such arbitration (i) the expert determination on the specific matter shall be entitled to a rebuttable presumption of correctness; and (ii) the expert shall not (without the written consent of the parties to the Dispute) be appointed to act as an arbitrator or as adviser to the Parties to the Dispute.

ARTICLE 42       WAIVER OF IMMUNITY

42.1                        Waiver of Immunity

The Parties agree that the activities contemplated in this Contract are commercial in nature. Each Party irrevocably waives to the fullest extent permitted by the laws of any applicable jurisdiction any right of immunity as to it or its property in respect of the enforcement and execution of any arbitration award rendered under this Contract and expressly consents to any legal action or proceeding (including pre-judgment attachment) in relation to the enforcement and execution of such arbitration award.

ARTICLE 43       ASSIGNMENT

43.1                        Assignment of Participating Interest

43.1.1                     Contractor shall not directly or indirectly sell, assign, transfer, convey or otherwise dispose of its rights or interests related to this Contract to third parties prior to the Effective Date.

43.1.2                                                              A Contractor Party shall not sell, assign, transfer, convey or otherwise dispose of its rights or interests or obligations under this Contract to any third party, directly or indirectly, without the prior written consent of Staatsolie, which consent shall not be unreasonably withheld.

43.1.3                                                              Notwithstanding the foregoing, a Contractor Party may assign all or a portion of its rights under this Contract to an Affiliate or to another Contractor Party without the prior consent of Staatsolie. The Contractor Party shall promptly notify Staatsolie of any assignment to an Affiliate or another Contractor Party.

43.1.4                                                              When assigning to any third party, such third party shall:

(a)                           be financially and technically competent; and

(b)                           have adequate expertise and experience, or access to same, in petroleum operations similar to the Petroleum Operations.

43.1.5                                                              Sub-articles 43.1.1 and 43.1.2 shall not apply in the event of any direct or indirect change in control of a Party (whether through merger, sale of shares or other equity interests, or otherwise) through a single transaction or series of related transactions, from one or more transferors to one or more transferees.

43.1.6                                                              Notwithstanding the foregoing, no Contractor Party shall make an assignment which creates a Participating Interest which is less than 10%, whether such interest is in the assignee or in the assignor.  This limitation does not apply to transfers to Staatsolie pursuant to its right of participation under Article 11.1.

43.2                        Binding Effect

Any assignment of this Contract shall bind the assignee to all the terms and conditions hereof.  Such requirement shall be included in any contract of assignment.

43.3                        Legal Successor to Staatsolie

If Staatsolie Maatschappij Suriname N.V., as the Government’s representative, is replaced in the future by another entity with respect to this Contract and such entity is granted by the

Government the exclusive rights currently held by Staatsolie to Explore for, Develop and Produce Petroleum in Block, any and all references to “Staatsolie” in this Contract shall refer to such legal successor.

ARTICLE 44       MISCELLANEOUS

44.1                        Headings and Language

Headings in this Contract are for convenience of reading only and shall not affect the construction or interpretation of this Contract.

44.2                        Entire Contract

This Contract constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all previous contracts and understandings, oral or written, relating thereto.

44.3                        Severability

If any part of this Contract is held to be invalid, the remainder of this Contract shall remain in effect and the Parties agree that the part so held to be invalid shall be deemed to have been stricken here from and the remainder shall have the same force and effect as if such part had never been included herein.

44.4                        Amendment

This Contract may not be altered, amended, or modified except by a written instrument signed by the duly authorized representatives of each of the Parties.

44.5                        Waiver

A Party shall not be deemed to have waived any provision hereof unless, and then only to the extent that, such waiver is in writing.  A Party’s waiver of any breach of any provision of this Contract shall not be construed as a waiver of any subsequent breach, nor will a Party’s delay or non-success to exercise any right such Party has hereunder operate as a waiver of such right.

44.6                        Survival

All rights and obligations hereunder that expressly or by their nature extend beyond the term of this Contract shall survive and continue to bind the Parties, their legal representatives, legal successors and legal assigns after any termination or expiration of this Contract until such rights and obligations are satisfied in full or expire.

44.7                        Remedies Cumulative

The rights and remedies of Parties to this Contract are limited and exclusive to the rights granted herein. In the event of a Dispute between Parties, its resolution shall be limited to the provision of the dispute resolution provisions of Article 41.

44.8                        Conflict of Interest

44.8.1                     Each Party agrees that no director, employee or agent of such Party shall give or receive any commission, fee, rebate, gift or entertainment of significant cost or value in connection with this Contract or enter into any business arrangement with any director, employee or agent of either of the Parties or any Affiliate.

44.8.2                     Neither Party nor their employees, agents or subcontractors shall make any payment or give anything of significant value to an official of any government (including any officer or employee of any government department, agency or instrumentality or the employee, officer, director or agent of a government owned entity) to influence his, her or its decision, or to gain any other advantage for the Parties in connection with the performance of this Contract, which would be in violation of the Foreign Corrupt Practices Act of the United States of America or the OECD Anti-Bribery Convention of 1997, or the substance thereof, or any similar applicable Suriname anti-corruption statute or regulation.

IN WITNESS WHEREOF, the Parties have signed this Contract on the day and year written above by their duly authorized representatives.

For and on behalf of:		For and on behalf of:

Staatsolie Maatschappij Suriname N.V.		Kosmos Energy Suriname

By:	/s/ M.C.H. Waaldijk	By:	/s/ Brian F. Maxted

Name: M.C.H. Waaldijk		Name: Brian F. Maxted
Title: Managing Director		Title: President

ANNEX 1             MAP OFFSHORE BLOCK 42

NORTH
Block 42
A
B
C
D
E
F
G
H
Suriname-Guyana Maritime Border
Suriname-Guyane Maritime Border
SURINAME
GUYANA
GUYANE

0
50
100 KM

Kaart van een deel van het Off-shore gebied van de Republiek Suriname, Blok 42, aangeduid met de letters ABCDEFGH en de daarbij in de lijst vermelde WGS-84 coördinaten, vermoedelijk groot 6176 km².

Ten verzoeke van STAATSOLIE MAATSCHAPPIJ SURINAME N.V. heb ik, deze kaart vervaardigd.

Paramaribo, 26 september 2011
De Landmeter in Suriname

PLAKZEGEL
SURINAME

N. Kalpoe, BSc.

ANNEX 2             COORDINATES OFFSHORE BLOCK 42

The boundary of Block 42 offshore Suriname is defined by the following geographical co-ordinates in terms of the WGS 84 geodetic datum, WGS 84 spheroid.

The boundary follows lines of equal latitude or longitude.

The Contract Area, to an accuracy of 1km², is 6176 km² calculated on the WGS 84 spheroid.

Block 42

A	7°55’00’’N	56°12'00'' W

B	8°30’00’’N	56°0.5.05'00'' W

C	8°30’00’’N	55°20'00'' W

D	8°20’00’’N	55°20'00'' W

E	8°20’00’’N	55°15'00'' W

F	8°00’00’’N	55°15'00'' W

G	8°00’00’’N	55°14'35'' W

H	7°55’00’’N	55°14'35'' W

Datum WGS -84

ANNEX 3             ACCOUNTING PROCEDURE

1.                                             Definitions

The terms defined in this Accounting Procedure may be used both in singular and plural, according to the context, applying in all cases the definitions established herein. Words and phrases used in this Annex but not defined below shall have the same meaning in this Annex as is given to them in the Contract.  The following terms shall have the following meanings:

i.                              “Accounting Procedure” means the accounting principles, practices and procedures set forth in this Annex.

ii.                             “Accrual Basis” means the basis of accounting, under which costs and benefits are regarded as applicable to the period in which the liability for the cost is incurred, or the right to benefits arises regardless of when invoiced, paid or received.

iii.                            “Controllable Material” means Material and Equipment which Contractor subjects to record control and inventory as so classified in the material classification manual as most recently recommended by the Council of Petroleum Accountants Societies (COPAS).

iv.                            “Material and Equipment” means goods, including, without limitation, all Exploration, Appraisal, Development and Production facilities together with supplies and equipment, acquired and held for use in Petroleum Operations.

v.                             “Petroleum Expenditures Account” shall mean the account showing the charges and credits accrued as Petroleum Expenditures.

vi.                            “Joint Property, Material and Equipment” means all tangible assets that are acquired and held by the group of Contractor Parties for use in Petroleum Operations.

2. General Provisions

The purpose of this Accounting Procedure is to establish a fair and equitable method for determining charges and credits with respect to the Petroleum Operations under the Contract and to provide a method for controlling expenditure within the budgets approved by the Operations Committee. The Parties shall, in good faith, endeavor to agree on such changes as are necessary to correct any unfairness or inequity if such method proves to be unfair or inequitable to any of the Parties.  In the event of any inconsistency or conflict between the provisions of this Accounting Procedure and the provisions of the Contract, then the provisions of the Contract shall prevail.

Where the term Contractor is used in this Accounting Procedure, if there is more than one Contractor Party, then the term shall, where appropriate to the context, mean the Operator who will be acting on behalf of the Contractor Parties.

3                              Accounting Manual, Procedures and Reports

Contractor shall, within one hundred and twenty (120) Days after the Effective Date of this Contract, present to Staatsolie a chart of accounts, procedures, and outline of reports. Staatsolie will have the opportunity to give a documented reaction within ninety (90) Days after receipt of these documents. The Parties must agree on mutually acceptable documents within one hundred and fifty (150) Days after receipt of the documentation by Staatsolie. The documentation, including reports, may be revised by mutual agreement of the Parties.

4.                             Petroleum Expenditures per Commercial Field

If there is more than one Commercial Field, Contractor shall separately identify and charge Petroleum Expenditures to the specific Commercial Field. Contractor shall specify the method of allocation of shared Petroleum Expenditures in accordance with the Contract.

4.1                          Petroleum Expenditures Account and Currency Exchange

Operator shall provide the Parties with the accounting data and information necessary for such Party to fulfill any statutory obligation in regard to Petroleum Operations, to which it may be subjected, to the extent that such data and information could reasonably be expected to be available from the accounting records maintained by the Operator. The cost thereof shall be for the Petroleum Expenditures Account.

4.2                          Operator shall at all times maintain and keep true and correct records of the production and disposition of Petroleum, and all revenues, costs and expenditures under the Contract, as well as other data necessary or proper of the settlement of accounts between the Parties hereto in connection with their rights and obligations under the Contract and to enable Parties to comply with their respective income tax and other laws.

4.3                          Operator shall open and maintain separately identifiable accounting records to record all expenditures incurred and all receipts obtained by the Operator in connection with the Petroleum Operations.

4.4                          Operator shall maintain accounting records on an Accrual Basis in accordance with the accounting requirements of the Contract and any applicable statutory obligation of the Government, and in accordance with generally accepted accounting practices used in the

United States, provided however that Petroleum Expenditures due for Cost Recovery will be based on invoices paid.

The Petroleum Expenditures Account records shall be maintained in US Dollars.  Costs incurred in currencies other than US Dollars shall be converted into US Dollars in accordance with the applicable buying rates of the prior business day published by the Central Bank of Suriname.

5                              Audit

5.1                          A Contractor Party or Staatsolie, with at least sixty (60) Days advance notice to Operator and all other Contractor Parties, shall have the right at its sole cost to audit the Petroleum Expenditures Account and records of Operator relating to any Calendar Year within a twenty-four (24) month period from the date of the submission of such Petroleum Expenditures Account.

5.2                          The right of audit includes the right of access, during normal business hours at Operator’s Paramaribo office in Suriname, to all accounts and records pertaining to the Petroleum Expenditures and revenues Account maintained by the Operator.

5.3                          Operator shall produce information from Contractor’s Affiliates reasonably necessary to support charges from those Affiliates to the Petroleum Expenditures Account.

5.4                          If an Affiliate considers such information confidential or proprietary or if such Affiliate will not allow the Contractor Party to audit its accounts, the auditor prescribed by the statutes of the Affiliate shall be used to confirm the details and facts as required, provided such auditor prescribed by the statutes is an internationally recognized firm of public accountants. Should the auditor prescribed by the statutes of the Affiliate decline to act in such capacity, or not be an internationally recognized independent firm of public accountants, the auditing Party shall select an internationally recognized independent firm of public accountants to carry out such confirmation. The cost of such audit by the register auditor or the independent firm of public accountants, as the case may be, shall be borne by the Party who requested such audit; and

5.5                          At the conclusion of each audit, the Parties shall endeavor to settle all outstanding matters.  If Staatsolie or the Contractor Party conducting said audit, as applicable, desires to object to any of the Petroleum Expenditures Accounts or any other files audited, it shall submit, within ninety (90) Days following the completion of the audit, a written report to the Operator that identifies all objections arising from such audit.  If Operator has not received an audit report within said period, it will be deemed that the auditing Party(ies) have not identified any items to which to make objection.

5.6                          The Operator shall reply in writing to the report as soon as possible and not later than ninety (90) Days following the receipt of the report.  Thereafter, subsequent communications between the Parties shall be on a thirty (30) days from receipt basis.  However, any Party involved in the Audit, may at any time refer any remaining unresolved dispute arising in connection with an audit to the Operations Committee for resolution. If a Party does not refer an unresolved item to the Operations Committee within sixty (60) days after receiving the most recent communication on the unresolved item from the other Party, then the item shall be deemed to have been accepted by said Party in accord with such last or most recent communication.  If unanimous agreement is not reached at the Operations Committee within thirty (30) Days of the receipt of such matter by the chairman of that committee, the item or items in dispute shall be submitted to arbitration in accordance with Article 41 of the Contract.

5.7                          All adjustments resulting from an audit will be recorded in the Petroleum Expenditures Account as soon as possible after agreement is reached between Operator and Parties, the matter is decided by the Operations Committee or the dispute is resolved by arbitration, as applicable.

5.8                          All accounting records, tax returns, books and accounts relating to Petroleum Operations shall be maintained by Contractor for a minimum of ten (10) years following the end of the Calendar Year to which they relate.

5.9                          Without limiting any other obligations of confidentiality arising under the Contract, any information obtained by a Contractor Party under the provisions of this Section 5 which does not relate directly to the Petroleum Operations shall be kept confidential and shall not be disclosed to any third party other than as permitted by Article 22.

5.10                        In the event that the Operator is required by law or by the provisions of the Contract to employ a public accounting firm to audit the Petroleum Expenditures Account and records of the Operator relating to the accounting hereunder, the cost thereof shall be charged against the Petroleum Expenditures Account, and a copy of the audit report shall be furnished to each Party.

6                              Allocations

If it becomes necessary to allocate any costs or expenditures to or between Petroleum Operations and any other operations, such allocation shall be made on an equitable basis. Operator shall furnish to the other Contractor Parties hereto a description of the allocation procedures and allocation methods pertaining to these costs and expenditures.

7.                             Charges and Expenditures

Contractor shall charge the Petroleum Expenditures Account for all costs incurred after the Effective Date in compliance with the terms of this Contract and expenses accrued between the Signing Date and the Effective Date in accordance with Sub-article 37.3 of this Contract. Petroleum Expenditures eligible for cost recovery are limited to the following:

7.1                          Labor and Related Costs

(a)                           Gross salaries and wages, including amounts imposed by engaged government, in respect of all employees of Contractor who are directly engaged in the conduct of Petroleum Operations, whether temporarily or permanently assigned within Suriname or located in Contractor’s offices elsewhere; as well as personal expenses incurred in connection therewith. For Contractor’s personnel located outside of Suriname, time sheets which record the man-hours dedicated to the Petroleum Operations and the a detailed, auditable, internal rate assigned to each of such personnel according to its category shall be used.

(b)                           Costs of all holiday, vacation, sickness, disability, disability benefits, living and housing allowances, travel time, bonuses,  dependent schooling, language courses, company cars, hardship allowances and other customary allowances applicable to the salaries and wages chargeable hereunder, as well as the costs to Operator for employee benefits, including but not limited to employee group life insurance, group medical insurance, hospitalization, retirement, and severance payments required by the laws or regulations of Suriname in accordance with Contractor’s usual practice.

(c)                           Reasonable expenses (including related travel costs) of those employees whose salaries and wages are chargeable under 7.1(a) and for which expenses the employees are reimbursed under the usual practice of Operator.

(d)                           Expenses or contributions imposed under Applicable Laws to Contractor’s cost of salaries and wages chargeable under Section 7.1(a) or other costs chargeable under this Section 7.1.

(e)                           Costs incurred by Operator for training which are of direct benefit to the Petroleum Operations pursuant to its training policy or as required by Suriname regulations for employees permanently assigned to Petroleum Operations.

(f)                            If employees are engaged in other activities in addition to the Petroleum Operations, the cost of such employees shall be allocated on an equitable basis.

7.2                          Material and Equipment

Material and Equipment purchased or furnished by Contractor, Operator or Sub-Contractor for use in Petroleum Operations as provided under Section 10 of this Accounting Procedure. To the extent reasonable, practical and consistent with efficient economical operation, only such Material and Equipment shall be purchased or transferred for use in Petroleum Operations as may be required for immediate use or prudent contingent stock.  The accumulation of surplus stocks shall be avoided.

7.3                          Transportation and Employee Relocation Costs

(a)                           Costs for transportation of Material and Equipment and other related costs such as expediting, crating, dock charges, air and ocean freight.

(b)                           Costs incurred for transportation of personnel as required in the conduct of Petroleum Operations.

(c)                           Costs for relocation of employees permanently or temporarily assigned to Petroleum Operations at the beginning of their assignment to Petroleum Operations in accordance with Contractor’s usual practice.

7.4                          Services

(a)                           The actual price paid for contract services, professional consultants and other services procured from outside sources other than services covered by Section 7.13.

(b)                           Costs for use of equipment and facilities furnished by Contractor, Operator, or Sub-Contractors at rates commensurate with the cost of ownership and operation if such use is economically justifiable. Rates shall include costs of maintenance, repairs, other operating expenses, insurance and taxes.  Such costs shall be computed in line with Contractor’s usual accounting policy such that no gain or loss accrues to Contractor, and provided that such costs are competitive with comparable third party services.

(c)                           The cost of services provided or performed by the technical and professional staff of the Contractor, Contractor’s Affiliates, Operator and/or Operator’s Affiliates, Examples of such services include, but are not limited to the following:

Geological Studies and Interpretation;

Seismic Data Processing;

Well Log Analysis, Correlation and Interpretation;

Well Site Geology;

Laboratory Services;

Ecological and Environmental Engineering;

Abandonment Studies;

Project Engineering;

Source Rock Analysis;

Petrophysical Analysis;

Geochemical Analysis;

Drilling Supervision;

Development Evaluation;

and, if provided in-country in Suriname:

Executive and Administrative

Communications and Data Processing;

Human Resources

Professional Services, including accounting and legal services; and

Safety and Security.

Such services pursuant to Section 7.4 (a), (b) and (c), shall be charged at cost plus any income or withholding tax, excluding profit, provided that these services result in accurate and complete reports, presented to Parties and supported by time records and any other relevant information. The records thereof shall be made available for audit by the Parties in accordance with Section 5.

7.5                          Damages and Losses to Property

(a)                           All costs or expenses necessary for repair or replacement of property resulting from damages or losses incurred by fire, flood, storm, theft, accident, or any other cause, provided that these expenses are not due to Gross Negligence or Willful Misconduct on the part of Contractor or recoverable from insurance.

(b)                           Contractor shall furnish Staatsolie with written notice of such damages or losses in excess of two hundred thousand US Dollars ($200,000) per incident as soon as reasonably practicable.

7.6                          Insurance

(a)                           All premiums paid for insurance carried for the Petroleum Operations.

(b)                           All expenditures incurred and paid in the settlement of any and all losses, claims, damages, judgments and any other expenses, not recovered from insurance, provided that these expenses are within the provisions of Article 25 of the Contract and not due to Gross Negligence or Willful Misconduct on the part of Contractor.

7.7                          Legal Expenses

Costs necessary for handling, investigating and settling litigation or claims arising from Petroleum Operations or necessary to protect or recover property, including, but not limited to, lawyers’ fees, court costs, cost of investigation or procuring evidence and amounts paid in settlement or satisfaction of any such litigation or claims, except if such legal expenses are due to Gross Negligence or Willful Misconduct on the part of Contractor.

7.8                          Duties and Taxes

Taxes, except for income taxes as described in Sub-article 18.2 of the Contract, charges, levies, duties, fines, payments and penalties imposed by the Government or any other governmental entity against Contractor in connection with Petroleum Operations, except if the imposition of such tax, levy, duty, fine, payment or penalty is due to Gross Negligence or Willful Misconduct on the part of Contractor.

7.9                          Offices, Camps, and Miscellaneous Facilities

The cost of maintaining and operating any offices, sub-offices, camps, warehouses, housing and other facilities directly serving the Petroleum Operations.

7.10                        Energy Expenses and water

Costs of fuel, electricity or other energy and water used for the Petroleum Operations.

7.11                        Communication Charges

Costs of acquiring, leasing, installing, using, repairing and maintaining communication systems, used for the Petroleum Operations

7.12                        Environmental Charges

Costs of environmental programs undertaken with respect to Petroleum Operations, including, but not limited to Environmental and Social Impact Assessment Environmental

Impact Assessments, Environmental Baseline Study, Environmental Management Plan, ongoing monitoring programs, remediation, and mitigating activities.

7.13                        Administrative Overhead Costs

7.13.1                     Contractor’s administrative overhead outside Suriname applicable to Petroleum Operations under the Contract prior to the Date of the Declaration of Commercial Field in the Contract Area shall be charged in accordance with the following rates with respect to all expenditures allowable for Cost Recovery other than administrative overhead, Royalties and other taxes imposed by the government:

i)                              Three percent (3%) of the first five million (5,000,000) US Dollars of such expenditures paid during the Calendar Year; and

ii)                             Two percent (2%) of the next three million (3,000,000) US Dollars of such expenditures paid during the Calendar Year; and

iii)                            One percent (1%) of the amounts exceeding eight million (8,000,000) US Dollars of such expenditures paid during the Calendar Year.

7.13.2                     Contractor’s administrative overhead outside Suriname applicable to Petroleum Operations under the Contract after the Date of the Declaration of Commercial Field in the Contract Area shall be charged in accordance with the following rates with respect to all expenditures allowable for Cost Recovery other than administrative overhead:

i)                              Five-tenths of one percent (0.5%) of the first twenty million (20,000,000) US Dollars of such expenditures paid during the Calendar Year; and

ii)                             Four-tenths of one percent (0.4%) of amounts of the next thirty million (30,000,000) US Dollars of such expenditures paid during the Calendar Year; and

iii)                            One-tenths of one percent (0.1%) of the amounts exceeding fifty million (50,000,000) US Dollars of such expenditures paid during the Calendar Year.

7.13.3                     Contractor shall make provisional quarterly charges to the accounts based on the above rates.

7.13.4                     Such overhead charges shall be considered full compensation to Contractor for work carried out by Contractor and Affiliates wherever located for the following types of assistance provided:

(A)                          Executive - Time of executive officers from the rank of regional exploration manager upward.

(B)                          Exploration, Production and Engineering - Direction, Managing, advising and controlling the entire project.

(C)                          Services - provided by other departments such as legal, employee relations, personnel recruiting, purchasing and procuring administrative, accounting and audit, treasury, financial and exchange advice and payment of invoices, which contribute time, knowledge and experience to the operation.

7.14                        Abandonment Fund

All contributions made by Contractor to the Abandonment Fund.

7.15                        Licenses, Permits, etc.

All costs attributable to the acquisition, maintenance, renewal or relinquishment of licenses and permits acquired for Petroleum Operations and bonuses paid in accordance with the Contract when paid by Contractor in accordance with the provisions of the Contract.

7.16                        Other Expenditures

Any other expenditures not covered or dealt with in the foregoing provisions which are incurred by Contractor for the necessary and proper conduct of the Petroleum Operations.

8.                             Cost and expenses not qualifying for Cost Recovery

The following costs and expenses do not qualify for Cost Recovery:

(a)                           any payments made to Staatsolie for failure to fulfill the Minimum Work Obligations in accordance with Sub-article 5.8.1 of the Contract;

(b)                           costs incurred before the Signing Date;

(c)                           costs of marketing or transportation of Crude Oil beyond the Delivery Point;

(d)                          attorney’s fees and other costs of proceedings in connection with dispute resolution under Article 41 of the Contract or expert determination as provided in the Contract or this Accounting Procedure;

(e)                           fines and penalties imposed under Applicable Law of Suriname or under this Contract to the extent that the imposition of such fines or penalty is due to Gross Negligence or Willful Misconduct on the part of Contractor; and

expenditures made in accordance with Sub-article 32.1.1 of the Contract concerning training to Staatsolie personnel and financing of community based programs.

Any costs and expenses attributable to the financing of Petroleum Expenditures incurred under the Contract

(h)                           any other expenditures not covered or dealt with in the foregoing provisions which are incurred by Contractor, which are not necessary for the proper conduct of the Petroleum Operations.

9.                             Credits

Credits in favor of the Contractor as a result of the Petroleum Operations shall be credited to the respective accounts and be included in the statement of expenditures.  Such credits shall include, but not be limited to, the following transactions:

(a)                           The net proceeds of any successful damage claim and any type of discount with an insurance in connection with Petroleum Operations for claims with respect to operations or assets that were insured and where the insurance premium with respect thereto has been charged to the Petroleum Expenditures Account.

(b)                           Any adjustments received by Contractor from suppliers/manufacturers, or their agents, in connection with defective Material and Equipment, or services deemed unsatisfactory, the cost of which was previously charged by Contractor to the Petroleum Expenditures Account.

(c)                           The net proceeds of sale for disposal of assets used in or acquired for the Petroleum Operations.

The net proceeds received from third parties and/or Staatsolie in relation to the use of Contractor’s facilities.

Net proceeds arising from the sale of (part of) the participating interest under this Contract.

10.                          Material and Equipment

10.1                        Acquisitions

Materials purchased for the Joint Account shall be charged at net cost paid by the Operator.  The price of Materials purchased shall include, but shall not be limited to export broker’s fees, portion of storage fees directly related to the Joint Operations, all taxes, insurance, transportation charges, loading and unloading fees, import duties, license fees and demurrage (retention charges) associated with the procurement of Materials and applicable taxes, less all discounts taken. Operator shall make its best endeavors to timely dispose of idle and/or surplus Joint Property, Material and Equipment, such disposal being made through sale to a third party or by transfer from Petroleum Operations pursuant to section 10.5 below.

10.2                        Pricing of acquired Material and Equipment

Pricing of acquired Material and Equipment shall be as follows:

(a)                           Material and Equipment which is purchased from a third party shall be charged at the net cost incurred by Contractor. Cost shall include, but shall not be limited to, such items as procurement cost, transportation, duties, license fees and applicable taxes.

(b)                           New, unused, Material and Equipment which is owned by Contractor and transferred to Petroleum Operations under this Contract, shall be classified as Condition “A” and priced at an invoice price determined in accordance with (a) above.

(c)                           Material and Equipment which is owned by Contractor and transferred to Petroleum Operation under this Contract and is in sound and useful condition and suitable for re-use without reconditioning, shall be classified as Condition “B” and priced at a fair market price not exceeding seventy-five percent (75%) of that of new Material and Equipment as specified in (b).

(d)                           Material and Equipment which is owned by Contractor and transferred to Petroleum Operation under this Contract and is not in sound and useful condition but which is suitable for re-use after reconditioning, shall be classified as Condition “C” and priced at a fair market price with a maximum of fifty percent (50%) of new Material and Equipment as specified in (b).

(e)                           The cost of reconditioning shall also be charged to the Petroleum Expenditures Account provided that the Condition C price, plus the cost of reconditioning, does not exceed the Condition B price and provided that Material and Equipment as classified meets the requirements for Condition B Material and Equipment upon being repaired and reconditioned.

(f)                            Material and Equipment which is owned by Contractor and transferred to Petroleum Operation under this Contract and is no longer suitable for its original use, excluding junk, but usable for some other purpose which cannot be classified as Condition “B” or Condition “C” shall be priced at a fair value commensurate with its use.

(g)                           Material and Equipment which is owned by Contractor and transferred to Petroleum Operation under this Contract and is junk shall be priced at prevailing prices.

10.3                        Premium Prices

Whenever Material is not readily obtainable at published or listed prices because of national emergencies, strikes or other unusual causes over which the Contractor and/or Operator has no control, the Contractor may charge the Petroleum Expenditures for the required Material and Equipment at the Contractor’s actual cost incurred in providing such Material and Equipment, in making it suitable for use, and in moving it to the Joint Property; provided notice in writing is furnished to Contractor Parties of the proposed charge prior to billing Contractor Parties for such Material and Equipment. Provided however, that if the premium exceeds 200.000 (two hundred thousand) US$ Dollar or 20 % of the cost under normal circumstances, Operations Committee approval is required for such acquisition.

10.4                        Warranty of Material and Equipment furnished by Operator

The Operator does not give a warranty for the Material and Equipment charged to the Petroleum Expenditures Account beyond the manufacturer’s or supplier’s guarantee, express or implied.  In case such Material and Equipment is defective, a credit shall not pass to the Petroleum Expenditures Account before an adjustment has been received by the Operator from the manufacturer or supplier.

10.5                        Disposal of Material and Equipment

10.5.1                     To the extent permitted under the terms of the Contract, the Operator shall have the right to dispose of surplus Material and Equipment but shall advise and secure prior approval of the Operations Committee of all proposed dispositions and method of disposal of surplus Material and Equipment having an original unit cost to the Petroleum Expenditures Account either individually or in the aggregate of more than two hundred thousand US Dollars (US$200,000) (“Major Surplus Items”).

10.5.2                     Each Party shall have fifteen (15) Days from receipt of the notice to notify, in writing, to the Operator whether it wishes to acquire any of the Major Surplus Items under the terms and conditions proposed. Failure by any Party to respond within the fifteen (15) Day notice period shall be deemed a notification of no interest.

10.5.3                     If more than one Party has indicated its wish to acquire some Major Surplus Item, subject to Sub-Article 27.5, the Operator shall promptly, in respect of each item, notify each such Party in writing of the name of the other Party who wishes to acquire that item. Such Parties shall be allowed fourteen (14) Days from the date of such notification to agree upon a division or allocation of each such item

10.5.4                     If the Parties concerned are unable to agree upon a split or allocation of any Major Surplus Item, the Operator shall request a competitive bid from the Parties concerned in respect of that item and shall accept the highest bid. Where the Operator bids in competition with other Parties it shall arrange the bidding procedure so that it gains no advantage from acting as the Operator.

10.5.5                     If no Party has indicated within said period of fifteen (15) Days its intention to purchase any or all Major Surplus Items, the Operator shall, unless the nature or value of an item makes tendering impracticable or uneconomic, prepare a list of the items for sale and bids shall be requested from the Parties and from third parties. The Operator will ordinarily accept the highest bid but shall reserve the right to accept or refuse any offer. All documentation concerned with such bids and all subsequent sales shall be retained as part of the records available for audit.

10.5.6                     Credits for Material and Equipment sold by Operator shall be made to the Petroleum Expenditures Account in the month in which the sale of Material and Equipment is settled or formalized. Any Material and Equipment sold or disposed of under this Section shall be without guarantees or warranties of any kind or nature. Costs and expenditures incurred by Operator in the disposition of Material and Equipment shall be charged to the Petroleum Expenditures Account.

10.6                        Inventories

The Operator shall maintain detailed records of Controllable Material, subject to the following:

(a)                           Periodic inventories shall be taken by Contractor of all Controllable Material: annually with respect to moveable assets and once every three years for immovable assets Contractor shall give thirty (30) Days written notice of intention to Staatsolie and any other Contractor Party prior to taking such inventories to allow them to be represented.  If any such party does not succeed in being represented shall bind it to accept the inventory taken by Contractor.

(b)                           Reconciliation of inventory with the Petroleum Expenditures Account shall be made by Contractor based on the inventory report as required by the Parties.

(c)                           Adjustments to the Petroleum Expenditures Account resulting from the reconciliation of a physical inventory shall be made within six (6) months following the taking of the inventory. Inventory adjustments shall be made by Operator to the Petroleum Expenditures Account for overages and shortages.

10.7                        Special Inventories

Special inventories may be taken whenever there is any sale, change of interest, or change of Operator in the Joint Property. It shall be the duty of the Party selling to notify all other Parties as quickly as possible after the sale of interest takes place. In such cases, both the seller and the purchaser shall be governed by such inventory. In cases involving a change of Operator, all Parties shall be governed by such inventory.

10.8                        Expense of Conducting Inventories

The expense of conducting special inventories shall be charged to the Parties requesting such inventories, except inventories required due to change of Operator in which cases shall be charged to the Petroleum Expenditures Account.

11.                          Statements to be provided by Operator

11.1                        Monthly Statements

Within fifteen (15) days from the end of the relevant Calendar Month Contractor shall supply Staatsolie with the following informative statements:

(a)                           an expenditure statement in accordance with Sections 2, 8 and 10 of this Annex;

(b)                           a Joint Venture expenditure statement in accordance with Sections 2, 8 and 10 of this Annex;

(c)                           a statement of receipts in accordance with Section 9 and 10 of this Annex;

(d)                           a production statement in accordance with Article 14 ;

(e)                           a statement of Local Content in accordance with Article 31 and 32

11.2                        Quarterly Statements

Within thirty (30) days from the end of the relevant Calendar Quarter, Contractor shall supply Staatsolie with the following settlement statements:

a)                            a cost recovery statement in accordance with Article 13 and 26.

b)                            a production statement in accordance with Article 14 ;

c)                             a statement of receipts in accordance with Article 26.4

d)                            a Profit Oil and control statement

e)                             an inventory statement

f)                             details of all equipment disposed and sold

Consolidated annual summaries of each of these statements shall also be provided to Staatsolie within ninety (90) days after the end of the relevant Calendar Year.

11.3                        Statement of expenditures

The statement of expenditures shall include the following:

(a)                           the expenditure (less credits) accrued during the period in question;

(b)                           the cumulative expenditure (less credits) to date for the relevant budget year;

(c)                           modifications to the budget;

(d)                           the expenditure contemplated for the budget year

(e)                           the latest forecast of cumulative expenditure for year end; and

(f)                            variations between budget (as amended by sub-paragraph (c) hereof, where applicable) and latest forecast and reasonable explanations thereof.

11.4                        Statement of receipts

The statement of receipts shall include the following:

(a)                           The estimated value and volume of Cost Oil lifted by Parties for the period in question.

(b)                           The volume and value of Petroleum produced, used in Petroleum Operations, available for lifting and actually lifted by the Parties, as at the end of the preceding period in question;

11.5                        Production statement

Contractor’s Production Statement shall contain the following information and shall be prepared in accordance with the following principles:

(a)                           The production sharing shall be determined on the basis of all Petroleum produced and saved from the Commercial Field and measured at the Delivery Point or Points during the respective Month in accordance with Article 14 and Annex 4 of the Contract.

(b)                           The volumes of grades of Crude Oil and Natural Gas produced and sold will be determined separately at the Delivery Point.

(c)                           The volumes of Crude Oil shall be corrected for water and sediments, and shall be determined on the basis of standard temperatures and pressures (sixty (60) degrees Fahrenheit and 14.7 p.s.i.a.). The gravity, sulphur content, and other quality indicators of the Crude Oil shall be determined and registered regularly.

(d)                           The volumes of Natural Gas produced and sold shall be determined on the basis of standard temperatures and pressures (sixty (60) degrees Fahrenheit and 14.7 p.s.i.a.).  The energy content, sulphur content and other quality indicators of the Natural Gas shall be determined and registered regularly.

11.6                        Quarterly cost recovery statement

The Cost Recovery report shall consist of:

(a)                           Petroleum Expenditures, based on paid invoices, for the Quarter in question;

(b)                           Recoverable Petroleum Expenditures up to the end of the preceding Calendar Quarter.

(c)                           quantity and value of Crude Oil and/or Natural Gas available for cost recovery during the Calendar Quarter.

(d)                           amount of costs recovered from the Crude Oil and/or Natural Gas available for cost recovery for the Calendar Quarter.

(e)                           amount of recoverable costs carried into succeeding Calendar Quarter, if any; and

(g)                           quantities of Crude Oil allocated to Contractor and Staatsolie, respectively, during the Calendar Quarter as cost recovery Crude Oil and Profit Oil.

These expenditures included in such Cost recovery statement will be cost recoverable after approval by Staatsolie in accordance with Article 26.

11.7.                       Quarterly Profit oil and Control statement

Contractor shall provide each Calendar Quarter a Profit Oil and control statement showing the accumulated accounts of costs and revenues verified by Staatsolie. The statement shall include information in respect of the following:

(a)                           The cumulative amount of recoverable costs and Petroleum Expenditures

(b)                           The cumulative amount of cost recovered and yet to be recovered

(c)                           The cumulative amount Royalties paid

(d)                           The cumulative quantity and value of Crude Oil allocated to the Contractor for cost recovery; and

(e)                           The cumulative quantity and value of Profit Oil and/or Natural Gas allocated to Staatsolie and Contractor, respectively, under this contract.

(f)                                                           The cumulative amount of income tax

(g)                                                          The cumulative gross revenues

11.8                                                                        Quarterly Inventory statement

11.8.1 Inventory Statement

Contractor shall maintain detailed records of property acquired for Petroleum Operations.

On a Quarterly basis, Contractor shall provide Staatsolie with an Inventory Statement containing:

(a)                                                                                 description and codes of all assets and Controllable Materials;

(b)                                                                                 amounts charged to the accounts for each asset;

(c)                                                                                  date on which each asset was charged to the account; and

(d)                                                                                 whether the costs of such asset has been recovered pursuant to Article 13 of the Contract.

(d)                                                                                 The book value of all assets, in accordance with Sub-Article 26.2

11.8.2 Identification

To the extent practicable, all assets shall be identified for easy inspection with the respective codes specified in manuals.

ANNEX 4     CRUDE OIL AND NATURAL GAS MEASUREMENT PROCEDURE

1                                                                                         Crude Oil Measurement

(a)                                                                                 Calibrated Title Transfer Meters.

Operator shall have (a) calibrated title transfer meter(s) permanently installed at the Delivery Point(s). The custody transfer meter(s) shall be capable of accurately measuring the quantity of Crude Oil at the Delivery Point(s). The title transfer meter(s) shall be comprised of all necessary meters, meter testing devices, instruments and other associated equipment necessary to measure, evaluate and record the quantity of the Crude Oil at the Delivery Point(s).

(b)                                                                                 Crude Oil Quality Measurement.

Operator shall also provide the necessary equipment, tools and instruments to measure base sediment and water (“BS&W”), American Petroleum Institute (“API”) gravity and any other characteristics the Parties mutually deem appropriate in accordance with industry practices for crude oils similar to the Crude Oil and shall store such tools and instruments in an appropriate laboratory.  Equipment provided by Operator shall include, but not be limited to, an automatic sampler to collect representative samples of each cargo loaded at the Delivery Point(s).  Operator shall test and calibrate (for accuracy) the equipment being used in accordance with generally accepted international petroleum industry practice whenever necessary and in any event at least once per month. Both Staatsolie and each Contractor Party shall have the right to witness all testing and calibration of the meters and shall receive detailed reports thereof.

2                                                                                         Frequency of Crude Oil Measurement

For accounting purposes, official meter readings shall be read by Operator not less than weekly for purposes of providing production and shipment data of Crude Oil.  Information obtained from these readings shall be reported, promptly, to Staatsolie and each Contractor Party.  The actual times of such meter readings shall be determined by Operator with timely notification to Staatsolie and if, applicable, any other Contractor Party.  Staatsolie and each Contractor Party shall have the right, but not the obligation, to have two representatives present to witness meter readings and sign meter results.

3                                                                                         Natural Gas Measurement

In the event of the Development of Natural Gas reserves in the Contract Area, the quantity and quality of Natural Gas delivered under the Contract shall determined from data obtained from orifice or ultrasonic meter runs using API standards and procedures.  The type of Natural Gas metering equipment to be installed shall be determined by Operator.  The Natural Gas measurement and evaluation system shall be consistent with international petroleum industry practice. The Natural Gas meter shall be calibrated at least once every Calendar Year, witnessed by representatives of both Staatsolie and Operator, with the calibration records signed by such representatives.

4                                                                                         Petroleum Measurement Procedures

Unless Operator and Staatsolie agree otherwise, API standards and procedures shall be used to measure and evaluate Petroleum flowing through the equipment. The API standards and procedures shall be taken from or provided by the API’s standard Method of Sampling and Manual of Petroleum Measurement Standards.  A copy of these standards and procedures (and updates and reviews thereof) shall be provided by Operator and shall be available both to Staatsolie and to Operator at all times.

ANNEX 5      ENVIRONMENTAL STANDARDS AND PRACTICES

Conduct of Petroleum Operations

Contractor shall conduct the Petroleum Operations in a careful, expedient, safe and efficient manner in accordance with Sub-Article 24.1 of the Contract.

Environmental Baseline Study

1.                                                                                      General. Contractor shall, in order to determine the state of the environment in the Contract Area at the Effective Date, cause an environmental baseline study to be carried out by an internationally recognized environmental consulting firm selected by Contractor and acceptable to Staatsolie (the “Environmental Baseline Study”).

2.                                                                                      Start of Environmental Baseline Study. Contractor shall begin preparation of an Environmental Baseline Study for the Contract Area as soon as practicable after the Effective Date of the Contract. The Operations Committee, taking into consideration the Development Plan, shall agree on the final submission date of the Environmental Baseline Study, which date shall be no later than two (2) Calendar Years after the Date of Establishment of a Commercial Field.

3.                                                                                      Outline of Environmental Baseline Study. Contractor shall carry out the Environmental Baseline Study in accordance with the form of outline attached in Annex 5A of the Contract.

4.                                                                                      Submission. The Environmental Baseline Study shall be submitted to the relevant Government Authorities, with a copy to Staatsolie.

Environmental and Social Impact Assessments

1.                                                                                      General. Contractor shall prepare an Environmental and Social Impact Assessment for any Environmental Impact Activity that is reasonably anticipated to occur in the Contract Area during the Petroleum Operations.

2.                                                                                      Environmental Impact Activity. An “Environmental Impact Activity” means an activity undertaken by Contractor in connection with Petroleum Operations in the Contract Area which will, or is reasonably foreseeable to, have a significant negative effect on the environment.

3.                                                                                      Timing. Contractor shall prepare and submit an Environmental and Social Impact Assessment to the relevant Government Authorities, with a copy to Staatsolie, for any phase of a Work Program before undertaking, directly or indirectly - through a Sub-Contractor, any phase of a Work Program that will include an Environmental Impact

Activity. An Environmental and Social Impact Assessment may be written in such manner to incorporate multiple Environmental Impact Activities that result from that phase of a Work Program.

4.                                                                                      Classification of Environmental and Social Impact Assessment. Contractor shall make each Environmental and Social Impact Assessment in accordance with the form of outline attached hereto as Annex 5B.  Each Environmental and Social Impact Assessment shall include an Environmental Impact Assessment. An “Environmental Impact Assessment” means the assessment of the effects of the relevant Environmental Impact Activity on the environment.

5.                                                                                      Environmental Management Plan. Contractor shall, as part of an Environmental and Social Impact Assessment, prepare an environmental management plan based on the results of the Environmental Impact Assessment (“Environmental Management Plan”). The Environmental Management Plan shall provide detailed information about Petroleum Operations that will be utilized to minimize environmental impacts.  An Environmental Management Plan shall include, but not be limited to, a detailed description of atmospheric emission, waste management systems, and oil spill and fire prevention and response.

Contingency Plans

1.                                                                                      Objective. The objective of the Contingency Plan is:

(i)                                                                                     to ensure the safety of personnel and the public; and

(ii)                                                                                  to protect both the environment and Contractor’s investment.

2.                                                                                      Development of Contingency Plan.  The Contingency Plan will be developed as a logical extension of any relevant present plans used by Contractor in other offshore projects.  The process for developing the Contingency Plan will include:

(a)                                                                                 risk analysis;

(b)                                                                                 hazard identification and assessment;

(c)                                                                                  environmental sensitivities;

(d)                                                                                 consultation with Government Authorities;

(e)                                                                                  incorporation of petroleum industry codes of practice;

(f)                                                                                   consultation with local and other emergency resources; and

(g)                                                                                  emergency response plans.

3.                                                                                      Coordination. Contractor’s Contingency Plan will incorporate the appropriate government agencies and other organizations in planning and coordinating exercises and drills (exercises).

4.                                                                                      Types of Emergency Response Plans.  Contractor shall develop emergency response plans (“ERPs”) for:

(i)                                                                                     oil spill;

(ii)                                                                                  incidents such as fire, well management, natural disasters; and

(iii)                                                                               medical emergency.

Existing ERPs will be reviewed and updated on an “as needed” basis.

5.                                                                                      Structure of ERP.  Each ERP will provide information on:

(a)                                                                                 levels of alert;

(b)                                                                                 notification structure;

(c)                                                                                  key duties of the response team;

(d)                                                                                 emergency support teams;

(e)                                                                                  emergency telephone lists;

(f)                                                                                   various forms and checklists; and

(g)                                                                                  procedures and accountabilities to update these lists.

ANNEX 5A                               OUTLINE OF ENVIRONMENTAL BASELINE STUDY

Reference Data

1.                                                                                      Description of the Study Area

2.                                                                                      Objectives of the Study

3.                                                                                      Literature review

4.                                                                                      Identification of relevant regulatory approvals and permits

5.                                                                                      International standards overview

6.                                                                                      Audit of existing operations and practices

7.                                                                                      Environmental data collection

•  Atmospheric

•  Water Quality

•  Flora and Fauna

•  Benthic

•  Meteorological and Oceanographic

•  Sediment

•  Background Radiation

Contents of Environmental Baseline Study

1.                                                                                      Methodology

2.                                                                                      Sampling and Analysis Frequency Discussion, provided that it is deemed necessary to conduct environmental monitoring

3.                                                                                      Finding

4.                                                                                      Program Modifications, provided that it is deemed necessary to conduct environmental monitoring

5.                                                                                      Identification of Environmental Impact Activities

ANNEX 5B    FORM OF ENVIRONMENTAL AND SOCIAL IMPACT ASSESSMENT

1.                                                                                      The Project

1.1                                                                               Project overview

1.2                                                                               Project activities

1.3                                                                               Emissions of facilities and waste removal

1.4                                                                               Accidental spills

1.5                                                                               Accidental loss experiences

2.                                                                                      Approach and Methodology

2.1                                                                               Approach

2.2                                                                               Methodologies

2.3                                                                               Identification of relevant regulatory approvals and permits

3.                                                                                      Environmental Setting and Data Collection

3.1                                                                               Marine physical environment

3.2                                                                               Marine biological environment

3.3                                                                               Protected areas and special places

3.4                                                                               Fisheries and aquaculture

3.5                                                                               Atmospheric Environment

4.                                                                                      Environmental and Social Impact Assessment

4.1                                                                               Introduction

4.2                                                                               Approach

4.3                                                                               Offshore facilities

4.4                                                                               Underwater pipeline

4.5                                                                               Cumulative effects

4.6                                                                               Environmental evaluation and monitoring plan

5.                                                                                      Mitigation Measures and Residual Impacts

5.1                                                                               Introduction

5.2                                                                               Offshore facilities

5.3                                                                               Underwater pipelines

5.4                                                                               Cumulative effects

5.5                                                                               Environmental Management Plan

ANNEX 5C. OUTLINE OF HEALTH AND SAFETY PLAN

At least but not limited to

1.                                                                                      Hazard register

2.                                                                                      Evaluation and risk assessment of activities

3.                                                                                      Hazard management including a description of the means of control of identified hazards

4.                                                                                      Emergency response plan, including medical evacuation arrangements

ANNEX 5D. OUTLINE OF CONTRACTOR HSE MANUAL

At least but not limited to

a. HSE Policy

b. HSE System and organization

c. Applicable standards and procedures

d. Employee HSE training

e. HSE communication

f. HSE inspection

g. HSE auditing

h. Reporting of incidents and investigation

i. Waste management

j. Personal hygiene and sanitation

ANNEX 6. DUTIABLE ITEMS

The following items shall not be subject to the exemption described in Article 17 of the Contract:

(a)                                                                                 Foodstuffs and alcoholic and non-alcoholic beverages intended for human consumption.

(b)                                                                                 Fuels and lubricants.

(c)                                                                                  Timber and wood products.

(d)                                                                                 Textiles, textile goods, clothing, shoes, with the exception of those which are used /commonly used during the Petroleum Operations.

(e)                                                                                  Firearms and ammunition therefore.

(f)                                                                                   Office furniture.

(g)                                                                                  Unused air conditioners, other than for use in Contractor’s offices.

(h)                                                                                 Gunpowder and explosives, with the exception of those which are used to be/commonly used during Petroleum Operations.

(i)                                                                                     Sports and pleasure boats and engines for these.

(j)                                                                                    Unused furniture and other mechanical or non-mechanical appliances and equipment.

ANNEX 7. FORM OF CONTRACTOR PARENT COMPANY PERFORMANCE GUARANTEE

To:      Staatsolie Maatschappij Suriname N.V.

P.O. Box 4069

Half Flora

Paramaribo, Suriname

PERFORMANCE GUARANTEE

We the undersigned company,                                 (the “Parent”), a legal entity organised and existing under the laws of                                          , being the direct or indirect owner of  (the “Subsidiary”) which on                              has entered into a Production Sharing Contract for the Petroleum Exploration, Development and Production of Offshore Suriname, Block           (the “Contract”), with Staatsolie Maatschappij Suriname N.V. (“Staatsolie”) hereby, as primary obligor, unconditionally and irrevocably guarantees to Staatsolie the due and timely performance by the Subsidiary of its obligations under the Contract.

The Parent further guarantees that the Parent will provide the Subsidiary with all technical support and specialist personnel necessary for the Subsidiary to fulfill its Obligations under the Contract.

This Guarantee is a continuing Guarantee for the applicable phase of the Exploration Period and shall enter into force on the Effective Date of the Contract and shall remain in force until the Minimum Work Obligation of the Subsidiary under the Contract have been discharged in full or the obligations of the Subsidiary have been terminated.

This Guarantee shall be governed by the same law as provided under the Applicable Law provision in Article 40 of the Contract. Any dispute under this Guarantee shall be resolved by dispute resolution Article 41 of the Contract.

Dated the            day of                           , 2011, at                                                   .

By:

ANNEX 8 EXAMPLE OF R-FACTOR CALCULATION

Annex 8, Example of the Calculation of the R-factor ( block 42)

			TOTAL	2021	2022	2023	2024	2025	2026	2027	2028	2029	2030	2031	2032	2033	2034	2035
Realized Price				95	95	95	95	95	95	95	95	95	95	95	95	95	95	95.00
Production	MMBBL			10	29	58	96	135	173	207	233	253	268	279	288	295	300	300.0
Revenue Stream
Gross Revenue	$MM		28,498	912	1,829	2,743	3,658	3,658	3,658	3,208	2,453	1,876	1,435	1,097	839	642	491	0.0
- Royalty	$MM	6.25%	1,781	57	114	171	229	229	229	201	153	117	90	69	52	40	31	0.0
- Cost Oil	$MM		7,699	684	1,372	2,057	951	529	256	257	217	430	170	156	159	328	132	0.0
Profit Oil	$MM		19,018	171	343	514	2,478	2,900	3,173	2,750	2,083	1,329	1,175	873	628	274	328	0.0
Profit Oil Income Tax	$MM	36.0%	6,846	62	123	185	892	1,044	1,142	990	750	478	423	314	226	98	118	0.0
Cumulative Gross Revenue	$MM			912	2,741	5,484	9,141	12,799	16,456	19,664	22,118	23,994	25,429	26,526	27,365	28,007	28,498	28,498
Cumulative Royalty	$MM			57	171	343	571	800	1,029	1,229	1,382	1,500	1,589	1,658	1,710	1,750	1,781	1,781
Cumulative Tax	$MM			57	171	343	571	800	1,029	1,229	1,382	1,500	1,589	1,658	1,710	1,750	1,781	1,781
R-Factor Numerator	$MM			793	2,384	4,771	7,308	9,693	11,980	13,997	15,547	16,828	17,750	18,464	19,025	19,528	19,870	19,870
Cumulative CapEx + OpEx	$MM			2,790	3,514	4,278	5,064	5,594	5,849	6,106	6,323	6,754	6,924	7,080	7,239	7,567	7,699	7,817
Cumulative Tax	$MM			62	185	370	1,262	2,306	3,448	4,438	5,188	5,667	6,090	6,404	6,630	6,728	6,846	6,846
R-Factor Denominator	$MM			2,790	3,514	4,278	5,064	5,594	5,849	6,106	6,323	6,754	6,924	7,080	7,239	7,567	7,699	7,817
R-Factor				0	0.68	1.12	1.44	1.73	2.05	2.29	2.46	2.49	2.56	2.61	2.63	2.58	2.58	2.54
Contractor POS*	%			85%	85%	80%	75%	70%	40%	40%	40%	40%	40%	40%	40%	40%	40%	40%
Contractor POS*	$MM	51%	9,781	145	291	411	1,858	2,030	1,269	1,100	833	531	470	349	251	109	131	0.0
Government POS*	$MM	49%	9,237	26	51	103	619	870	1,904	1,650	1,250	797	705	524	377	164	197	0.0
IOC part of Contractor POS*	$MM	90%	8,803	131	262	370	1,672	1,827	1,142	990	750	478	423	314	226	98	118	0.0
NOC part of Contractor POS*	$MM	10%	978	15	29	41	186	203	127	110	83	53	47	35	25	11	13	0.0

  *POS = Profit Oil Share

ANNEX 9 TAX RULINGS

Form of Ruling 1

To:.

Paramaribo,

Re: Ruling on Turnover Tax

Dear         ,

On                                                    ., a corporation organized and acting under the laws of the Netherlands (hereinafter: “the contractor”), entered into a “Production Sharing Contract” (hereinafter: “the contract”) with Staatsolie Maatschappij Suriname N.V. for the exploration and exploitation of petroleum reserves in Block 42, as described in Annex 1 and Annex 2 of the contract.

For the implementation of the contract it is important, in advance, to be certain with regard to the interpretation of a number of provisions of the Turnover Tax Act 1997, as lastly amended in Official Gazette 2002 no 86.  In this regard, we communicate to you the following.

Pursuant to Article 18 of the Turnover Tax Act 1997 the Turnover Tax is zero percent (0%) in case of export of Crude Oil;

Article 12 of the Turnover Tax Act 1997 is applicable, if the contractor, with regard to its Petroleum activities in Suriname, produces taxable goods according to this act;

Article 16 of the Turnover Tax Act 1997 is also applicable to the contractor, if it meets the conditions as set forth therein.

I trust to have provided you with sufficient information.

Sincerely,

The Inspector of Turnover Tax,

Form of Ruling 2

To:.

Paramaribo,

Re: Ruling on Income Tax

On                           a corporation organized and acting under the laws of the                      (hereinafter: “the contractor”), entered into a “Production Sharing Contract” (hereinafter: “the contract”) with Staatsolie Maatschappij Suriname N.V. for the exploration and exploitation of petroleum reserves in Block 42, as described in Annex 1 and Annex 2 of the contract.  For the implementation of the contract it is important to establish certain matters as regards the interpretation and application of some provisions of the 1922 Income Tax Act, as lastly amended by Bulletin of Acts and Decrees 2003, no. 3 and in conjunction with the 1990 Petroleum Law, as amended by Bulletin of Acts and Decrees 2001, no. 58.  Within this framework I herewith inform you as follows:

The annual assessable profit of the contractor is computed in pursuance of the attached model;

By virtue of article 29 of the contract, in pursuance of the attached model, allocation to the Abandonment Fund is deductible upon computing the assessable profit;

Conformable to the distribution of the attached model, contractor’s share of surplus in the Abandonment Fund is designated as profit in the year in which the fund is terminated;

The other revenues of the contractor connected with the contractor’s business operations in Suriname are determined pursuant to the provisions laid down in the 1922 Income Tax Act;

Other revenues are meant to refer to the revenues of the contractor connected with the contractor’s business operations in Suriname that are taxable in Suriname in pursuance of the 1922 Income Tax Act and do not occur upon implementing the contract;

All other costs that are considered non-offsettable, including but not limited to the costs as indicated in paragraph  8 of the Accounting Procedure of the contract, shall be deductible in pursuance of the 1922 Income Tax Act;

Contractor is allowed to do its accounting in American currency, more in particular US Dollars;

Contractor is obligated to draw up its annual income tax return in US Dollars and to pay the tax due in US Dollars;

Contractor is obligated with the income tax returns to add a detailed statement to show how its assessable profit has been composed and this in such manner that it is sufficiently clear which revenues ensue from the implementation of the contract and other revenues;

By virtue of Article 9, subsection 8 of the 1990 Petroleum Law, the income tax rate for the revenues obtained from the contract amounts to 36%. In the event the tax rate is amended, such amendment shall not apply to the contractor and it shall not  affect its tax liability in pursuance of the 1922 Income Tax Act;

No withholding tax shall be levied on profit distributions by the permanent establishment in Suriname of contractor to a parent company or main office domiciled abroad;

The rights of contractor under the contract belong to the company capital of the company actually domiciled in Suriname or to the assets of the permanent establishment in Suriname. Upon selling the rights under the contract, the gains shall be taxed as capital gain in connection with the sale of such asset by virtue of the 1922 Income Tax Act;

Chapter XIV A, inspection of books and records, of the 1922 Income Tax Act, shall apply unimpaired to contractor;

Article 18 of the contract shall constitute part of this ruling.

I trust to have provided you with sufficient information.

Sincerely,

The Inspector of Direct Taxes

Note R = Row number as indicated in the first column

R	Description	2017	2018	2019	2020	2021
	GROSS INCOME
1	Contractor profit oil (100% working interest example)	$126,991	$105,499	$89,031	$75,196	$62,971
2	Contractor cost recoverable expenses received (100% working interest example)	$37,324	$33,323	$29,909	$27,041	$24,507
3	Contractor share of surplus in Abandonment Fund (at end of Contract)	0	0	0	0	0
4	All other income of Contractor properly included in gross income under Suriname law (if any, different from R1, R2 or R3)	0	0	0	0	0
5	Contractor gross income (R1+R2+R3+R4)	$164,315	$138,822	$118,940	$102,237	$87,478
	DEDUCTIONS
6	Contractor cost recoverable expenses received (100% working interest example)	$37,324	$33,323	$29,909	$27,041	$24,507
7	Available for deduction of non cost recoverable expenses (R5-R6)	$126,991	$105,499	$89,031	$75,196	$62,971
	NON COST RECOVERABLE EXPENSES
8	Contractor non-cost recoverable exploration opex/capex (OCX)	0	0	0	0	0
9	All other Contractor non-cost recoverable expenses (e.g., finance charges not included in cost oil) (OCR)	$100	$100	$100	$100	$100
10	Carry forward for OCX and OCR (previous year R13)	0	0	0	0	0
11	Total (R8 + R9 + R10)	$100	$100	$100	$100	$100
12	Deduction in this year for OCX and OCR (if R7=0, then 0; if R11>R7, then R7; otherwise R11)	$100	$100	$100	$100	$100
13	Carry forward for OCX and OCR (R11 – R12)	0	0	0	0	0
	TAXABLE INCOME & TAX
14	Contractor taxable income (R7-R12)	$126,891	$105,399	$88,931	$75,096	$62,871
15	Income tax rate 36%	36%	36%	36%	36%	36%
16	Income tax @ 36%	$45,681	$37,944	$32,015	$27,035	$22,634
17	Contractor net income after tax (R14-R16-R13)	$81,210	$67,455	$56,916	$48,061	$40,237

Form of Ruling 3

To:

Paramaribo,

Re:                                                                             Ruling on the implementation of the

                                                                                                provisions of the Petroleum Act 1990

On                       ,                  ., a corporation organized and acting under the laws of the Netherlands (hereinafter “the contractor”), entered into a “Production Sharing Contract” (hereinafter: “the contract”) with Staatsolie Maatschappij Suriname N.V. (“Staatsolie”) for the exploration and exploitation of petroleum reserves in the Block 42, as described in Annex 1 and Annex 2 of the contract. For the implementation of the contract it is important, in advance, to be certain with regard to the interpretation of a number of provisions of the Petroleum Act 1990, as lastly amended by Official Gazette 2001 no 58. In this regard, we communicate to you the following.

The contractor will be exempt from import and export duties on imported and exported industrial means, materials, goods or equipment of whatever nature, which are used for petroleum activities. If these goods are imported by contractor, the exemption shall only be applicable if goods that are not the property of Staatsolie, either become the property of Staatsolie or are exported from Suriname, after termination of the petroleum activities.

The household goods belonging to the personnel of a contractor shall be exempt from import duties on their import into Suriname, provided that these articles have been used previously to their import and have been imported within six months after arrival of the person concerned.  Items imported under this paragraph 2 and exempt from import duties may be exported without the payment of export duties.

Without prejudice to paragraphs 1 and 2 of this ruling, the contractor shall be bound by the provisions of the Appendix to the State Resolution of 4 August 1993.

The contractor shall be subject to the legal regulations concerning the statistics and consent duties for the import and export of goods on the proviso that the statistics and consent duties due in any calendar year shall not exceed an amount referenced in Article 4 of the State Resolution of 4 May 2005 (SB 2005, No. 52).

With the exception of statistics and consent duties, no further export duties, stamp duty or other provision, fee or tax will be levied or due in relation to the export of petroleum.

Sincerely,

The Director of Taxes,